UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Syniverse Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(a)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share

(b)	Aggregate number of securities to which transaction applies:

70,289,393 shares of the Registrant’s common stock, 2,928,681 options to acquire common stock with an exercise price below $31.00, and 10,000 cash settled stock units

(c)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the sum of (A) 70,289,393 shares of common stock (includes 76,079 shares of common stock to be issued pursuant to the Company’s 2006 Employee Stock Purchase Plan), multiplied by the merger consideration of $31.00 per share, (B) $42,960,213, the amount expected to be paid to holders of outstanding options to purchase shares of common stock with an exercise price of less than $31.00 per share and (C) 10,000 cash settled stock units multiplied by $31.00 per stock unit

(d)	Proposed maximum aggregate value of transaction:

$2,222,241,396

(e)	Total fee paid:

$158,445.81, determined based upon multiplying 0.00007130 by the proposed maximum aggregate value of transaction of $2,222,241,396

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED NOVEMBER 18, 2010

SUBJECT TO COMPLETION

[—], 2010

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Syniverse Holdings, Inc., a Delaware corporation, which we refer to as the Company, to be held on [—], 2011 at [—] a.m., local time, at [—].

On October 28, 2010, the Company entered into a merger agreement providing for the acquisition of the Company by Buccaneer Holdings, Inc., an entity formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $31.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 34.3% to the average closing price of our common stock during the 30-day trading period ended on October 27, 2010 (the last trading day prior to the public announcement of the execution of the merger agreement) and a premium of approximately 30.3% to the closing price of our common stock on October 27, 2010.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please call [—], the Company’s proxy solicitor, toll-free at [—].

Thank you in advance for your cooperation and continued support.

Sincerely,

Robert J. Marino	Tony G. Holcombe
Chairman of the Board	President and Chief Executive Officer

The proxy statement is dated [—], 2010, and is first being mailed to our stockholders on or about [—], 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[—], 2010

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Syniverse Holdings, Inc. will be held at [—], on [—], 2011, commencing at [—] a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 28, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Buccaneer Holdings, Inc., a Delaware corporation, which we refer to as Parent, and Buccaneer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

In accordance with our bylaws, the close of business on [—], 2010 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you plan to attend the special meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the special meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the special meeting. If you are planning to attend the special meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the special meeting so that we can verify your ownership of Syniverse stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the special meeting, but you will not be able to vote at the special meeting.

Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized and reproduced in their entirety in Annex C to the accompanying proxy statement.

By Order of the Board of Directors,

Laura E. Binion
Corporate Secretary

Tampa, Florida

[—], 2010

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES BY TELEPHONE OR ON THE INTERNET. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 86.

Parties to the Merger (Page 18)

Syniverse Holdings, Inc., or the Company, we or us, is a Delaware corporation headquartered in Tampa, Florida, and is a leading enabler of wireless voice and data services for telecommunications companies worldwide. Our principal executive offices are located at 8125 Highwoods Palm Way, Tampa, Florida 33647, and our telephone number is (813) 637-5000.

Buccaneer Holdings, Inc., or Parent, is a Delaware corporation that was formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group), which we sometimes refer to as Carlyle or The Carlyle Group, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Carlyle is a global alternative asset manager with over $90 billion of assets under management committed to 66 funds as of June 30, 2010, and Carlyle portfolio companies have more than $84 billion in revenue. Upon completion of the merger, the Company will be a direct, wholly owned subsidiary of Parent.

Buccaneer Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will merge with and into the Company and cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated October 28, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

The Special Meeting (Page 19)

Time, Place and Purpose of the Special Meeting (Page 19)

The special meeting will be held on [—], 2011 at [—] a.m., local time, at [—].

At the special meeting, holders of common stock of the Company, par value $0.001 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 19)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. The holders of a majority of the voting power of the issued and outstanding shares of the Company entitled to vote thereat, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 19)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting.

As of [—], 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page 21)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 24)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

In the merger, each outstanding share of Company common stock (except for certain shares owned by Parent, Merger Sub, the Company or any of their respective subsidiaries and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $31.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 35)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 50.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

Opinion of Deutsche Bank Securities Inc. (Page 38)

On October 28, 2010, Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, financial advisor to the Company, delivered to the board of directors of the Company an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the per share merger consideration to be received by holders of Company common stock (other than Parent and its affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated October 28, 2010, which sets forth, among other things, the assumptions made, matters considered, and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was provided to the board of directors of the Company in connection with its evaluation of the per share merger consideration from a financial point of view, and Deutsche Bank’s opinion does not address any other aspect of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by the Company to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion as to how any holder of the Company common stock should vote with respect to the merger.

Financing of the Merger (Page 47)

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the number of shares (and our other equity-based interests) outstanding as of November 1, 2010, would be approximately $2.2 billion;

•	refinance outstanding indebtedness that will come due as a result of the merger, which, as of November 12, 2010, was approximately $507.9 million;

•	cover the initial issuance discount, if any, for the debt that will finance the merger; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing of up to $1.245 billion to be provided or secured by an investment fund affiliated with Carlyle, or other parties to whom it assigns a portion of its commitment;

•

a $1.175 billion senior secured credit facility (which includes a $150 million senior secured revolving credit facility (provided that only a specified amount to be agreed between the parties to the debt commitment letter may be drawn at the closing of the merger) and a $1.025 billion senior secured term loan facility);

•

the issuance of $475.0 million in principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, by a $475.0 million senior unsecured bridge loan facility); and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letter described below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $120.0 million as described under “The Merger Agreement—Termination Fees” beginning on page 74. The obligation of Parent to pay the reverse termination fee is guaranteed by the guarantor referred to below.

Equity Financing (Page 47)

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Carlyle Partners V, L.P., which we refer to as the guarantor, dated October 28, 2010, pursuant to which the guarantor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger in an aggregate amount up to $1.245 billion. The guarantor may assign a portion of the equity commitment to other investors. However, the assignment of any portion of the equity commitment to other investors will not affect the guarantor’s commitment to make or secure capital contributions pursuant to the equity commitment letter.

The guarantor’s obligation to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially contemporaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement.

Debt Financing (Page 48)

In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated October 28, 2010, which we refer to as the debt commitment letter, from Barclays Bank PLC, Credit Suisse AG and Credit Suisse Securities (USA) LLC, together with Goldman Sachs Bank USA, which joined such commitment letter on November 9, 2010 by way of a joinder agreement, which we refer to collectively as the commitment parties. Pursuant to the debt commitment letter, Barclays Bank PLC, Credit Suisse AG and

Goldman Sachs Bank USA, which we refer to collectively as the lenders, have committed to provide, severally but not jointly, an aggregate of $1.650 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1.025 billion, (ii) a senior secured revolving credit facility with a maximum availability of $150 million (provided that only a specified amount to be agreed between the parties to the debt commitment letter may be drawn at the closing of the merger) and (iii) $475 million of senior unsecured bridge loans to the extent that some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at or prior to the closing of the merger. It is expected that at the closing of the merger, $475 million principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act of 1933, as amended, or the Securities Act, or another private placement exemption, in lieu of the senior unsecured bridge loans.

The availability of the facilities contemplated by the debt commitment letter is subject to customary conditions but is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the financial markets are materially adversely affected. There is a risk that one or more of the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee (Page 49)

Pursuant to a limited guarantee, which we refer to as the limited guarantee, delivered by the guarantor in favor of the Company, dated October 28, 2010, the guarantor has agreed to guarantee (i) the obligation of Parent under the merger agreement to pay any reverse termination fee payable by Parent to the Company, (ii) the costs and expenses incurred in connection with any suit to enforce payment thereof and (iii) the performance and discharge of certain expense reimbursement and indemnification obligations of Parent, in each case, if, as and when due. See “The Merger Agreement—Termination Fees” beginning on page 74.

The guarantor’s obligations under the limited guarantee are subject to a cap equal to (i) the amount of the reverse termination fee, (ii) plus the costs and expenses incurred in connection with any suit to enforce the payment of the reverse termination fee, and (iii) plus or minus the certain expense reimbursement and indemnification obligations of Parent, depending on the circumstances in which the reverse termination fee is payable.

Subject to certain exceptions, the limited guarantee will terminate upon the earliest of (i) the effective time of the merger, (ii) the three-month anniversary after the date the merger agreement is terminated in accordance with its terms, and (iii) the second anniversary of the date of the limited guarantee, except, in the case of the foregoing clauses (ii) and (iii), if we have made a claim under the limited guarantee prior to such date, the relevant date will be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties to the limited guarantee or a final, non-appealable judgment of a governmental entity of competent jurisdiction.

Interests of Certain Persons in the Merger (Page 50)

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting of all unvested stock options and restricted stock held by our executive officers and directors, and the cashing out of such awards; and

•	pursuant to employment agreements with certain of our executive officers, the payment of severance payments in connection with a termination of employment that may occur following the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 55)

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger (and a non-U.S. holder that is subject to U.S. income tax on its gain from the merger) will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55 for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals and Notices (Page 57)

Under the terms of the merger agreement, the merger cannot be completed until any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, the antitrust laws of Austria, and any other jurisdiction as Parent shall reasonably determine after consultation with us has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on November 5, 2010 and requested early termination of the waiting period.

Additionally, under the merger agreement, the merger cannot be completed until the Federal Communications Commission, or the FCC, consents to the transfer of control of the Company (including any of its subsidiaries that holds a permit issued by the FCC). On November 12, 2010, we filed an application for FCC consent to the transfer of control of permits and licenses held directly by us and indirectly through our subsidiaries.

The Merger Agreement (Page 58)

Treatment of Common Stock, Options, Restricted Stock and Stock Units (Pages 60)

•

Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $31.00 in cash, without interest, less any applicable withholding taxes.

•

Options. At the effective time of the merger, each outstanding option or similar right to purchase shares of Company common stock granted under the Company’s equity plans or otherwise, whether vested or unvested, will be cancelled and will entitle the holder to receive, not later than three business days after the effective time of the merger, an amount in cash, without interest, equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $31.00 exceeds the exercise price per share of such option, less any applicable withholding taxes.

•

2006 Employee Stock Purchase Plan. Prior to the effective time of the merger, the Company will take all necessary or appropriate action with respect to the employee stock purchase plan to provide that all options granted under the employee stock purchase plan issued and outstanding on the last business day of the current plan period (i.e., November 30, 2010) will be automatically exercised on such date and the shares of Company common stock issued pursuant to the exercise of such options will entitle the holder at the effective time of the merger to receive the per share merger consideration, without interest, less any applicable withholding taxes. The employee stock purchase plan will be terminated on the exercise date for the current plan period and no participant in the employee stock purchase plan shall have any rights thereafter to acquire, or other rights in respect of, the capital stock of the Company, the surviving corporation or any of their subsidiaries pursuant to the employee stock purchase plan.

•

Restricted Stock. At the effective time of the merger, each outstanding share of restricted stock granted under the Company’s equity plans or otherwise will become fully vested and will convert into the right to receive the per share merger consideration of $31.00 in cash, without interest, less any applicable withholding taxes.

•

Stock Units. At the effective time of the merger, each outstanding stock unit granted under the Company’s equity plans or otherwise, whether vested or unvested, will be cancelled and will entitle the holder to receive, not later than three business days after the effective time of the merger, an amount in cash, without interest, equal to the product of the total number of shares of Company common stock subject to such stock unit multiplied by $31.00, less any applicable withholding taxes.

Solicitation of Acquisition Proposals (Page 68)

We have agreed that we will not, will cause our subsidiaries not to, and will use our reasonable best efforts to cause our representatives and those of our subsidiaries not to:

•

Solicit, initiate, endorse, or cooperate with any inquiry, proposal or offer with respect to or the making or completion of any acquisition proposal or any inquiry, proposal or offer, that could reasonably be expected to lead to any acquisition proposal;

•	Enter into, continue or otherwise participate in discussions or negotiations with any person regarding or for the purpose of facilitating any acquisition proposal;

•	Provide any non-public information or data concerning the Company and its subsidiaries to any person with respect to or for the purpose of facilitating an acquisition proposal;

•	Enter into any letter of intent or agreement requiring the Company to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the merger; or

•	Terminate, waive, amend, release or fail to enforce any standstill agreement.

We have also agreed to immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any person other than Parent and Merger Sub or any representatives of such persons conducted previously with respect to any acquisition proposal and to request the prompt return or destruction of all confidential information previously furnished to other parties.

Notwithstanding the foregoing, if (i) we receive a bona fide written acquisition proposal from any person that did not result from a breach of our obligations under the preceding paragraphs and (ii) our board of directors (A) determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (B) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal, we may take certain actions prohibited by the preceding paragraphs, so long as we comply with certain terms of the merger agreement. Furthermore, at any time before the merger agreement is adopted by our stockholders, if our board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees” beginning on page 74.

Conditions to the Merger (Page 72)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, the expiration or termination of the waiting period under the HSR Act and certain foreign antitrust laws and any necessary consent of the FCC, the absence of any restraining orders, injunctions or other legal restraints prohibiting the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of any event, change or occurrence that has had, individually or in the aggregate, a material adverse effect on us, as described under “The Merger Agreement—Representations and Warranties” beginning on page 63.

Termination (Page 73)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger by either Parent or the Company, if:

•

the merger has not been consummated by March 31, 2011, which we refer to as the outside date, provided that if the marketing period has commenced but not been completed by that date, then the outside date will be extended to two business days after the final day of the marketing period (as described under “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page 59), (provided that the termination right described in this bullet will not be available to a party if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement shall have been the cause of, or that resulted in, the failure of the merger to have been consummated by the outside date);

•

our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting (provided that the termination right described in this bullet will not be available to a party if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement shall have been the cause of, or that resulted in, the failure of the stockholder approval having been obtained); or

•

if any court has issued a judgment, order or injunction or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such action has become final and nonappealable (provided that the termination right described in this bullet will only be available to a party that has used its reasonable best efforts to contest, appeal or remove the judgment, order or injunction or other action restraining, enjoining or prohibiting the merger).

The merger agreement may also be terminated by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, (i) we enter into an alternative acquisition agreement with respect to a superior proposal and (ii) we pay Parent the termination fee discussed under “The Merger Agreement—Termination Fees” (provided that this right will not be available to us unless we have complied with the notice and other requirements of the merger agreement described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 68”);

•

Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform if occurring or continuing on the date on which the closing would otherwise occur would result in the failure of any of the conditions precedent to the obligations of the Company to consummate the merger to be satisfied and such breach or failure to perform cannot be or has not been cured or has not been waived by the earlier of (i) the outside date and (ii) 30 days after the giving of written notice to Parent of such breach or failure (provided that we will not have this right to terminate if we are then in breach or have failed to perform any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be satisfied); or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date.

The merger agreement may also be terminated by Parent, if:

•

we or our board of directors (or any committee thereof) (i) makes an adverse recommendation change, (ii) approves, adopts, publicly endorses or recommends an acquisition proposal, or causes or permits the Company or any of its subsidiaries to enter into, an alternative acquisition agreement for an acquisition proposal, (iii) fails to publicly reaffirm our board of directors’ recommendation in favor of the merger and the merger agreement by the earlier of ten business days after Parent’s written request to do so or two business days prior to the special meeting, (iv) fail to, within ten business days after a tender or exchange offer relating to the securities of the Company shall have been commenced, announce a statement disclosing that we recommend the rejection of such tender or exchange offer or (v) announces its intention to do any of the foregoing; or

•

we shall have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform if occurring or continuing on the date on which the closing would otherwise occur would result in the failure of any of the conditions precedent to the obligations of Parent to consummate the merger to be satisfied and such breach or failure to perform cannot be or has not been cured or has not been waived by the earlier of (i) the outside date and (ii) 30 days after the giving of written notice to us of such breach or failure (provided that Parent will not have this right to terminate if Parent is then in breach or has failed to perform any of its representations, warranties, covenants or other agreements that would result in the conditions to our obligation to consummate the merger not to be satisfied).

Termination Fees (Page 74)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page 74:

•	the Company may be obligated to pay a termination fee of $60.0 million; or

•

Parent may be obligated to pay the Company a reverse termination fee of either $60.0 million or $120.0 million. The guarantor has agreed to guarantee the obligation of Parent to pay any reverse termination fee payable by Parent pursuant to the merger agreement.

Remedies (Page 76)

Our receipt of any reverse termination fee discussed above under “Termination Fees,” including the guarantee thereof by the guarantor, will, subject to certain rights to specific performance described below, be our sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, for any breach, loss or damages with respect to any breach of the merger agreement or failure to perform thereunder. Upon payment of the reverse termination fee, in accordance with the terms of the merger agreement, no person shall have any rights or claims against Parent or Merger Sub, their financing sources, the guarantor or any of their respective former, current, or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees or any former, current, or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees of any of the foregoing, and neither Parent nor Merger Sub shall have any further liability or obligation relating to or arising out of the merger agreement or the merger (including the financing). Upon payment of the reverse termination fee, we have agreed to cause any action pending in connection with the merger agreement or the merger (including any action related to the financing commitments) to be terminated, other than an action to recover payment of the reverse termination fee from Parent, when permitted and to the extent set forth in the merger agreement or for specific performance solely under the circumstances permitted under the merger agreement.

Under no circumstances will we be entitled to damages in excess of the amount of the applicable reverse termination fee payable by Parent, or Parent or Merger Sub be liable for damages in excess of the amount of the reverse termination fee, other than costs and expenses incurred in connection with any action to enforce the payment of any such fee, and, solely in the event that a $60.0 million reverse termination fee is payable by Parent in connection with the performance and discharge of certain expense reimbursement and indemnification obligations of Parent. In addition, neither we nor Parent will be entitled to any consequential, special, multiple, punitive or exemplary damages, and while the parties may pursue both a grant of specific performance and the payment of the fee by the other party, no party will be permitted or entitled to receive both a grant of specific performance and all or any portion of the fee payable by the other party.

The parties are entitled to specific performance, including an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. The merger agreement explicitly limits our ability to seek specific performance to cause (i) the equity financing for the merger to be funded, (ii) Parent to use reasonable best efforts to enforce the terms of the debt commitment letter and (iii) Parent to perform certain other covenants under the merger agreement.

The merger agreement allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger to be funded only if (i) all the conditions precedent to the obligations of Parent and Merger Sub to effect the merger described under “The Merger Agreement—Conditions to the Merger” beginning on page 72 (other than those conditions that by their nature cannot be satisfied until the closing of the merger, but each of which shall be capable of being satisfied upon the closing of the merger) have been satisfied and remain satisfied at the time when the closing of the merger would have occurred and Parent and Merger Sub fail to complete the closing by such date, (ii) debt financing (or alternative financing) for the merger has been funded or will be funded if the equity financing is funded at the closing of the merger and (iii) we irrevocably confirm that if such specific performance is granted and the equity and debt financing are funded then the closing of the merger will occur.

The merger agreement allows us to seek specific performance of Parent’s obligation to use its reasonable best efforts to enforce the terms of the debt commitment letter only if (i) all the conditions precedent to the obligations of Parent and Merger Sub to effect the merger described under “The Merger Agreement—Conditions to the Merger” beginning on page 72 (other than those conditions that by their nature cannot be satisfied until the closing of the merger, but each of which shall be capable of being satisfied upon the closing of the merger) have been satisfied and remain satisfied at the time when the closing of the merger would have occurred and Parent and Merger Sub fail to complete the closing by such date, (ii) all conditions to the consummation of the debt financing contemplated by the debt commitment letter (other than the receipt of the equity financing and those conditions that by their nature cannot be satisfied until the closing of the merger, but each of which shall be capable of being satisfied upon the closing of the merger) have been satisfied and remain satisfied, and (iii) we have irrevocably confirmed to Parent and the sources of the debt financing contemplated by the debt commitment letter in writing that if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the merger will occur.

We are not permitted or entitled to receive both a grant of specific performance and payment of a reverse termination fee by Parent.

Market Price of Company Common Stock (Page 79)

The closing price of Company common stock on the New York Stock Exchange, or NYSE, on October 27, 2010, the last trading day prior to the public announcement of the merger agreement, was $23.79 per share of Company common stock. On [—], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page 82)

Stockholders are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 82 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page 85)

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 86.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $31.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 34.3% to the average closing share price of Company common stock during the 30-day trading period ended on October 27, 2010, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 30.3% to the closing share price of Company common stock on October 27, 2010.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed during the first quarter of 2011.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, and the Company’s common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 74.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders (and certain non-U.S. holders) for U.S. federal income tax purposes. If you are a U.S. holder (or a non-U.S. holder whose gain from the merger is subject to U.S. income tax) and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55 for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of Company common stock as of the record date, which entitles you to receive notice of, and to vote at, the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—], 2011 at [—] a.m., local time, at [—].

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting.

Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on [—], 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	The holders of a majority of the voting power of the issued and outstanding shares of the Company entitled to vote thereat, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes (if any) are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may vote your shares at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement and your proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at 8125 Highwoods Palm Way, Tampa, Florida 33647, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” Our board of directors has designated Tony G. Holcombe and Laura E. Binion, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly, and in any event within five business days, after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [—], our proxy solicitor, toll-free at [—].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals and clearances;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that may be instituted against the Company and/or others relating to the merger agreement;

•	the effects of any new legislation or changes in government or quasi-governmental rules, regulations, directives or standards;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 86). We are under no obligation to publicly revise any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Syniverse Holdings, Inc.

8125 Highwoods Palm Way

Tampa, Florida 33647

(813) 637-5000

The Company is a Delaware corporation with its headquarters in Tampa, Florida. The Company is a leading enabler of wireless voice and data services for telecommunications companies worldwide. For more information about the Company, please visit our website at http://www.syniverse.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 86. Our common stock is publicly traded on the NYSE under the symbol “SVR”.

Parent

Buccaneer Holdings, Inc.

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

(212) 813-4900

Buccaneer Holdings, Inc., or Parent, is a Delaware corporation that was formed by an affiliate of Carlyle solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Carlyle is a global alternative asset manager with over $90 billion of assets under management committed to 67 funds as of June 30, 2010. Carlyle invests across three asset classes—private equity, real estate and credit alternative—in Africa, Asia, Australia, Europe, North America and South America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $61.2 billion of equity in 983 transactions. Carlyle employs more than 880 people in 19 countries. In the aggregate, Carlyle portfolio companies have more than $84 billion in revenue and employ more than 398,000 people around the world.

Merger Sub

Buccaneer Merger Sub, Inc.

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

(212) 813-4900

Buccaneer Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], 2011 at [—] a.m., local time, at [—], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read it carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2010 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The holders of a majority of the voting power of the issued and outstanding shares of the Company entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes (if any) will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted in tabulating the votes cast, and will not have an effect on the proposal to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may vote your shares at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record may vote by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. After the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call [—], our proxy solicitor, toll-free at [—].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [—], 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Company at 8125 Highwoods Palm Way, Tampa, Florida 33647 by the time the special meeting begins, or by attending the special meeting and voting in person. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, please follow the instructions you receive from you bank, brokerage firm or other nominee to change your vote.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed during the first quarter of 2011.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive a payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 82 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged [—] to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay [—] a fee of approximately $[—], plus $[—] per each call made to or received from stockholders of the Company. The Company will reimburse [—] for reasonable out-of-pocket expenses and will indemnify [—] and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

The Securities and Exchange Commission (“SEC”) rules permit us, with your permission (including, in certain circumstances, your implied permission), to send a single set of proxy statements and annual reports to any household at which two or more stockholders reside if we believe that they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will deliver a separate copy of the proxy statement, to any stockholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (813) 637-5000 or by writing to us at any time at the following address: Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647, attn: Corporate Secretary. Additionally, stockholders sharing an address can request delivery of a single copy of the proxy statement if they are receiving multiple copies of the proxy statement or annual report by calling us at (813) 637-5000 or by writing to us at any time at the following address: Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647, attn: Corporate Secretary.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [—], our proxy solicitor, toll-free at [—].

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

General

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive $31.00 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

As part of their ongoing management and oversight of our business, the board of directors and senior management regularly review and discuss the Company’s business, strategic direction, performance, risks, opportunities and long range plans with a view toward actions that will increase stockholder value. In the course of these discussions, the board and senior management have also discussed and reviewed various strategic alternatives involving potential acquisitions or business combinations that could complement and enhance the Company’s competitive strengths and strategic positions.

In August 2008, Tony G. Holcombe, our President and Chief Executive Officer, was contacted by the chief executive officer of a privately held company in our industry, which we refer to as Company A, to ascertain the Company’s interest in exploring a potential combination of our business with that of Company A. However, Company A made no specific proposals and those discussions proceeded no further.

The following month, the chairman of another participant in our industry, which we refer to as Company B, contacted Mr. Holcombe to discuss a potential combination of our business with that of Company B. Following those discussions, Mr. Holcombe consulted with Deutsche Bank and requested that Deutsche Bank prepare a preliminary analysis for our board of directors regarding the financial aspects of a potential combination with Company B.

During the regularly scheduled board meeting on September 23 and 24, 2008, our board, with the assistance of senior management, engaged in a financial review and assessment of the Company’s strategic plan for 2009, including a review of potential acquisition or sale opportunities. The board evaluated at a general level the potential for acquisitions of a number of companies having an enterprise value of less than approximately $250 million in similar or adjacent businesses to strengthen our core business lines and a possible merger with a company of similar enterprise value (including Company B). In connection with that discussion, Mr. Holcombe informed the board about the preliminary discussions with Company B’s chairman and that Deutsche Bank was preparing a preliminary analysis for the board regarding the financial aspects of a potential combination with Company B. The board also considered our possible sale to a strategic buyer in an adjacent space with a much higher enterprise value, such as a network and/or handset manufacturer or a developer of operations support, business support or enterprise software, although no such company had made any such proposal. Subsequently, at a special meeting held on October 9, 2008, the board reviewed the strategic rationale for a possible transaction with Company B and representatives of Deutsche Bank presented preliminary financial analyses with respect to such a transaction. After discussion, the board instructed Mr. Holcombe to meet with management of Company B to explore a possible combination of the two companies.

On October 15, 2008, we entered into a confidentiality agreement with Company B with regard to the discussions regarding a possible negotiated transaction, although we did not exchange any non-public information with Company B at that time. On October 17, 2008, Mr. Holcombe, Robert Marino, the Chairman of our Board, Jeffrey S. Gordon, our Chief Technology Officer, David W. Hitchcock, our Executive Vice President and Chief Financial Officer, and William McGee, our Senior Vice President, Mergers and Acquisitions, met with representatives of Company B to review each company’s public investor presentation and to discuss potential synergies and cultural fit. No discussion regarding the structure of any potential transaction took place at this meeting.

At a regularly scheduled board meeting on October 23, 2008, Mr. Marino provided the board with an update on the meeting with Company B and reported that Company B’s chairman would contact Mr. Holcombe with any proposed next steps. At this meeting the independent directors held an executive session, without management present, at which they also discussed, among other topics, the meeting with Company B. Following that board meeting, however, neither party pursued further discussions.

At a regularly scheduled board meeting on April 22, 2009, representatives of Deutsche Bank presented certain updated financial analyses to our board of directors with respect to a potential combination with Company B in light of a significant increase in Company B’s stock price relative to the Company’s stock price since late September 2008. Although the board did not determine to take any specific action at that time, the board did conclude that it would be useful to continue to monitor the potential for a future transaction with Company B.

Throughout this period of time, at the direction of our board of directors, we pursued a number of potential acquisitions, including our acquisition, publicly announced on August 25, 2009 and completed on October 23, 2009, of the messaging business of VeriSign, Inc. for approximately $175 million in cash.

In July 2009, while we were negotiating the agreement with VeriSign but prior to any public announcement of that transaction, the chairman of Company B contacted Mr. Holcombe to state that Company B would be interested in a potential combination if Company B were the acquirer and did not pay any premium for our stock. At a special meeting held on July 27, 2009, our board considered this proposal. Prior to the board meeting, Mr. Marino discussed the request and the board’s fiduciary duties with Alston & Bird LLP (“Alston & Bird”), outside counsel to the Company, who provided Mr. Marino with advice regarding a range of potential responses, which advice Mr. Marino shared with the entire board. At the special meeting, the board discussed Company B’s request and potential responses and determined that continuing the efforts to acquire the VeriSign messaging business should remain the Company’s immediate strategic priority. Our board instructed Mr. Holcombe to communicate to Company B that the board did not believe this was the right time to discuss a possible combination with Company B, but that the board was inclined to agree that combining the companies on suitable terms may be strategically beneficial at some point.

On September 17, 2009, at a regularly scheduled Board meeting, the board conducted a detailed strategic review of the Company’s businesses, and received an update from Mr. Holcombe regarding recent conversations with the chairman of Company B regarding its continuing interest in discussing a potential transaction.

On September 29, 2009, Mr. Holcombe had lunch with the chairman of Company B, who raised again Company B’s interest in discussing a potential combination. Mr. Holcombe responded that, while a combination may be beneficial at some point, the Company was currently focused on closing the acquisition of the VeriSign messaging business.

In October 2009, shortly after our announcement that the VeriSign acquisition had been completed, the chairman of Company B contacted Mr. Holcombe again to state Company B’s continued interest in a “merger of equals” with no premium paid to our stockholders. At a regularly scheduled Board meeting on October 29, 2009, Mr. Holcombe reported, and our board considered, this proposal. After careful deliberation, our board instructed

Mr. Holcombe to convey to the chairman of Company B the board’s view that our stock price at that time did not accurately reflect the intrinsic value of the Company’s business and that the board was not inclined to pursue any proposal that did not include a premium that reflected this value. At this meeting the independent directors held an executive session, at which they also discussed the proposal from Company B.

On December 9, 2009, the chairman of Company B called Mr. Holcombe to express again Company B’s interest in acquiring the Company. The following day, at a regularly scheduled board meeting, representatives of Deutsche Bank discussed recent changes in the M&A markets and presented certain financial analyses with respect to a possible combination with Company B, in light of further changes in the companies’ relative stock prices.

On December 15, 2009, the chairman of Company B sent a letter to Mr. Holcombe proposing the acquisition of the Company in a transaction involving cash and a fixed number of shares of Company B’s common stock, with an implied value for each share of the Company’s common stock of approximately $21.53 per share at that time. The most recent closing sale price of the Company’s common stock prior to that date was $16.99 per share.

As a result of Company B’s proposal, and as part of its ongoing review and assessment of the Company’s business plans, at a special meeting held on December 18, 2009, the board discussed the proposal from Company B and concluded that it was interested in exploring a potential transaction with Company B. At this meeting a representative of Alston & Bird discussed with the board its fiduciary duties under Delaware law in considering a business combination or sale of the business. The board also authorized the engagement (subject to negotiation of final financial and other terms of such engagement) of Deutsche Bank as the Company’s financial advisor with respect to the exploration of strategic alternatives.

On December 28, 2009, we executed a mutual confidentiality agreement with Company B, which included a mutual “standstill” agreement, in which both we and Company B agreed that we would not pursue an unsolicited acquisition of the other for a period of one year. Also on that day, Mr. Holcombe and Robert Marino, Chairman of our board, met with the chief executive officer and chief financial officer of Company B.

On December 30, 2009, our board held a special meeting at which it received a report from Messrs. Marino and Holcombe regarding their meeting with Company B and to discuss next steps. At that meeting the board also approved the terms of Deutsche Bank’s engagement as the Company’s financial advisor.

On January 6, 2010, our board met to receive an update as to the current status of the discussions and to review management’s projections to be shared with Company B. The board met again on January 8, 2010, to discuss next steps. At this meeting, representatives of Deutsche Bank presented certain updated financial analyses relating to the proposed transaction with Company B. Due to changes in Company B’s stock price, the value of Company B’s proposal was approximately $22.33 per share as of that date.

Between January 11 and March 2, 2010, we and Company B, together with our respective counsel and financial advisers, exchanged due diligence materials, including financial forecasts regarding our respective businesses, and held numerous discussions regarding various due diligence matters, including potential revenue and cost synergies that would result from the potential transaction and other potential strategic and financial benefits of a possible combination. We and our representatives also held specific discussions with Company B and its representatives regarding both the total amount of consideration to be paid by Company B and the mix of stock and cash. Our respective counsel negotiated terms of a possible merger agreement and discussed a variety of issues highlighted in those negotiations, including issues relating to the allocation of antitrust risks that may be raised by a proposed combination with Company B, the financing commitments proposed to be obtained by Company B, and certain regulatory restrictions applicable to Company B, including the requirement that Company B not be an affiliate of a telecommunications service provider, which would require that the Company divest itself of certain state telecommunications licenses and permits. During that period our board held nine meetings to receive updates regarding the status of discussions and to provide guidance to the Company’s senior management and external legal and financial advisers.

On March 3, 2010, our board held a meeting, including representatives of Alston & Bird, Deutsche Bank and Wilkinson Barker Knauer, LLP, the Company’s special Federal Communications Commission, or FCC, counsel, to receive an update on the status of negotiations with Company B, including Company B’s requirement that the Company divest any certificates of authority from various state public utility commissions, or PUCs, that may result in the Company being considered a telecommunications service provider prior to execution of a definitive agreement with regard to a transaction. Despite the Company’s ongoing efforts to divest these certificates of authority, the board unanimously determined that such a requirement was unacceptable, and that in light of Company B’s insistence on such actions as a condition to entering into a definitive agreement, the Company was unwilling to continue negotiations regarding a proposed transaction. At the time negotiations were terminated, Company B’s proposal had an indicative value of $23.90 per share of Company common stock, consisting of $9.50 in cash and a fixed number of shares of Company B’s common stock, and the most recent closing sale price of the Company’s common stock was $16.03 per share.

Throughout April 2010, Messrs. Marino and Holcombe received a number of telephone calls from the chairman of Company B indicating Company B’s continued interest in a transaction if the Company were to divest the certificates of authority such that it would no longer be considered a telecommunications service provider. At the Company’s April 27, 2010 board meeting, Messrs. Marino and Holcombe reported to the board regarding the ongoing expressions of interest by Company B with regard to a possible transaction.

At a regularly scheduled board meeting on May 5, 2010, representatives of Deutsche Bank reviewed with the board various strategic alternatives available to the Company, including remaining a stand-alone company, engaging in acquisitions, participating in a leveraged buy-out, paying dividends, repurchasing shares, or paying down debt. After the representatives of Deutsche Bank left the meeting, Mr. McGee reported that Evercore Partners (“Evercore”) had contacted the Company and requested a meeting with management to present various transaction ideas. He reported that he and Messrs. Holcombe and Hitchcock had met with Evercore and received a presentation, based solely on publicly available information, regarding Evercore’s view of the feasibility of a transaction led by a private equity sponsor. He then reviewed for the board the analysis provided by Evercore regarding such a transaction at estimated values ranging from $24 to $26 per share of Company common stock. The board discussed potential alternatives, but made no decisions regarding pursuit of any particular alternative.

On May 13, 2010, the board held a meeting at which it discussed further whether to explore possible sale of the Company. The board determined that it was not prepared to make any decision at that time, but would continue to explore available options.

On May 17, 2010, representatives of Deutsche Bank discussed with the board various considerations related to a possible sale of the Company, and on May 26, 2010, representatives of Evercore made a presentation to the board regarding a range of strategic alternatives, including remaining a stand-alone company, returning equity to shareholders in the form of a special dividend or stock repurchases, engaging in acquisitions, or being acquired by a financial sponsor. Following Evercore’s presentation, the board instructed management to prepare an analysis of potential acquisition targets that the Company might consider pursuing.

On June 23, 2010, the board held a meeting, at which representatives of Deutsche Bank were present, to review potential acquisition candidates, including those that would represent the entry into a new line of business, those that were competitors, and those that management described as “tuck-in” acquisitions. In addition, representatives of Deutsche Bank presented certain updated financial analyses relating to a potential combination with Company B based on current valuations of each company’s common stock. Also at that meeting, senior management provided an update on the status of efforts to divest the Company’s state PUC certificates.

On June 28, 2010, Mr. Holcombe received a call from the chief executive officer of Company A, who requested a meeting to discuss the possibility of a business combination with Company A. On July 6, 2010, Mr. Holcombe met with the chief executive officer of Company A, who provided general information about Company A and broadly outlined the proposed terms of a stock-for-stock business combination with Company A. Because Company A is privately held, Company A proposed a transaction in which the Company would be the surviving corporation, but the former stockholders of Company A would own a majority of the Company’s equity post-closing.

On July 8, 2010 our board held a meeting to discuss the proposal from Company A. Because of the relative complexity of Company A’s proposal and the number of valuation and other issues on which Company A did not articulate a position, the board instructed Messrs. Marino and Holcombe to meet with the chief executive officer of Company A to discuss these concerns and obtain more information.

On July 14, 2010, Messrs. Marino and Holcombe met with the chief executive officer of Company A and invited Company A to provide more specific information on a possible transaction. Messrs. Marino and Holcombe also informed Company A that they did not believe the board would be interested in a merger without a significant premium to the Company’s stockholders. Company A’s chief executive officer indicated that Company A would provide more definitive information regarding valuation in the next few weeks.

Also on July 14, 2010, Mr. Holcombe was contacted by Evercore who expressed interest on behalf of Carlyle in exploring an acquisition of the Company.

On July 19, 2010, the board held a meeting at which Messrs. Marino and Holcombe provided an update on the meeting with Company A, and Mr. Holcombe informed the board of the inquiry from Carlyle. Mr. Holcombe suggested that he inform Carlyle that the Company would need to see a written indication of interest before it would be willing to engage in any detailed discussions regarding a possible transaction, and the board instructed him to proceed on that basis. On July 21, 2010, Messrs. Holcombe and. Hitchcock met with representatives of Carlyle and provided the Company’s public investor presentation.

On July 28, 2010, the board held a regularly scheduled meeting at which Mr. Holcombe reported on the meeting with Carlyle. Also at this meeting, the board was presented with management’s preliminary analysis of potential transactions with Company B, Company A and Carlyle, as well as the possible acquisition by the Company of another company that, if consummated, would result in the Company entering into a new line of business. Following this presentation, the board resolved to continue to explore all options. At this meeting the independent directors held an executive session, without management present, at which they also discussed, among other topics, the Company’s strategic alternatives.

On August 5, 2010, Mr. Holcombe met by telephone with the chief executive officer of Company A to review Company A’s proposal to combine the two companies. However, no price was proposed by either party at this meeting.

On August 6, 2010, a representative of Carlyle contacted Mr. Holcombe to discuss further Carlyle’s interest in a possible transaction, during which Mr. Holcombe suggested that Carlyle express that interest in writing.

On August 13, 2010, Carlyle delivered to Mr. Holcombe a letter expressing interest in exploring the acquisition of the Company at a preliminary valuation of $26.00 per share. This proposal was made prior to Carlyle having conducted, and was subject to the completion of, substantial due diligence, as well as the negotiation of definitive documentation and obtaining suitable financing. Accordingly, Carlyle requested a 30-day exclusivity period during which Carlyle would complete due diligence and present a more definitive proposal.

On August 17, 2010, the board held a meeting to discuss the Carlyle proposal and the possibility of soliciting proposals from other interested parties. At that meeting, representatives of Deutsche Bank presented the board with certain preliminary financial analyses regarding the Company and Carlyle’s proposal. At this meeting, the representatives of Deutsche Bank also discussed with the board the identity of other potentially interested financial and strategic buyers, including Company B and Company A, how a process could be managed to minimize risk of inadvertent public disclosure (including prohibiting bidders from contacting potential debt or equity financing sources or co-bidders until expressly authorized by the board), and the timing of a potential transaction process. Alston & Bird also advised the board regarding its fiduciary duties under Delaware law in considering a potential business combination or sale of the business. Following discussion, and taking into account, among other things, the board’s views with respect to minimizing the risk of inadvertent public disclosure, the board authorized Deutsche Bank to contact a targeted group of financial buyers to ascertain their interest in submitting indications of interest in acquiring the Company. The board also authorized Deutsche Bank to inform Carlyle of the structured solicitation process approved by the board and to request that Carlyle participate on a non-exclusive basis. Given the substantial diligence investigation Company B had previously performed, the board concluded that it would likely invite Company B to participate in the process at a later stage, after other potential bidders had the opportunity to complete at least a portion of their diligence review. Given the potential timing, valuation and other complexities associated with a proposal from Company A, the board instructed Deutsche Bank to advise Company A of the need for Company A to accelerate its development of any proposal.

On August 19, 2010, a representative of Deutsche Bank called a representative of Carlyle to explain that the board was not prepared to agree to exclusivity, and had decided to run a confidential and targeted structured solicitation process. Carlyle subsequently agreed to participate in the board’s process.

Between August 20 and 27, 2010, representatives of Deutsche Bank contacted five other potential financial buyers to inquire about their interest in exploring a potential transaction with the Company. During that period, our senior management worked to update the Company’s five-year financial projections and worked with representatives of Deutsche Bank to prepare more detailed presentation materials to be shared with potential bidders. Management also worked with Alston & Bird to prepare an electronic data room for bidders.

On or about August 27, 2010, Company B contacted Deutsche Bank to express interest in participating in what they understood was a process for the Company being led by Deutsche Bank, but Deutsche Bank provided no confirmation to Company B regarding the process. At a special meeting of the board of directors held later that day, representatives of Deutsche Bank provided the board with an overview of the solicitation process to date and reported that six financial buyers, including Carlyle, had expressed interest in exploring the possible acquisition of the Company. The board authorized Deutsche Bank to invite each of those six financial buyers to execute confidentiality agreements with the Company. The board discussed Company B’s expressed interest in participating in the Company’s process. The board determined that they would invite both Company B and Company A to participate in the process, as they were the only two strategic parties that had previously expressed an interest in a business combination with the Company, but wanted to sequence those discussions to be consistent with the overall solicitation process strategy. The board also discussed with Deutsche Bank whether there were any other strategic parties that should be contacted in connection with the structured solicitation process, and received advice from Alston & Bird regarding its fiduciary duties under Delaware law in considering how to structure its process. After extended discussion, the board determined that the potential time delays and risks of inadvertent public disclosure raised by the inclusion of additional companies in the process outweighed the low likelihood that any other parties would be interested and able to acquire the Company.

Subsequent to that board meeting, representatives of Deutsche Bank contacted Company A’s advisors to emphasize further the need for Company A to accelerate development of its proposal. In response, Company A indicated that it would provide a written indication of interest in the next few weeks.

On September 2, 2010, Mr. Marino received a phone call from Company B’s chairman stating that Company B was still interested in acquiring the Company and that the certificates of authority from state PUCs held by the Company would not be an impediment to a transaction. Also on that date Company B’s financial advisor contacted Deutsche Bank to deliver a similar message.

On September 3, 2010, the board held a meeting, at which representatives of Deutsche Bank and Alston & Bird were present, to receive a process update, discuss next steps and review the management presentation to be used with bidders. At this meeting Mr. Marino informed the board of the contact from Company B. After discussion, the board instructed Mr. Holcombe to inform Company B’s chairman that, if Company B was seriously interested in acquiring the Company, it should submit a written proposal.

Between August 31 and September 4, 2010, all six financial buyers executed confidentiality agreements with the Company and were granted access to an electronic data room containing certain non-public information about the Company and its business.

Between September 7 and September 10, 2010, each of the six financial sponsors with whom we had entered into confidentiality agreements, including Carlyle, received written and oral presentations by our management regarding the Company and its business.

On September 13, 2010, Mr. Holcombe spoke with the chairman of Company B, who affirmed Company B’s intention to submit a written proposal.

On September 15, 2010, Deutsche Bank distributed to interested parties that had executed confidentiality agreements a bid procedures letter requesting the submission of written initial indications of interest for the acquisition of the Company. Subsequent to receipt of that letter, one financial buyer formally withdrew from the process.

On September 16, 2010, the board held a regularly scheduled meeting at which the board received an update from representatives of Deutsche Bank regarding the structured solicitation process and a report from Mr. Holcombe regarding his conversation with the chairman of Company B. At this meeting the independent directors held an executive session, without management present, at which they discussed the Company’s strategic plan and the update on the structured solicitation process and discussions with Company B.

On September 22, 2010, Company B sent a letter, addressed to Mr. Holcombe, reiterating its desire to explore a transaction with the Company and to be included in any process being conducted. Although this letter did not specify precise terms, Company B indicated that the consideration to be paid to Company stockholders would reflect the increase in the Company’s stock price since the termination of negotiations in March 2010, that its previous concerns regarding the certificates of authority from state PUC’s held by the Company were no longer applicable, and that it was prepared to move quickly. Also on September 22, representatives of Carlyle received a further oral presentation from our management regarding our business.

During late September 2010, Deutsche Bank received separate requests from three financial sponsors who had previously executed confidentiality agreements for permission to work with unidentified strategic partners to make joint bids. Following consultation with the board, and in accordance with the process previously approved by the board, Deutsche Bank informed these sponsors that the Company was not willing to permit discussions with other parties at that time.

On September 27, 2010, Alston & Bird transmitted to counsel for Company B a proposed amendment to Company B’s existing confidentiality agreement to extend the term of the mutual non-solicitation and standstill provisions.

On September 28, 2010, Mr. Holcombe received an email from the chairman of Company B reiterating Company B’s interest in acquiring the Company and setting out a list of additional due diligence requests. Also on that date, a second financial sponsor withdrew from the process.

On September 30, 2010, the board held a special meeting to receive an update on the structured solicitation process in anticipation of receiving revised indications of interest from the remaining process participants later that day. The board also received an update on recent discussions with Company B.

Later that evening, Deutsche Bank received a revised indication of interest from Carlyle, proposing a per share purchase price of $28.50 and requesting exclusivity. The other remaining financial sponsors did not submit indications of interest.

On October 1, 2010, the board held a special meeting to receive an update on the process and to discuss next steps, including an upcoming meeting with Company B’s management. The board authorized Deutsche Bank to inform Carlyle that its bid was sufficient to give it access to more diligence information, but that the board was not prepared to agree to exclusivity at that time. On October 5, 2010, Deutsche Bank so informed Carlyle.

Between September 27 and October 1, 2010, Alston & Bird and counsel for Company B negotiated the terms of an amendment to Company B’s confidentiality agreement. On October 4, the parties signed an amendment to Company B’s confidentiality agreement that extended the term of the mutual non-solicitation and standstill until October 4, 2011, with the standstill expiring at such time as either party announces that it has entered into a definitive agreement to be acquired by a third party. Following execution of the amendment to the confidentiality agreement on October 4, Company B received the same written and oral management presentation that the other bidders had received and was provided access to the electronic data room.

On October 6, 2010, Mr. Marino was contacted by the chairman of Company B to reiterate Company B’s interest in acquiring the Company. Subsequently, on October 8, 2010, Messrs. Marino and Holcombe received a letter from the chairman of Company B proposing a price of $27 to $29 per share, stating that Company B no longer saw any material regulatory license issues that would impede its ability to execute and close a transaction, and describing Company B’s ability to raise debt financing sufficient for an all-cash transaction and FCC limitations on Company B’s ability to obtain debt financing from a source that is affiliated with a telecommunications service provider. The letter indicated that Company B would substitute equity for cash at a fixed value if it was unable to raise sufficient debt financing.

Also on October 8, 2010, the chief executive officer of Company A met with Mr. Holcombe and provided an indication of interest outlining a stock-for-stock merger on a basis that purported to reflect an approximately 10% premium for the Company’s stockholders. Company A’s proposal also included an alternative transaction that would consist primarily of stock, with an optional cash component at an indicative value of $26.00 per share. The chief executive officer of Company A also indicated to Mr. Holcombe that it could consider an all-cash transaction.

On October 10, 2010, the board held a special meeting to receive an update on the process. At this meeting, the board was reminded that Company B was limited by the FCC from incurring more than a certain amount of indebtedness from lenders that are affiliates of telecommunications service providers. The board also received an update on discussions with Company A.

On October 11, 2010, at the direction of the board, representatives of Deutsche Bank invited Company A to submit a revised indication of interest outlining their proposal for an all-cash transaction. However, Company A did not submit any further proposals.

Also on October 11, 2010, Company B sent a revised indication of interest specifying a $28.50 per share purchase price and clarifying that it was currently in discussions with the FCC regarding an increase in the amount of debt that it could incur from affiliates of telecommunications service providers.

On October 13, 2010, Alston & Bird provided a draft merger agreement to each of Company B and Carlyle. Also on that date, representatives of Carlyle had a further due diligence meeting with our management.

On October 18, 2010, Deutsche Bank sent a letter to each of Company B and Carlyle, requesting final binding bids, together with a marked-up merger agreement, by 5:00 p.m. on October 22, 2010.

On October 21, 2010, counsel for Company B contacted a representative of Alston & Bird to explain the status of Company B’s efforts to obtain relief from the debt limitation restriction described above. Counsel for Company B further noted that, to the extent relief from the debt limitation restriction was not obtained, Company B would propose a transaction involving a mix of cash and Company B stock. Counsel for Company B also clarified that Company B would be conditioning consummation of any acquisition on the termination or abandonment of certain of the Company’s existing federal and state telecommunications licenses and permits.

On October 22, 2010, Carlyle submitted a revised bid of $29.00 per share, including draft debt and equity commitment letters and comments to the draft merger agreement previously circulated by Alston & Bird. Also on that date, Company B provided comments to the draft merger agreement previously circulated by Alston & Bird, including both an all-cash and a cash-and-stock version, and draft debt commitment letters reflecting both a cash-and-stock transaction and, if relief from the debt limitation restriction was obtained, an all-cash transaction. However, Company B did not provide an updated price, instead indicating that its pricing proposal would follow on October 25, 2010, after it had greater visibility from the FCC with regard to its efforts to obtain relief from the debt limitation restriction described above.

On October 23 and 24, 2010, Laura Binion, our Senior Vice President and General Counsel, had multiple discussions with the general counsel of Company B regarding Company B’s concerns regarding the Company’s state and federal telecommunications licenses. On October 24, 2010, Company B’s general counsel orally confirmed that completion of any transaction would not be conditioned upon termination or abandonment of any of the Company’s existing state telecommunications licenses or permits.

On the morning of October 25, 2010, representatives of Alston & Bird contacted representatives of Latham & Watkins LLP, counsel to Carlyle, to clarify and discuss a number of issued raised by Carlyle in its comments to the merger agreement, primarily regarding the nature of certain regulatory approvals that would be required in order to complete the proposed transaction, the draft debt commitment letters and timing for completion of the proposed transaction.

Also on October 25, 2010, Company B’s counsel provided revised draft merger agreements, reflecting Company B’s revised proposal regarding the treatment of the Company’s existing federal and state telecommunications licenses and permits. Shortly before 4:00 p.m., Company B submitted a proposal to pay $30.75 in cash, assuming receipt of relief from the debt limitation restriction described above. However, until relief from the debt limitation restriction was obtained, Company B would propose to pay aggregate consideration with an indicative value of $31.25, consisting of $11.34 of cash and $19.91 of their common stock, with a 10% collar. Company B also conditioned its proposal on the Company’s entering into an exclusivity commitment (for an unspecified period) by 11:59 p.m. that evening.

At 4:00 p.m. on October 25, 2010, the board met to discuss the proposals from Carlyle and Company B, and in particular Company B’s demand for exclusivity. The board instructed Deutsche Bank to approach Carlyle to determine whether Carlyle was willing to increase its bid and to work with Alston & Bird to develop a list of requirements that would be conditions to Company B’s receiving exclusivity. The board then recessed to reconvene later that evening.

Deutsche Bank subsequently invited Carlyle to increase its bid, which it declined to do at that time, but expressed an interest in remaining in the process and being kept apprised of any further developments.

Mr. Holcombe also subsequently received a call from the chief executive officer of Company B, who explained that Company B expected to receive the following day the requested relief from its debt limitation restriction.

The board reconvened at approximately 9:30 p.m. to receive an update on discussions with Carlyle and Company B. The board instructed Deutsche Bank to inform Company B’s financial adviser that, in light of

Company B’s stated expectation that it would receive the following day its requested relief from its debt limitation restrictions, the board was only addressing Company B’s all-cash proposal and the Company would only be prepared to consider granting Company B exclusivity if it were to increase its cash price to $31.50 and agree to revisions of the draft merger agreement and debt commitment letter to address several key points that Alston & Bird reviewed with the board, including the elimination or modification of certain proposed conditions to closing, the amount of reverse termination fees payable in certain circumstances where regulatory approvals could not be obtained, the length of Company B’s financing commitments, and the level of efforts to which Company B would commit to obtain required antitrust approvals. Deutsche Bank was authorized to advise Company B’s financial adviser that if Company B were to increase its price and address to these points satisfactorily, the Company would be prepared to negotiate exclusively with Company B for 48 hours.

After receiving this message, Company B’s financial adviser notified Deutsche Bank that Company B was unwilling to raise its price, but would revert on the specified merger agreement and debt commitment letter points.

On October 26, 2010, Alston & Bird provided an updated draft merger agreement to Company B’s counsel and subsequently discussed that draft with Company B’s counsel. Also, late that afternoon, Company B received a letter from the FCC permitting Company B to incur up to $2.0 billion of additional publicly offered senior debt. Company B’s general counsel subsequently confirmed to Ms. Binion that the FCC’s letter would not permit Company B to enter into a committed credit facility of the type contemplated by its draft debt commitment letter, and that Company B expected to receive a clarifying letter the following day.

Also late that afternoon, after further discussions between Evercore and Deutsche Bank, a representative of Evercore called Deutsche Bank to indicate that Carlyle might be prepared to raise its bid by as much as $2.00 per share. Deutsche Bank subsequently confirmed with Carlyle that it was willing to raise its bid to $31.00 per share. At the request of Deutsche Bank, representatives of Latham & Watkins, counsel to Carlyle, subsequently contacted representatives of Alston & Bird, and Alston & Bird communicated several concerns about certain provisions of Carlyle’s draft merger agreement, including issues related to the sufficiency of Carlyle’s equity financing, the triggers for payment and the size of the termination and reverse termination fees contemplated by the merger agreement, and certain aspects of the definition of material adverse change. Later that night, Alston & Bird provided a revised draft of the merger agreement to Latham & Watkins.

On October 27, 2010, Alston & Bird and Latham & Watkins continued negotiations of the draft merger agreement. Also on that date, Carlyle formally raised its bid to $31.00 per share, which offer it said would expire at midnight that evening.

Also on October 27, 2010, Company B had further conversations with the FCC, and subsequently received a revised letter allowing Company B also to incur credit facility debt. Company B also provided a revised draft commitment letter with regard to its proposed debt financing.

In the late afternoon on October 27, 2010, the board of directors met to discuss the terms and conditions of Carlyle’s proposal and the status of discussions with Company B. Representatives of Alston & Bird reviewed the board’s fiduciary duties in connection with their consideration of the proposed transaction and the material terms of the draft merger agreement distributed to the board in advance of the meeting, including the transaction structure, the treatment of stock options, performance share awards and stock unit awards, the terms of our representations, warranties and covenants, required stockholder and regulatory approvals, our ability to accept a superior proposal, the match rights requested by Carlyle, and the conditions under which the merger agreement could be terminated and termination fees that could be required to be paid by the Company or Carlyle upon the occurrence of certain events. Alston & Bird also described the material terms of Carlyle’s proposed financing commitments and the limited guarantee and described the material open issues in the merger agreement that were still under negotiation, including the amounts of the termination fees and the circumstances under which they might be payable.

The board instructed Deutsche Bank to contact Company B’s financial adviser and ask for Company B’s best and final offer on price and terms by 8:30 p.m. Mr. Holcombe called the chief executive officer of Company B to deliver the same message, during which conversation Company B’s chief executive officer stated that Company B’s counsel would contact Alston & Bird to discuss the merger agreement and they would revert to Mr. Holcombe on price.

Between approximately 6:30 and 7:15 p.m., Alston & Bird discussed the open issues in the merger agreement with Company B’s counsel. At 8:00 p.m., the Company and Company B’s respective inside and outside legal counsel and their respective financial advisers held a call to discuss open issues in the draft merger agreement, with the Company requesting a response on each of the remaining key points that had been communicated to Company B on October 25 and other open items in the draft merger agreement. Company B offered concessions on certain conditions to closing, the amount of reverse termination fees payable in certain circumstances where regulatory approvals could not be obtained, and the level of efforts to which Company B would commit to obtain required antitrust approvals, and stated that it would revert to the Company’s counsel regarding any remaining open issues in the draft merger agreement. Company B’s financial adviser subsequently called Deutsche Bank and stated that Company B’s price remained $30.75 per share. Mr. Holcombe subsequently contacted the chief executive officer of Company B, who confirmed that Company B was unwilling to increase its price.

At 8:45 p.m., our board reconvened to receive an update on the status of discussions with both Carlyle and Company B. Representatives of Deutsche Bank reviewed the financial terms of Carlyle’s proposal and presented financial analyses with respect to the Company based on current market conditions. In light of Company B’s stated unwillingness to increase its price, the board instructed the Company’s representatives to conclude negotiations with Carlyle that evening.

Throughout the night of October 27, 2010 and into the following morning, Alston & Bird negotiated with Latham & Watkins to finalize the terms of the merger agreement, the debt and equity commitment letters and the limited guarantee.

The board reconvened on the morning of October 28, 2010. Representatives from Alston & Bird described the resolution of the remaining open issues on the merger agreement, and Deutsche Bank delivered to the board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the per share merger consideration to be received by Company stockholders (other than Parent and its affiliates) in the merger was fair, from a financial point of view, to such holders. Alston & Bird reviewed the board’s fiduciary duties in connection with the consideration of the proposed transaction and reviewed the proposed resolutions to be considered by the board. The board then considered and discussed various factors that favored approval of the proposed merger, including factors summarized in “—Reasons for the Merger; Recommendation of the Board of Directors” below. The independent directors also held an executive session, without management present, to discuss the proposed transaction and the process by which the transaction was developed.

While the Board was deliberating, Company B’s financial adviser contacted Deutsche Bank and indicated that Company B might be prepared to increase its offer. After a discussion with the board, Deutsche Bank advised Company B’s financial adviser to communicate any revised price proposal as soon as possible. However, Company B did not submit any revised price proposal.

After further discussion, the board of directors, having determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of the Company and its stockholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to our stockholders for adoption and approval, and recommended that stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

Following the approval of the merger agreement by our board of directors, the Company, Parent and Merger Sub executed and delivered the merger agreement shortly before 10:00 a.m. on Thursday, October 28, 2010. The Company then issued a press release announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors, at a meeting held on October 28, 2010, unanimously determined that the proposed merger was advisable, fair to, and in the best interests of, the Company and its stockholders, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to our stockholders for adoption and approval, and recommended that stockholders vote in favor of the adoption and approval of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors:

•

the board of directors’ belief that the merger is more favorable to the Company’s stockholders than the alternatives to the merger, which belief was formed based on the board of directors’ review, with the assistance of its financial advisor, of the strategic alternatives available to the Company;

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the fact that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding long-term business risk, and while also providing our stockholders with certainty of value for their shares of Company common stock;

•

the fact that the per share merger consideration represents a premium of approximately 34.3% to the average closing share price of Company common stock for the 30-day trading period ended on October 27, 2010, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 30.3% to the closing share price of Company common stock on October 27, 2010;

•

the relative scarcity of suitable candidates that would enable the Company to grow its business through acquisitions of other companies in its industry and the financial risks associated with such a strategy;

•

the board of directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, including the Company’s prospects as an independent entity, and management’s and the board of directors’ views and opinions on the current state of the telecommunications industry;

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Deutsche Bank’s presentation to the board of directors on October 27, 2010, and the oral opinion of Deutsche Bank delivered on October 28, 2010, subsequently confirmed by a written opinion dated the same date, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the per share merger consideration to be received by holders of Company common stock (other than Parent and its affiliates) in the merger was fair, from a financial point of view, to such holders, as more fully described below under the caption “The Merger—Opinion of Deutsche Bank Securities Inc.” beginning on page 38;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the reputation of the guarantor and its demonstrated ability to complete large acquisition transactions;

•	the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•

the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the merger, and the terms of the commitment letters and the reputation of the financing sources which, in the reasonable judgment of our board of directors, increase the likelihood of such financings being completed;

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the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the guarantor to make or secure equity contributions to Parent pursuant to the equity commitment letter;

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the belief that the debt commitment letter represents a strong commitment on the part of the lenders thereto with few conditions that would permit the lenders to terminate their commitments, together with the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement, including obligations to pursue enforcement of debt financing commitments;

•

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances where the conditions to consummation of the merger have been satisfied, Parent will pay us a $120.0 million termination fee, without our having to establish any damages, and the guarantor’s guarantee of such payment obligation pursuant to the limited guarantee; and

•

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated because of the failure to obtain certain approvals of the FCC or certain foreign antitrust authorities or because of the imposition of an injunction or other legal restraint arising from foreign antitrust laws or actions taken by the FCC, Parent will pay us a $60.0 million termination fee, and the guarantor’s guarantee of such payment obligation pursuant to the limited guarantee;

•

the Company’s ability, under certain circumstances specified in and prior to the time the Company stockholders adopt the merger agreement, to (i) provide non-public information in response to a written acquisition proposal and (ii) participate in discussions or negotiations with the person making such a proposal, if, in each case, the acquisition proposal was not the result of a material violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if the board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with the board of directors’ fiduciary duties under applicable law and, after consultation with its financial advisor and outside counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal;

•

the board of directors’ ability, under certain circumstances, to (i) withhold, withdraw, qualify or modify the Company recommendation or (ii) cause the Company to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, subject in each case to the payment by us of a termination fee of $60.0 million to Parent, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

•	the Company’s ability, under the merger agreement, to withhold, withdraw, qualify or modify the board’s recommendation that stockholders approve the merger agreement under certain circumstances if a material event, development, or change in circumstances occurs, arises or becomes known after the date of the merger agreement that had not occurred or was unknown on the date of the merger agreement (other than an acquisition proposal or a superior proposal) and the board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with the board of directors’ fiduciary duties under applicable law;

•

the availability of appraisal rights under the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery;

•	the fact that the outside date under the merger agreement allows for sufficient time to complete the merger;

•

the level of effort that Parent and Merger Sub must use under the merger agreement to obtain the proceeds of the financings on the terms and conditions described in the applicable commitment letters, including using their reasonable best efforts to enforce their rights under the agreements relating to the financing in the event that any of the financing sources decline to provide any portion of the financing;

•	the level of effort that Parent and Merger Sub must use under the merger agreement to obtain required regulatory approvals;

•

the board of directors’ review of the potential costs associated with executing the merger agreement, including change in control severance and related costs, as well as estimated advisor fees, which the board of directors concluded were reasonable and would not affect the advice from, or the work performed by, senior management of the Company or the Company’s financial advisor in connection with the evaluation of the merger and the merger agreement by our board of directors;

•

the board of directors belief that in light of the structured solicitation process conducted by Deutsche Bank at the direction of, and in consultation with, our board of directors and our board of directors’ knowledge of other participants in the telecommunications industry, another party would be unlikely to propose an alternative transaction that would be more favorable to the Company and our stockholders than the merger, and the fact that if such alternative transaction were proposed it could be pursued, subject to the terms of the merger agreement as described above; and

•	that none of the indications of interest received from the bidders other than Carlyle included a cash price as high as the per share merger consideration.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of its assets, future earnings growth and future appreciation of the value of its Company common stock;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business;

•

the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•	the fact that the Company would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement;

•

the possibility that the $60.0 million termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire the Company;

•

the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained;

•	the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained;

•

the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitment of the guarantor and that our remedy in the event of the termination of the merger agreement is limited to the receipt of any termination fee payable by Parent, the payment of which is guaranteed by the guarantor; and

•

the fact that our directors and executive officers have interests in the merger that are different from, or in addition to, our stockholders. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 50.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 50.

Opinion of Deutsche Bank Securities Inc.

Deutsche Bank has acted as the Company’s financial advisor in connection with the merger. At the October 28, 2010 meeting of the board of directors of the Company, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to the board of directors of the Company to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the per share merger consideration to be received by holders of Company common stock (other than Parent and its affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated October 28, 2010, which sets forth, among other things, the assumptions made, matters considered, and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was provided to the board of directors of the Company in connection with its evaluation of the per share merger consideration from a financial point of view, and Deutsche Bank’s opinion does not address any other aspect of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by the Company to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion as to how any holder of the Company common stock should vote with respect to the merger.

In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Company common stock;

•

to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies it considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations or acquisition transactions it deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the permission of the board of directors of the Company, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company, Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Company, Parent or the combined company (or the impact of the merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the permission of the board of directors of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the permission of the board of directors of the Company, that in all respects material to its analysis, the merger would be consummated in accordance with the terms of the merger agreement, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by the Company and its advisors with respect to such issues.

Deutsche Bank’s opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the board of directors of the Company in connection with and for the purposes of its evaluation of the merger. The Deutsche Bank opinion was limited to the fairness of the per share merger consideration, from a financial point of view, to the holders (excluding Parent and its affiliates) of Company common stock as of the date of the opinion. The Deutsche Bank opinion did not address any other terms of the merger, the merger agreement or any other agreement entered into in connection therewith. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor did it address the fairness of the contemplated benefits of the merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the holders of Company common stock.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the board of directors of the Company on October 27, 2010 and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 26, 2010, and is not necessarily indicative of current market conditions.

Historical Stock Performance

Deutsche Bank reviewed the historical trading price for the Company common stock since the initial public offering of the Company on February 10, 2005 and for the 1-month, 3-month and 12-month periods ended October 26, 2010. The ranges of closing share prices for the Company common stock during these periods is set forth below:

Period	Low	High
February 10, 2005 – October 26, 2010	7.23	24.15
One Year Ended October 26, 2010	15.82	24.15
Three Months Ended October 26, 2010	20.11	24.15
One Month Ended October 26, 2010	21.65	24.15

Analysis of Equity Price Targets

17 equity analysts provide publicly available coverage of the Company, 16 of which provide price targets for the Company common stock. These 16 analysts were expecting a share price for the Company common stock in the range of $24.00 to $28.00 per share, which, discounted at an assumed cost of equity of 14.5%, based on Deutsche Bank’s judgment of the Company’s estimated cost of equity, represented a range of $21.00 to $24.50 per share.

Comparable Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for the Company to corresponding financial information and measurements for the following selected companies:

•	Synchronoss Technologies, Inc.

•	NeuStar, Inc.

•	Neutral Tandem, Inc.

•	TNS, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the Company common stock and the common stock of the selected companies on October 26, 2010, information contained in the most recent public filings of the Company and the selected companies, estimates of net income for the Company provided by management of the Company and analyst estimates of net income for the Company and the selected companies published by Capital IQ, Deutsche Bank calculated the following trading multiples with respect to each of the selected companies and the Company:

•

the multiple of equity market capitalization to estimated adjusted net income (or, in the case of the Company, estimated cash net income) for 2010 and 2011, respectively. In adjusting analyst estimates of net income for each selected company, Deutsche Bank took into account the after-tax effects of stock-based compensation, purchase accounting amortization and one-time restructuring costs, as applicable; and

•	the multiple of equity market capitalization to estimated GAAP net income for 2010 and 2011, respectively.

The results of these analyses are summarized as follows:

	Equity Market Capitalization / Estimated Adjusted (or Cash) Net Income		Equity Market Capitalization / Estimated GAAP Net Income
	2010	2011	2010	2011
Company – Management Estimates	12.6x	10.8x	18.4x	14.6x
Company – Analyst Estimates	12.7x	11.5x	18.4x	15.6x
Median – Selected Companies	13.3x	12.1x	19.3x	13.9x

Deutsche Bank selected reference ranges of these multiples and calculated the corresponding ranges of estimated implied equity value per share of the Company common stock as follows:

•

Deutsche Bank calculated the estimated market capitalization of the Company by applying multiples of market capitalization to estimated cash net income ranging from 12.0x to 15.0x to analyst estimates of the Company’s estimated 2010 cash net income and from 11.0x to 13.0x to analyst estimates of cash net income of the Company for 2011, and divided the results by the number of fully diluted shares of Company common stock based on information contained in the Company’s most recent public filings; and

•

Deutsche Bank calculated the estimated market capitalization of the Company by applying multiples of market capitalization to estimated GAAP net income ranging from 16.0x to 20.0x to estimates of GAAP net income of the Company provided by management of the Company for 2010 and from 12.5x to 15.5x to estimates of GAAP net income of the Company provided by management of the Company for 2011, added the net present value of tax deductible goodwill of approximately $58 million to the results and divided the resulting adjusted market capitalization by the number of fully diluted shares of the Company common stock based on information contained in the Company’s most recent public filings.

The results of these analyses are summarized as follows:

Estimated Implied Value per Share
Market Capitalization / Cash Net Income	$22.50 – $28.00
Market Capitalization / GAAP Net Income	$20.50 – $26.00

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis for the Company based on management estimates of the Company’s free cash flows for the five-year period and terminal year described and summarized below under “Certain Company Forecasts.” Deutsche Bank calculated the discounted cash flow value for the Company as the sum of the net present value of (i) the estimated future unlevered free cash flow, calculated as earnings before interest expense and taxes (or EBIT) minus cash taxes, capital expenditures and changes in working capital, plus depreciation and amortization and stock-based compensation, that the Company will generate for the years 2010 through 2014, plus (ii) the value of the Company at the end of such period, or the terminal value. The estimated future cash flows were based on the financial projections for the Company for the years 2010 through 2014 as prepared by the Company’s management. The terminal value of the Company was calculated using a perpetuity growth rate of 3.5%. Deutsche Bank applied discount rates ranging from 10.5% to 12.0% to discount the Company’s future cash flows and terminal value. Deutsche Bank used such 10.5% to 12.0% discount rates based on its judgment of the estimated weighted average cost of the Company’s capital. Equity value was calculated by reducing total enterprise value by net debt and minority interests and adding the net present value of tax deductible goodwill of approximately $58 million (which was derived by taking into account a discount rate of 14.5%, based on Deutsche Bank’s judgment of the Company’s estimated cost of equity). This analysis indicated an implied range of equity value of approximately $26.75 to $33.00 per share.

Precedent Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the following all-cash acquisition transactions in the telecommunications industry that were announced between 2001 and 2009.

Date Announced	Target	Acquirer
08/25/2009	Messaging business of VeriSign, Inc.	Syniverse Holdings Inc.
03/02/2009	Communications Service Group of VeriSign, Inc.	TNS, Inc.
04/01/2007	Billing Services Group Limited	Syniverse Holdings Inc.
09/05/2006	Mobile 365, Inc.	Sybase, Inc.
01/29/2006	Intrado Inc.	West Corporation
07/29/2005	EDS Interoperator Services GmbH	Billing Services Group Limited
06/13/2005	MACH S.à.r.l.	Warburg Pincus LLC
08/26/2004	EDS Information Services LLC	Syniverse Holdings, Inc
07/22/2004	Dan Net A/S	MACH S.à.r.l.
11/15/2002	MACH S.à.r.l.	Advent International Corporation
12/10/2001	Syniverse LLC	GTCR Golder Rauner, LLC

Although none of the selected transactions is directly comparable to the proposed merger, the form of consideration paid in the selected transactions and the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger. With respect to each selected transaction, Deutsche Bank calculated the total enterprise value of the target as a multiple of the target’s earnings before interest expense, taxes, depreciation and amortization (or EBITDA) for the 12-month period prior to the announcement of applicable transaction (or LTM EBITDA) based upon information contained in the public filings of the companies involved in the selected transactions and reports published by Capital IQ. The results of these analyses are summarized as follows:

Total Enterprise Value / LTM EBITDA
High (Mobile 365, Inc. – Sybase, Inc. transaction)	82.2x
Low	3.6x
Mean (excluding Mobile 365, Inc. – Sybase, Inc. transaction)	7.8x
Median	8.0x

Based in part on the multiples of the selected transactions described above, Deutsche Bank derived a total enterprise value of the Company by applying a range of multiples from 7.5x to 10.0x to the Company’s EBITDA for the 12-month period ended June 30, 2010. Equity value was calculated by reducing total enterprise value by net debt and minority interests and adding the net present value of tax deductible goodwill of approximately $58 million (which was derived by taking into account a discount rate of 14.5%, based on Deutsche Bank’s judgment of the Company’s estimated cost of equity). Deutsche Bank divided such equity value of the Company by the number of fully diluted shares of the Company common stock based on information contained in the Company’s most recent public filings and derived a range of implied equity value per share of Company common stock of approximately $23.00 to $32.00 per share.

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared for the purpose of enabling Deutsche Bank to provide its opinion to the board of directors of the Company as to the fairness of the per share merger consideration, from a financial point of view, to the holders (other than Parent and its affiliates) of Company common stock described above as of the date of its opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of the Company with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or the Company. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, Parent or their respective advisors, none of the Company, Parent, Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the transaction, including the per share merger consideration, were determined through arm’s-length negotiations between the Company and Parent and were approved by the board of directors of the

Company. Deutsche Bank did not recommend any amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger was solely that of the board of directors of the Company. As described above, the opinion and presentation of Deutsche Bank to the board of directors of the Company were only one of a number of factors taken into consideration by the board of directors of the Company in making its determination to approve the merger agreement and the transactions contemplated by it, including the merger.

The Company selected Deutsche Bank as its financial advisor in connection with the transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions.

Pursuant to an engagement letter dated January 4, 2010 between the Company and Deutsche Bank, the Company has agreed to pay Deutsche Bank a transaction fee of approximately $17 million, contingent on the consummation of the merger. The transaction fee payable to Deutsche Bank will be reduced by the opinion fees paid by the Company to Deutsche Bank. The Company agreed to pay Deutsche Bank an opinion fee of $1,500,000 upon delivery of Deutsche Bank’s fairness opinion (or upon Deutsche Bank advising the Board it would be unable to deliver the opinion). Regardless of whether the transaction is consummated, the Company has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the transaction or otherwise arising out of the retention of Deutsche Bank under the engagement letter. The Company has also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the transaction.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the DB Group. One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including having acted as financial advisor to the Company in connection with its acquisition of the messaging business of VeriSign, Inc. in October 2009, as financial advisor to the Company in connection with its adoption of a stockholder rights plan in November 2008 and as joint lead arranger, joint bookrunner and syndication agent with respect to the Company’s $464,000,000 senior secured credit facility since August 2007 (under which the DB Group had an aggregate credit commitment of approximately $27 million (including $9 million of undrawn revolving credit under the credit facility) as of October 28, 2010). In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Carlyle and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including having acted as financial advisor to Carlyle in connection with its acquisition of Healthscope Ltd. in October 2010, as joint lead arranger and joint bookrunner with respect to a $500,000,000 credit facility of United Components, Inc., a portfolio company of Carlyle, in September 2010, as financial advisor to Carlyle in connection with its sale of Otor S.A., a portfolio company of Carlyle, in July 2010, and as joint bookrunner with respect to the initial public offering of SS&C Technologies Holdings, Inc., a portfolio company of Carlyle, in March 2010. Further, members of the DB Group currently, and may in the future, co-invest with Carlyle and its affiliates and invest in limited partnership units or other securities of affiliates of Carlyle. In connection with the completion of the merger, certain indebtedness of the Company that has been extended in part by one or more members of the DB Group described above is expected to be repaid. The DB Group may also provide investment and commercial banking services to the Company, Parent and their respective affiliates in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Certain Company Forecasts

While the Company provides public guidance for the current fiscal year, and periodically updates such guidance during the course of the fiscal year, it does not, as a matter of course, publicly disclose financial forecasts or internal projections as to future financial performance, earnings or other results for periods longer than one year. The Company is especially cautious of making financial forecasts for periods longer than one fiscal year due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, certain prospective financial information, which we refer to as the financial forecasts, was prepared by our management and reviewed with and discussed among members of the board of directors and Deutsche Bank and later provided to Carlyle (and other interested bidders) and their advisors to facilitate their due diligence review. These financial forecasts were not prepared with a view toward public disclosure, are not intended to be an update to previously issued external guidance issued by the Company, and may differ from publicized analyst estimates and forecasts. Management’s key assumptions supporting the financial forecasts are discussed below.

We have included the material portions of the financial forecasts below. This information is not included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to the board of directors, Carlyle (and other interested bidders) and their respective advisors. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

The financial forecasts are not intended to comply with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Some of the financial forecasts present financial metrics that were not prepared in accordance with GAAP. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

These financial forecasts are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to industry performance, competition, the regulatory environment, changes in general business, economic, or geopolitical conditions, and currency, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 17 and other risk factors described in our filings with the SEC that could cause actual results to differ materially from those shown below. In addition, the forecasts reflect assumptions that are difficult to predict and subject to change and may not reflect current prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which might also cause actual results to differ materially. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

We have made publicly available our actual results for the first three quarters of the 2010 fiscal year ended March 31, 2010, June 30, 2010 and September 30, 2010. You should review our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, to obtain this information. See “Where You Can Find More Information” beginning on page 86.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely unduly on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. The Company has made no representation to Carlyle, Parent, Merger Sub or any other person in the merger agreement or otherwise concerning these financial forecasts.

In preparing the summary financial forecasts, our management made the following key assumptions:

•	Net Revenues were projected to grow over 10% annualized over the period 2010 to 2014, driven by global growth in mobile data and messaging and continued growth in roaming transactions.

•

Adjusted EBITDA as a percentage of Net Revenues was assumed to improve from 42% in 2010 to 47% in 2014, driven by the relative fixed nature of our expense base in Cost of operations, Sales and marketing, and General & administrative.

•

Capital Expenditures as a percentage of Net Revenues were assumed to be 9% in the 2010 period and dropping to 7.5% in 2011 to 2014. In 2010, a portion of the capital spend was related to the integration of our acquisition of the VeriSign messaging business.

The following is a summary of the financial forecasts prepared by management of the Company and given to Carlyle (and other interested bidders), the board of directors and their respective advisors:

Summary Financial Forecasts

	Fiscal Year Ending December 31,
	2010E(1)	2011E(1)	2012E(1)	2013E(1)	2014E(1)
	(dollars in millions)
Net Revenues	$632	$707	$756	$856	$942
Adjusted EBITDA(2)	$264	$299	$325	$394	$445
Free Cash Flow(3)	$102	$155	$174	$204	$242

(1)	Forecasted values.
(2)	Adjusted EBITDA means net income, excluding the aggregate amount of all non-cash losses reducing net income (including stock based compensation and acquisition and integration expenses), plus interest, taxes, depreciation and amortization.
(3)	Free Cash Flow means cash from operations less capital expenditures.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of November 1, 2010, would be approximately $2.2 billion;

•	refinance outstanding indebtedness that will come due as a result of the merger, which, as of November 12, 2010, was approximately $507.9 million;

•	cover the initial issuance discount, if any, for the debt that will finance the merger; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing of up to $1.245 billion to be provided or secured by an investment fund affiliated with Carlyle, or other parties to whom it assigns a portion of its commitment;

•

a $1.175 billion senior secured credit facility (which includes a $150 million senior secured revolving credit facility (provided that only a specified amount to be agreed between the parties to the debt commitment letter may be drawn at the closing of the merger) and a $1.025 billion senior secured term loan facility);

•

the issuance of $475.0 million in principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, by a $475.0 million senior unsecured bridge loan facility); and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letter described below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $120.0 million as described under “The Merger Agreement—Termination Fees” beginning on page 74. The obligation of Parent to pay the reverse termination fee is guaranteed by the guarantor referred to below.

Equity Financing

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Carlyle Partners V, L.P., which we refer to as the guarantor, dated October 28, 2010, pursuant to which the guarantor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger in an aggregate amount up to $1.245 billion. The guarantor may assign a portion of the equity commitment to other investors. However, the assignment of any portion of the equity commitment to other investors will not affect the guarantor’s commitment to make or secure capital contributions pursuant to the equity commitment letter.

The guarantor’s obligation to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially contemporaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement.

The obligation of the guarantor to fund its equity commitment will terminate upon the earlier to occur of (i) the valid termination of the merger agreement in accordance with its terms and (ii) the date that the Company or any of its affiliates asserts a claim against the guarantor in connection with the merger agreement (other than any claims against the guarantor under the limited guarantee or seeking specific performance of the guarantor’s obligation to contribute equity to Parent and to fund the equity commitment in accordance with the merger agreement).

Debt Financing

In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated October 28, 2010, from the commitment parties. Pursuant to the debt commitment letter, the lenders have committed to provide, severally but not jointly, an aggregate of $1.650 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1.025 billion, (ii) a senior secured revolving credit facility with a maximum availability of $150 million (provided that only a specified amount to be agreed between the parties to the debt commitment letter may be drawn at the closing of the merger) and (iii) $475 million of senior unsecured bridge loans to the extent that some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at or prior to the closing of the merger. It is expected that at the closing of the merger, $475 million principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act, or another private placement exemption, in lieu of the senior unsecured bridge loans.

The availability of the facilities contemplated by the debt commitment letter is subject to customary closing conditions, including, without limitation:

•

since December 31, 2009 through and including the date of the debt commitment letter, no material adverse effect (which term is defined in the debt commitment letter in a manner substantially the same as the definition of “Material Adverse Effect” in the merger agreement) shall have occurred;

•

the merger shall have been consummated, or substantially simultaneously with the initial funding of the debt facilities and/or the issuance of the senior unsecured notes, shall be consummated, in all material respects in accordance with the merger agreement (without giving effect to any modifications, amendments, consents or waivers to the merger agreement that are material and adverse to the lenders without the prior consent of the arrangers of the debt financing);

•	receipt of the proceeds of the equity financing under the equity commitment letter and the consummation of the refinancing of certain of our existing indebtedness;

•

delivery of certain customary Company financial statements, including pro forma financial statements, specified items of collateral, “know your customer” and similar information, and certain customary closing documents (including, among others, a customary solvency certificate and customary legal opinions);

•	the execution and delivery of definitive loan documents consistent with the terms set forth in the debt commitment letter, and consistent with certain specified documentation standards and principles;

•	payment of applicable costs, fees and expenses and other compensation, as contemplated by the debt commitment letter and the related fee letter;

•

with respect to the $475 million unsecured bridge loan facility, (i) receipt of (A) an offering memorandum for the senior unsecured notes offering containing certain required financial information of the Company and (B) drafts of customary comfort letters by auditors of the Company with respect to certain information contained in such offering memorandum, (ii) participation by senior management and other representatives of the Company in a customary high yield road show during the marketing period described in clause (iii) and (iii) and the applicable financial institutions having been afforded a marketing period of at least 20 consecutive days for the placement of the senior unsecured notes following the satisfaction of the conditions described in (i)(A) and (i)(B) (and throughout which such condition remains satisfied), provided that if such consecutive day period has not ended prior to November 25, 2010 then it will not commence until November 29, 2010, and if such consecutive day period has not ended prior to December 23, 2010 then it will not commence until January 4, 2011;

•

the arrangers having been afforded a marketing period of at least 20 consecutive days for the syndication of the debt facilities beginning on the date of the delivery to the arrangers of a confidential information memorandum regarding the debt facilities; provided that if such consecutive day period has not ended prior to November 25, 2010 then it will not commence until November 29, 2010 and if such consecutive day period has not ended prior to December 23, 2010 then it will not commence until January 4, 2011;

•

use of commercially reasonable efforts to obtain a corporate family rating and ratings for the Company, the debt facilities and the senior unsecured notes from each of S&P and Moody’s no later than 21 days prior to the closing date for the debt facilities;

•

the accuracy of the representations made by the Company with respect to the Company and its subsidiaries in the merger agreement that are material to the interests of the lenders (to the extent Parent has a right to terminate its obligations under the merger agreement as a result of a breach of such representations); and

•	the accuracy of certain specified representations and warranties in the loan documents.

The availability of the facilities contemplated by the debt commitment letter is subject to customary conditions but is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the financial markets are materially adversely affected. There is a risk that one or more of the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

The lenders under the debt commitment letters have agreed to hold their commitments available until the earliest of (i) the consummation of the merger (with or without the funding of the debt facilities), (ii) March 31, 2011 and (iii) termination of the merger agreement.

Subject to the terms and conditions of the merger agreement, Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the debt financing on the terms and conditions described in the debt commitment letter and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the debt commitment letter or the equity commitment letter, if such amendment, modification or waiver would, or would reasonably be expected to (v) reduce the aggregate amount of the debt financing, (w) impose new or additional conditions, or otherwise amend, modify or expand any of the conditions to the receipt of the debt financing, (x) delay or prevent the closing of the merger, (y) make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) less likely to occur or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

Limited Guarantee

Pursuant to a limited guarantee, which we refer to as the limited guarantee, delivered by the guarantor in favor of the Company, dated October 28, 2010, the guarantor has agreed to guarantee (i) the obligation of Parent under the merger agreement to pay any reverse termination fee payable by Parent to the Company, (ii) the costs and expenses incurred in connection with any suit to enforce the payment thereof and (iii) the performance and discharge of certain expense reimbursement and indemnification obligations of Parent, in each case, if, as and when due. See “The Merger Agreement—Termination Fees” beginning on page 74.

The guarantor’s obligations under the limited guarantee are subject to a cap equal to (i) the amount of the reverse termination fee, (ii) plus the costs and expenses incurred in connection with any suit to enforce the payment of the reverse termination fee, and (iii) plus or minus the certain expense reimbursement and indemnification obligations of Parent, depending on the circumstances in which the reverse termination fee is payable.

Subject to certain exceptions, the limited guarantee will terminate upon the earliest of (i) the effective time of the merger, (ii) the three-month anniversary after the date the merger agreement is terminated in accordance with its terms, and (iii) the second anniversary of the date of the limited guarantee, except, in the case of the foregoing clauses (ii) and (iii), if we have made a claim under the limited guarantee prior to such date, the relevant date will be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties to the limited guarantee or a final, non-appealable judgment of a governmental entity of competent jurisdiction.

Closing and Effective Time of Merger

Unless the parties otherwise agree in writing, the closing of the merger will take place on the later of (x) the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 72) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions) and (y) two business days following the final day of the marketing period (as described under “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page 59) or an earlier day as may be specified by Parent on no less than two business days’ prior notice to the Company. Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed during the first quarter of 2011.

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within five business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. In the discussion below, we have quantified payments and benefits to our executive officers and to our non-employee directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control and a sale of the Company.

Equity Compensation Awards

At the effective time of the merger, each outstanding and unexercised option or similar right to purchase shares of Company common stock granted under the Company’s equity plans or otherwise, whether vested or unvested, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, without interest, equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $31.00 exceeds the exercise price per share of such option, less any applicable withholding taxes. Similarly, each outstanding stock unit issued under the Company’s equity plans or otherwise, whether vested or unvested will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, without interest, equal to the product of the total number of shares of Company common stock subject to such stock unit multiplied by $31.00, less any applicable withholding taxes. In addition, each outstanding share of restricted stock granted under the Company’s equity plans or otherwise will become fully vested and will convert into the right to receive the per share merger consideration of $31.00 in cash, without interest, less any applicable withholding taxes.

The following table sets forth, based on outstanding awards under the Company’s equity plans as of November 2, 2010, and assuming the merger is completed on January 15, 2011, (1) the number and value of outstanding and unexercised options, vested or unvested, held by each of our executive officers and non-employee directors, that have an exercise price of less than $31.00 per share and (2) the number and value of shares of restricted stock held by each such person:

	Number of in-the- Money Options	Value of in-the- Money Options(3)	Number of Shares of Restricted Stock	Value of Shares of Restricted Stock(4)
Executive Officers(1):
Tony G. Holcombe	403,375	$6,117,756	78,600	$2,436,600
David H. Hitchcock	185,057	$2,540,216	50,310	$1,559,610
Eugene Bergen Henegouwen	172,400	$2,534,019	32,470	$1,006,570
Alfredo T. de Cárdenas	120,740	$1,698,728	42,040	$1,303,240
Lori Gonnu	50,750	$728,795	31,850	$987,350
Jeffrey S. Gordon	111,891	$1,692,472	50,310	$1,559,610
Charles Landry	16,900	$205,230	16,510	$511,810
William H. McGee	105,000	$1,780,150	12,000	$372,000
Michael J. O’Brien	38,160	$559,731	12,410	$384,710
Martin A. Picciano	59,400	$859,458	20,400	$632,400
Michael Reynolds	33,800	$410,460	37,620	$1,166,220
Laura E. Binion	49,650	$647,595	23,860	$739,660
Leigh M. Hennen	49,121	$715,199	11,450	$354,950
Janet Roberts	41,644	$629,260	12,410	$384,710

Non-Employee Directors(2):
Jason Few	40,430	$612,625	9,680	$300,080
Robert Gerrard	33,230	$451,705	9,480	$293,880
James Lipham	60,430	$930,675	9,680	$300,080
Robert Marino	83,060	$1,332,269	13,284	$411,804
Jack Pearlstein	60,430	$930,675	9,680	$300,080
Timothy Samples	40,430	$658,225	9,680	$300,080
Fritz von Mering	33,320	$459,685	9,480	$293,880
Wendy Murdock	14,230	$200,145	5,220	$161,820

(1)	The options held by the executive officers have exercise prices ranging from $9.77 to $21.85.
(2)	The options held by the non-employee directors have exercise prices ranging from $12.43 to $21.00.
(3)	With respect to each such option, calculated as a product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $31.00 exceeds the exercise price per share of such option.
(4)	Calculated by multiplying the number of shares of restricted stock by the per share merger consideration of $31.00.

Employment Agreements

We previously entered into employment agreements or letter agreements with each of our executive officers. The employment agreements provide for the payment of certain severance benefits if the executive is involuntarily terminated without “cause” or, in the case of Messrs. Holcombe, Hitchcock, de Cárdenas and Reynolds, if the executive terminates his employment with “good reason.” Regardless of the cause of termination, each executive officer is entitled to receive amounts earned during his term of employment including accrued but unpaid base salary through the date of termination, unreimbursed employment-related expenses owed to the executive officer under the Company’s policies and accrued but unpaid vacation pay. These payments do not differ from payments made upon termination to all employees.

Each of the employment agreements with Messrs. Holcombe, Hitchcock, de Cárdenas, Gordon and Reynolds provides that if the executive is terminated without cause, or the executive terminates his employment with the Company for good reason, the executive will be entitled to receive: (i) his base salary for a period of twelve months; (ii) any unpaid bonus for the previous fiscal year and 100% (in the case of Messrs. Holcombe and Gordon) or a pro rata portion (in the case of Messrs. Hitchcock, de Cárdenas and Reynolds) of his bonus for the then current fiscal year; and (iii) that portion of the COBRA premium that the Company pays for other senior executive employees for the shorter of twelve months or the executive’s COBRA eligibility period.

Each of the employment agreements with Messrs. Bergen Henegouwen and O’Brien provides that if the executive’s employment is terminated without cause, the executive would be eligible to receive initial severance payments equal to six months of salary, payable in equal installments on the Company’s regular payment dates and reduced by any amounts the executive receives during this period pursuant to other employment. The Company may, at its discretion, extend the executive’s severance payments for up to three additional six-month periods. Messrs. Bergen Henegouwen’s and O’Brien’s employment agreements do not provide benefits upon a termination for good reason.

Ms. Gonnu’s employment agreement provides that if her employment agreement is terminated without cause, she would be eligible to receive her base salary for eighteen months, payable in a lump sum. In addition, Ms. Gonnu would continue to receive her base salary during the requisite three-month notice period under her employment agreement and, upon any termination, shall be eligible to receive a pro rata portion of her “variable remuneration.” Ms. Gonnu’s employment agreement does not provide benefits upon a termination for good reason.

For purposes of the employment agreements described above (other than Ms. Gonnu’s employment agreement), “cause” generally means the commission of a felony or crime involving moral turpitude or the commission of fraud; conduct tending to bring substantial public disgrace or disrepute on the Company; substantial and repeated failure to perform duties; gross negligence or willful misconduct with respect to the Company; or breach of the executive’s covenants regarding confidentiality, noncompetition, nonsolicitation and/or nondisparagement. Under such agreements, “good reason” generally means requiring the executive to relocate outside of a 50 mile radius from the executive’s current employment location; assigning the executive duties which, in the aggregate, represent a material diminution in executive’s title, authority or responsibilities; reducing the base salary (and target bonus, in the case of Mr. Reynolds) of the executive; or materially reducing, in the aggregate, the benefits the executive receives other than as a reduction in benefits generally applicable to senior executives of the Company. Mr. Holcombe’s employment agreement also provides that his termination for any reason during the 30-day period beginning on the six-month anniversary of the occurrence of a sale of the Company will be deemed termination for good reason. The merger will constitute a sale of the Company for purposes of the employment agreements.

The letter agreement with each of Messrs. Landry, McGee, and Picciano and Ms. Binion, Hennen and Roberts provides that if the executive’s employment is terminated by the Company without cause, the executive would be eligible to receive his or her base salary for twelve months, payable in accordance with the Company’s general payroll practices.

The following table sets forth the amount of the cash severance payment that would be payable to an executive officer of the Company who experiences a termination of employment which entitles him or her to severance benefits immediately thereafter, and the estimated value of COBRA premiums paid by the Company to such executive (if any), based on such executive’s compensation levels as of November 12, 2010, and assuming that the merger is completed on or before January 15, 2011:

	Cash Severance Payments		Estimated Value of COBRA Premiums

Tony G. Holcombe	$1,013,504		$17,310
David H. Hitchcock	$396,230		$17,310
Eugene Bergen Henegouwen	$420,610	(1)	—
Alfredo T. de Cárdenas	$383,860		$17,310
Lori Gonnu	$548,592	(1)	—
Jeffrey S. Gordon	$612,850		—
Charles Landry	$280,000		—
William H. McGee	$302,500		—
Michael J. O’Brien	$246,100		—
Martin A. Picciano	$285,000		—
Michael Reynolds	$358,750		$17,310
Laura E. Binion	$294,250		—
Leigh M. Hennen	$225,000		—
Janet Roberts	$253,000		—

(1)	Euros converted to U.S. dollars

Arrangements with the Surviving Corporation

Parent has previously indicated its belief that the continued involvement of our management team in any appreciation in the equity value of the surviving corporation is integral to the Company’s future success; however, as of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or any of their respective affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries, and no members of management expect to enter into any such agreements, arrangements or understandings prior to completion of the merger. Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement, no discussions have occurred between members of our current management and representatives of Parent with respect to any such equity plans or any agreement, arrangement or understanding, except that, pursuant to the merger agreement, from the effective time of the merger through December 31, 2011, Parent has agreed (1) to provide to each individual employed as of the closing date the base salary, annual bonus opportunity (but not equity-based compensation awards), 401(k) and health and welfare benefits substantially comparable in the aggregate to that in effect immediately prior to the closing, and (2) that all severance plans and policies of the Company and its subsidiaries shall remain in effect. A more complete description of the benefits provided to Company employees under the merger agreement is under the heading “Merger Agreement—Employee Benefit Matters” beginning on page 71.

In addition, pursuant to the merger agreement, Parent has agreed that it and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our present and former officers and directors as provided in our charter and bylaws as in effect on the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby) to the fullest extent permitted by law and such rights will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law. Parent will, or will cause the surviving corporation to, maintain in effect our current directors’ and officers’ liability insurance covering each person currently covered by our directors’ and officers’ liability insurance policy; provided that Parent or the surviving corporation may substitute a “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy. A more complete description of the indemnification and insurance rights provided to the Company’s directors and officers under the merger agreement is under the heading “Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” on page 77.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantor or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) and certain non-U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of Company common stock as capital assets, and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold Company common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, stock units or options to purchase shares of Company common stock, or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local or foreign tax laws, or any U.S. federal taxes other than income taxes.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of Company common stock is more than 12 months at the time of the completion of the merger. For taxable years beginning after December 31, 2010, the maximum rate is scheduled to return to the previously effective rate of 20%. However, Congress could act, possibly with retroactive effect, to provide for a different maximum rate. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Backup withholding of tax (at the rate of 28% under current law, which is subject to change) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, an Internal Revenue Service Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

Federal Income Tax Consequences for Non-U.S. Holders

As used herein, a “non-U.S. holder” means a beneficial owner of Company common stock that is (A) neither a U.S. holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes and (B) an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes, a trust, or an estate. Cash received in the merger by a non-U.S. holder or his or her agent generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax, as discussed below) and will not be subject to U.S. income tax unless such non-U.S. holder is treated as engaged in the conduct of a trade or business in the United States and the gain on the Company common stock surrendered in the merger is effectively connected with such trade or business (or, if an income tax treaty applies, such gain generally is attributable to a United States permanent establishment maintained by such non-U.S. holder), in which case the non-U.S. holder will be taxed on a net income basis on the net gain derived from the merger in the same manner as if it were a U.S. person. Additionally, if such non-U.S. holder is a foreign corporation, it may be subject, in addition, to the branch profits tax at a rate of 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder will also be subject to U.S. income tax on the gain derived from the merger at a rate of 30% if the non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, even though the individual is not generally considered a resident of the United States under the Code. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Information reporting and backup withholding (at a rate of 28% under current law, which is subject to change)) will apply to the cash received in the Merger (or pursuant to the exercise of appraisal rights), unless a beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such beneficial owner is a U.S. person) by properly completing Internal Revenue Service Form W-8BEN or another applicable Form W-8 or such beneficial owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder timely furnishes the required information to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be completed until any waiting period applicable to the merger under the HSR Act, the antitrust laws of Austria, and any other jurisdiction as Parent shall reasonably determine after consultation with us has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on November 5, 2010 and each requested early termination of the waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Additionally, under the merger agreement, the merger cannot be completed until the Federal Communications Commission, or the FCC, consents to the transfer of control of the Company (including any of its subsidiaries that holds a permit or license issued by the FCC). On November 12, we filed an application for FCC consent to the transfer of control of permits and licenses held directly by us and indirectly through our subsidiaries.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC, the FCC or any other governmental entity or any private party will not attempt to challenge the merger and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

On November 3, 2010, a putative shareholder class action lawsuit, styled Rubin v. Syniverse Holdings, Inc., et al., was filed in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida in and for Hillsborough County against the Company, Parent, Merger Sub, the Guarantor and members of the Company’s board of directors asserting that the directors breached their fiduciary duties and asserting that the Company, Parent, Merger Sub and Carlyle aided and abetted those alleged breaches of fiduciary duty. The Company and its directors believe that this lawsuit is without merit and intend to defend it vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 86.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will be the directors of Merger Sub until the earlier of their resignation or removal or until their successors have been duly elected and qualified. The officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated to be identical to the certificate of incorporation of the Merger Sub, except that the name of the surviving corporation shall be “Syniverse Holdings, Inc.” The bylaws of the surviving corporation will be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the effective time of the merger until amended in accordance with its terms and by applicable law.

Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and to cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

Unless the parties otherwise agree in writing, the closing of the merger will take place on the later of (x) the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger”) has been satisfied or, to the extent permitted by applicable law, waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions) and (y) the second business day after the final day of the marketing period (as described below) or an earlier day as may be specified by Parent on no less than two business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2011. The effective time of the merger will occur at such time as we and Parent agree in writing so long as such date and time are on or after the time of filing of the certificate of merger with the Secretary of State of the State of Delaware (and no later than the second business day after the date of closing).

The marketing period is the first period of 20 consecutive calendar days after October 28, 2010, throughout which (a) Parent has the essential marketing information described below and (b) the closing conditions relating to the adoption of the merger agreement by our stockholders, the expiration of the waiting period under the HSR Act and certain foreign antitrust laws, receipt of the FCC consent to the transfer of control of the Company and absence of any law or order prohibiting the consummation of the merger have been satisfied, and the conditions to the obligations of Parent and Merger Sub to consummate the merger relating to a Company material adverse effect, the accuracy of our representations and warranties and the performance by the Company of its obligations under the merger agreement shall have been satisfied and nothing has occurred and no condition exists that would prevent the foregoing conditions from being satisfied if the closing of the merger were to occur at any time during such 20 calendar day period. In addition, the marketing period will not be deemed to have commenced if before the completion of the marketing period, Ernst & Young LLP withdraws its audit opinion with respect to any of the financial statements contained in our filings with the SEC since January 1, 2009 (or if the essential marketing information includes the Company’s audited financial statements as of, and for the 12-month period ending, December 31, 2010, then its audit opinion with respect to the audited financial statements as of such date). If the marketing period has not ended prior to November 25, 2010, then it will not commence until November 29, 2010. If the marketing period has not ended prior to December 23, 2010, then it shall not be deemed to have commenced until January 4, 2011.

Essential marketing information consists of, as of any date, (i) such financial statements, financial data and other pertinent information regarding the Company and its subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information, although assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) for registered offerings of non-convertible debt securities, to the extent that information is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate a notes offering, as specified in writing by Parent within 20 days after the date of the merger agreement, and (ii) such other information as is otherwise necessary in order to receive customary “comfort” letters, including “negative assurance” comfort letters, from independent auditors with respect to the information referred to in clause (i) of this paragraph.

If the Company in good faith reasonably believes it has delivered the essential marketing information following the satisfaction of the closing conditions described above in connection with the commencement of the marketing period, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the essential marketing information and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which essential marketing information Parent reasonably believes the Company has not delivered).

Treatment of Company Common Stock, Options, Restricted Stock and Stock Units

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will convert into the right to receive the per share merger consideration, without interest, less any applicable withholding taxes. Shares of Company common stock owned by Parent, Merger Sub and the Company will be cancelled without payment of any consideration. Each share held by a wholly owned subsidiary of the Company immediately prior to the effective time of the merger will remain outstanding and be converted into that number of surviving corporation shares that bear the same ratio to the aggregate number of outstanding surviving company shares as the number of shares held by such subsidiary bore to the aggregate number of outstanding shares immediately prior to the effective time. Company common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights” beginning on page 82.

Options

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Company common stock, vested or unvested, issued under the Company’s equity plans or otherwise (other than the Company’s Employee Stock Purchase Plan), will be cancelled and will entitle the holder to receive, not later than three business days after the effective time of the merger, an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $31.00 exceeds the exercise price per share of such option, less any applicable withholding taxes.

2006 Employee Stock Purchase Plan

Prior to the effective time of the merger, the Company will take all necessary or appropriate action with respect to the employee stock purchase plan to provide that all options granted under the employee stock purchase plan issued and outstanding on the last business day of the current plan period (i.e., November 30, 2010) will be automatically exercised on such date and the shares of Company common stock issued pursuant to the exercise of such options will entitle the holder at the effective time of the merger to receive the per share merger consideration, without interest, less any applicable withholding taxes. The employee stock purchase plan will be terminated on the exercise date for the current plan period and no participant in the employee stock purchase plan shall have any rights thereafter to acquire, or other rights in respect of, the capital stock of the Company, the surviving corporation or any of their subsidiaries pursuant to the employee stock purchase plan.

Restricted Stock

At the effective time of the merger, each share subject to restrictions on transfer and/or forfeiture granted under the Company’s equity plans or otherwise that is outstanding immediately prior to the effective time will become fully vested and will entitle the holder to receive the per share merger consideration, without interest, less any applicable withholding taxes.

Stock Units

At the effective time of the merger, each stock unit granted under the Company’s equity plans or otherwise, whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will entitle the holder to receive, not later than three business days after the effective time of the merger, an amount in cash equal to the number of stock units held by the holder, multiplied by the per share merger consideration, without interest and less any applicable withholding taxes.

Exchange and Payment Procedures

At or promptly after the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock, and if any holder who properly demands appraisal of such shares pursuant to the DGCL fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the effective time of the merger and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the applicable per share merger consideration. As soon as reasonably practicable after the effective time of the merger and in any event within five business days, the surviving corporation shall cause the paying agent to mail to each holder of record of (i) outstanding certificates that immediately prior to the effective time of the merger represented outstanding shares, and (ii) uncertificated shares represented by book entry, a letter of transmittal in customary form and instructions for use in effecting the surrender of the certificates or book entry shares in exchange for the per share merger consideration.

No later than three business days following the effective time of the merger, Parent will cause the surviving corporation to pay to each holder of stock options or stock units granted under the Company’s equity incentive programs or otherwise (other than the Company’s Employee Stock Purchase Plan) the amounts to which the holder is entitled to, as discussed above, through the surviving corporation’s or applicable subsidiary’s payroll system (unless alternative arrangements are specified by a holder no longer able to receive payment through the surviving corporation’s or applicable subsidiary’s payroll system), to the extent permitted thereby. In the event that the surviving corporation has insufficient cash to make such payment to each such holder of stock options or stock units, Parent shall pay such amounts or provide to the surviving corporation sufficient cash to pay such amounts.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon the surrender of your certificates or book-entry shares. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, a certificate is presented to the surviving corporation or the paying agent for transfer, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains undistributed to former record holders of Company common stock on the six-month anniversary of the effective time of the merger will be delivered to the surviving corporation upon demand. Record holders of Company common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction of that certificate, and, if required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the debt financing for the merger on the terms and conditions described in the debt commitment letter and will not permit any amendment or modification to be made to the debt commitment letter or the equity commitment letter, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver would or would reasonably be expected to:

•	reduce the aggregate amount of the debt financing;

•	impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the debt financing;

•	delay or prevent the closing date;

•	make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) less likely to occur; or

•

adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

Parent and Merger Sub will use their reasonable best efforts to:

•	maintain in effect the debt commitment letter until the transactions contemplated by the merger agreement are consummated;

•

satisfy all conditions and covenants applicable to Parent and Merger Sub in the debt commitment letter (including by consummating the financing pursuant to the terms of the equity commitments) at or prior to closing of the merger and otherwise comply with their respective obligations thereunder;

•	enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the debt commitment letter;

•	consummate the financing at or prior to the closing;

•	enforce their respective rights under the debt commitment letter; and

•

cause the lenders and other persons providing the financing to fund on the closing date the financing contemplated by the debt commitment letter (or such lesser amount as may be required to consummate the merger and the other transactions contemplated by the merger agreement), including by taking certain enforcement actions against those lenders in certain circumstances.

Parent and Merger Sub acknowledge in the merger agreement that the obtaining of any financing is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger. If all or a portion of the debt financing to be obtained through the issuance of the senior unsecured notes has not been obtained on or prior to the closing of the merger, Parent will use its reasonable best efforts to cause, no later than the closing of the merger, the senior unsecured credit facility to be drawn, and the proceeds thereof to be used to replace such portion of senior unsecured notes issued at the closing of the merger.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent is required to use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent than those set forth in the debt commitment letter, in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event but no later than the earlier of the last business day of the marketing period.

Parent has agreed to keep us informed with respect to certain specified events related to the status of debt financing and provide us with copies of all material documents provided to the lenders or otherwise related to the debt financing at least one business day prior to the proposed execution of the same. We have agreed to use our reasonable best efforts to provide to Parent and Merger Sub (at Parent’s sole expense) all reasonable cooperation reasonably requested by Parent that is necessary in connection with the financing for the merger, including providing the essential marketing information to Parent, Merger Sub and their financing sources, participating in a reasonable number of meetings with third parties, assisting Parent and its financing sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the debt financing, cooperating with the marketing efforts of Parent and its financing sources for all or any portion of the debt financing, providing and executing documents as may be reasonably requested by Parent and customary for financings of this kind, and including a customary solvency certificate, using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent, executing and delivering any pledge and security documents and any other documents reasonably requested by Parent and customary for similar financings.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

•	required governmental consents, approvals, notices and filings;

•	our SEC filings since January 1, 2009 and the financial statements included therein;

•

compliance with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, and the listing and corporate governance rules and regulations of the NYSE;

•	the absence of certain undisclosed liabilities;

•	the absence of any outstanding or unresolved comments in the comment letters received from the SEC staff with respect to our SEC filings;

•	our disclosure controls and procedures and internal controls over financial reporting;

•

the absence of a Company material adverse effect (as described below) since December 31, 2009 and the absence of certain other changes or events since June 30, 2010 through the date of the merger agreement;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	compliance with applicable laws, government orders, licenses, permits and consent decrees;

•	employee benefit plans;

•	certain employment and labor matters;

•	environmental matters;

•	tax matters;

•	material contracts and the absence of any default under any material contract;

•	insurance policies;

•	real property;

•	intellectual property;

•	the inapplicability of any anti-takeover law to the merger;

•	the absence of any undisclosed related party transactions;

•	compliance with restrictions on certain payments by the company and its subsidiaries, including the federal Foreign Corrupt Practices Act of 1977;

•	our 10 largest customers and suppliers;

•	the absence of business relationships in violation all applicable laws relating to import and export controls and economic sanctions;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the receipt of an opinion from Deutsche Bank Securities Inc.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means an event, change, circumstance, occurrence, effect or state of facts that:

•

has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; or

•

materially impairs or prevents, or materially delays the ability of the Company to consummate the merger or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so;

However, a material adverse effect shall not include any event, change, circumstance, occurrence, effect or state of facts

•	resulting from the announcement or pendency of the transactions contemplated by the merger agreement;

•	any affirmative action taken by the Company that is required by the merger agreement, except for the purposes of certain representations and warranties in the merger agreement;

•

the failure to take action as a result of any restrictions or prohibitions set forth in the merger agreement with respect to which Parent has refused to provide a waiver in a timely manner or at all, except for the purposes of certain representations and warranties in the merger agreement;

•	any legal claims or other proceedings made by any of our stockholders arising from a breach of fiduciary duties relating to the merger agreement;

•

to the extent such change is not disproportionately adverse to the Company and its subsidiaries, taken as a whole, when compared to other persons operating in the geographies and industries in which the Company and its subsidiaries operate:

•

changes generally affecting the telecommunications industry, or the economy or the financial or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general;

•	changes resulting from any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; and

•	changes reflecting or resulting from changes in Law or GAAP;

•	changes in the trading price of the Company’s shares between the date of the merger agreement and the effective time of the merger;

•	any failure by the Company to meet published or unpublished revenue or earnings projections or budgets; and

•	the downgrade in rating of any debt or debt securities of the Company;

provided, that with respect to the exceptions provided in the three bullet points immediately above, the facts and circumstances giving rise to a decline in the trading price of the shares or any failure to meet published or unpublished projections or budgets or downgrade in ratings may be deemed to constitute and taken into account when determining whether there has been a Company material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing their obligations under the merger agreement;

•

the absence of legal proceedings and investigations against Parent and Merger Sub that would adversely affect the ability of Parent and Merger Sub to complete the transactions contemplated by the merger agreement;

•	validity and enforceability of the commitment letters;

•	required governmental consents, approvals, notices and filings;

•	sufficiency of funds;

•	the absence of any default under the commitment letters;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter or the debt commitment letter;

•	payment of fees under the commitment letters;

•	delivery of the executed limited guarantee; and

•	the absence of any undisclosed broker’s or finder’s fees.

Many of Parent’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Parent material adverse effect,” which means an event, change, circumstance, occurrence, effect or state of facts that would reasonably be expected to materially impair the ability of Parent to consummate, or prevents or materially delays, the merger or any of the other transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld or delayed), we and our subsidiaries will cause our businesses to be carried on in the ordinary course consistent with past practice and we and our subsidiaries will use our commercially reasonable efforts to preserve intact our business organizations and maintain in effect all existing permits, preserve our assets, rights and properties in good repair and condition and preserve our relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors and others having business dealings with us.

Subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld or delayed):

•

declare, set aside or pay any dividends or other distributions (other than dividends paid by wholly owned subsidiaries to the Company or to our other wholly owned subsidiaries) or enter into any agreement with respect to voting of our capital stock;

•

purchase, redeem or acquire shares of our capital stock or other equity interests of the Company or our subsidiaries or any options, warrants or rights to acquire any such shares or other equity interests;

•

split, combine, reclassify, or otherwise amend the terms of any of our capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity interests, except in connection with the full acceleration of vesting of stock options, restricted stock and stock units, as discussed above;

•

issue, deliver, sell, pledge, grant or otherwise encumber shares of capital stock (or securities convertible or exchangeable into capital stock, or any options, warrants or other rights to acquire shares of capital stock or convertible or exchangeable securities) of the Company or our subsidiaries (with customary exceptions);

•	make changes to organizational documents;

•

acquire, by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof;

•

acquire any assets that are otherwise material to us and our subsidiaries, other than inventory and equipment acquired in the ordinary course of business consistent with past practice and other acquisitions for which the fair market value of the total consideration paid by us or our subsidiaries does not exceed $5 million individually, or $25 million in the aggregate;

•

sell, lease, license, sell and leaseback, abandon, mortgage, or otherwise encumber or subject to any lien, or otherwise dispose in whole or in part of any of our properties, assets or rights or any interest therein, with a value in excess of $5 million in the aggregate, subject to certain exceptions;

•

intentionally abandon, fail to maintain, or otherwise permit the lapse of, or fail to promptly revive after discovery of any lapse, any right relating to any material intellectual property of Company and its subsidiaries;

•	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

•

incur any indebtedness or guarantee such indebtedness other than borrowings under the Company’s credit agreement and indebtedness that does not exceed $10 million, or amend or refinance any indebtedness;

•

make any loans, advances or capital contributions to, or investments in, any other person, other than Company or any direct or indirect wholly owned subsidiary of Company (provided that the foregoing shall not include the extension of trade credit to customers in the ordinary course of business consistent with past practice);

•

modify or amend in any material respect, terminate (other than in accordance with its terms), cancel or extend any material contract or expressly waive any material benefits under any material contract or enter into any contract that if in effect on the date of the merger agreement would have been a material contract, with certain exceptions;

•	change in any material respect the Company’s financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

•

settle or compromise any material tax liability, amend any material tax return, make any material tax election, file any material tax return in a manner inconsistent with past practice or adopt or change in any material respect any method of accounting for tax purposes or surrender any right to claim a material tax refund;

•

grant any increase in, or acceleration of vesting or payment of, the compensation, bonus or other benefits, or grant of any type of compensation or benefits to any current or former employees, directors, or officers not previously receiving or entitled to receive such type of compensation or benefit (except increases in cash compensation in the ordinary course of business consistent with past practice) except in accordance with the full acceleration of stock options, restricted stock and stock units, as described above;

•	pay any bonus of any kind or amount to any current or former employee, director or officer (except increases in cash compensation in the ordinary course of business consistent with past practice);

•

grant or pay (other than in accordance with the terms of any existing employee benefit plan of the Company on the date of the merger agreement) to any current or former employee, director or officer any severance, change in control or termination pay, or make any modifications thereto or increases therein;

•	pay any benefit or grant or amend any award (except as required to comply with any applicable law or as permitted by the merger agreement);

•	adopt or enter into any collective bargaining agreement or other labor union contract, other than as required by applicable law;

•

adopt any new material employee benefit plan or arrangement or amend or modify in any material respect or terminate any existing employee benefit plan of the Company, other than as required by applicable law;

•

enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or similar agreements with or for the benefit of any officers, directors or employees (other than offer letters to newly-hired employees or officers whose base annual compensation does not exceed $275,000 that, in the aggregate, do not result in a material increase in benefits or compensation expense of Company);

•	settle or compromise any litigation, audit, claim or action for more than $1 million individually or $5 million in the aggregate;

•	forgive any loans to employees, officers, directors or any of their affiliates;

•	make or authorize capital expenditures that are not provided for in the Company’s existing capital expenditures budget, in excess of $5 million in the aggregate; or

•	agree, authorize or commit to do any of the foregoing.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed that the board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) in any manner adverse to Parent, the Company recommendation, or adopt, approve or publicly recommend endorse or otherwise declare advisable the adoption of any acquisition proposal; or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

We have agreed that we shall not, shall cause our subsidiaries not to and shall use our reasonable best efforts to cause our representatives and those of our subsidiaries not to:

•

solicit, initiate, endorse, or cooperate with any inquiry, proposal or offer with respect to or the making or completion of any acquisition proposal or any inquiry, proposal or offer, that could reasonably be expected to lead to any acquisition proposal;

•	enter into, continue or otherwise participate in discussions or negotiations with any person regarding or for the purpose of facilitating any acquisition proposal;

•	provide any non-public information or data concerning the Company and its subsidiaries to any person with respect to or for the purpose of facilitating an acquisition proposal;

•	enter into any letter of intent or agreement requiring the Company to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the merger; or

•	terminate, waive, amend, release or fail to enforce any standstill agreement.

We have also agreed to immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any person other than Parent and Merger Sub or any representatives of such persons conducted previously with respect to any acquisition proposal and to request the prompt return or destruction of all confidential information previously furnished to other parties. However, at any time prior to the time our stockholders adopt the merger agreement, if we receive a bona fide written acquisition proposal from any person that did not result from a breach of our obligations under the preceding paragraph, we may:

•

participate in discussions or negotiations with such person, and furnish non-public information concerning the Company and our subsidiaries requested by such person subject to an acceptable confidentiality agreement (provided that we, prior to and concurrently with, and, in any event, within 24 hours, make available to Parent and Merger Sub any non-public information concerning the Company or our subsidiaries provided to such person if not previously provided to Parent or Merger Sub), if our board of directors prior to taking any such actions, (x) determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) in any manner adverse to Parent, the Company recommendation, or adopt, approve or publicly recommend endorse or otherwise declare advisable the adoption of any acquisition proposal, if our board of directors determines in good faith (after consultation with outside legal counsel and its financial advisor) that such acquisition proposal is a superior proposal and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law (after consultation with outside legal counsel).

At any time before the merger agreement is adopted by our stockholders, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees” beginning on page 74. In addition, at any time prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation in response to a material event, development, or change in circumstances arising or becoming known to our board of directors after the execution of the merger agreement and not related to an acquisition proposal or superior proposal if it believes in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•	we must not have breached, in any material respect, the terms of the merger agreement described in this section “—Solicitation of Acquisition Proposals”;

•

we must notify Parent at least 72 hours in advance of our intention to effect a change of recommendation in respect of a superior proposal or to terminate the merger agreement in respect of a superior proposal specifying the identity of the person making such superior proposal and the material terms of such superior proposal and attaching the most current version of such proposed agreement;

•

after providing such notice and prior to taking any such action, we must negotiate with Parent and Merger Sub in good faith (to the extent Parent desires to negotiate) during such 72 hour period to make revisions in the terms of the merger agreement and/or Parent’s financing commitments, such that it would cause such superior proposal to no longer constitute a superior proposal; and

•

our board of directors must have considered in good faith any adjustments to the merger agreement offered by Parent and after consultation with outside counsel must have determined in good faith that the superior proposal would still constitute a superior proposal if such adjustments were given effect.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from, taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any disclosure to our stockholders if, in the good faith judgment of our board (after consultation with outside counsel), failure to so disclose would be inconsistent with its fiduciary duties under applicable law, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders. However, such communications may be considered a change of recommendation entitling Parent to terminate the merger agreement and receive a termination fee, as provided in the merger agreement.

In this proxy statement we refer to any proposal or offer from any person or group of persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (i) of assets or businesses of the Company and our subsidiaries that generate more than 20% of the net revenues or net income or that represent more 20% of the total assets (based on fair market value), of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, (ii) more than 20% of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of Company or (iii) involving businesses of the Company or any of its subsidiaries, individually or taken together, which businesses constitute more than 20% of the net revenues, net income or total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, in each case other than the transactions contemplated by the merger agreement, as an “acquisition proposal.”

In this proxy statement we refer to any unsolicited bona fide written acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that our board of directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including financing, timing, stockholder litigation and breakup fee and expense reimbursement provisions) and the Person making the proposal, (i) if consummated would be more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by the merger agreement and (ii) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis, as a “superior proposal.”

Stockholders Meeting

We are required to take all action in accordance with Delaware law and our certificate of incorporation and bylaws necessary to duly call, give notice of and convene a meeting of our stockholders as promptly as reasonably practicable following clearance by the SEC of this proxy statement to consider and vote upon the adoption of the merger agreement. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement—Solicitation of Acquisition Proposals”, our board of directors will recommend that our stockholders vote to adopt the merger agreement, include such recommendation in this proxy statement and to solicit adoption of the merger agreement.

Filings; Other Actions; Notification

We and Parent have agreed to use our respective reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable under the merger agreement and applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including effecting the regulatory filings described under “The Merger—Regulatory Approvals and Notices” beginning on page 57 and to obtain all consents, approvals, or waivers from, or participation in other discussions or negotiations, with third parties, including under any of our material contracts, and authorizations from any governmental entity.

We and Parent have agreed, subject to certain exceptions and applicable law, to:

•

make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including filings under the HSR Act and all other filings, registrations and notices under foreign antitrust laws and that the parties otherwise mutually reasonably agree are appropriate and necessary with the applicable governmental entities under any other applicable antitrust laws within the time periods specified thereunder (or, if such time period is not specified, within a reasonable time);

•

execute and deliver any additional instruments necessary to consummate the merger and any of the other transactions contemplated by the merger agreement and fully carry out the purposes of the merger agreement without the prior written consent of the other party;

•	furnish to the other such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing;

•

keep the other reasonably apprised of the status of matters relating to the completion of the merger and any of the other transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any governmental entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the merger or any of the other transactions contemplated by the merger agreement;

•

grant the other the right to review in advance, and to the extent practicable consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and any of the other transactions contemplated by the merger agreement; and

•

vigorously resist, contest or defend any action (including administrative or judicial actions) challenging the merger or any of the other transactions contemplated by the merger agreement, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the merger agreement, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal.

In addition, Parent is obligated to, and shall cause its subsidiaries to, propose (and if such offer is accepted, commit to and effect) the sale or disposition of such assets or businesses of Parent or the surviving corporation or their subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, the surviving corporation, or any of their respective subsidiaries), which it is lawfully capable of taking, as may be required in order to avoid the commencement of any action to prohibit the merger and the other transactions contemplated by the merger agreement, or if such action is already commenced, to avoid or effect the dissolution of such action so as to enable the closing to occur as soon as reasonably possible (and in any event, not later than the outside date). The Company may not, without the written consent of Parent, publicly or before any governmental entity or other third party offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action described in the preceding sentence.

We have also agreed to use our reasonable best efforts to, prior to the consummation of the merger to complete the process of discontinuing our provision of regulated intrastate telecommunications service in each of the states in which we operate and to keep Parent reasonably informed about the status of such efforts and provide Parent with copies of all the documents related thereto, if any.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•

during the period commencing at the effective time of the merger and ending on December 31, 2011, (i) provide our employees and the employees of our subsidiaries with a base salary, annual bonus opportunity (but not equity or equity-based compensation awards), 401(k) and health and welfare benefits substantially comparable in the aggregate to that in effect immediately prior to the effective time of the merger, and (ii) cause the severance plans and policies covering our employees to remain in effect;

•

cause any employee benefit plans of Parent, which we refer to as the New Plans, and which our employees are entitled to participate in, to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans for purposes of equity or equity-based plans), service by our employees as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its subsidiaries; and

•

use commercially reasonable efforts after the date Parent or the surviving corporation commences providing benefits to our employees under the New Plans, which we refer to as the Transition Date, to provide that (i) each of our employees shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company employee benefit plan in which our employees were participating in immediately prior to the Transition Date, which we refer to as an Old Plan, (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any of our employees, all pre-existing condition exclusions and actively-at-work requirements of such New Plan be waived for such employee, and his or her covered dependents, unless such conditions would not have been waived under the similar plans of the Company or its affiliates, in which such Company Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date, and (iii) any eligible expenses incurred by such employee, and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date be taken into account under such New Plan, to the extent taken into account under such Old Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by the holders of a majority of the outstanding shares of Company common stock;

•

any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and certain foreign antitrust laws has expired or been terminated, without any limitation, restriction or condition; and

•

no temporary restraining order, injunction, judgment, order, decree or other legal restraint issued by any governmental entity shall be in effect prohibiting consummation of the merger and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that restricts, prohibits or makes illegal the merger or the other transactions contemplated by the merger agreement.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties regarding capitalization, our corporate power and authority matters, organizational documents, absence of a Company material adverse effect, state takeover statutes and our use of brokers must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except, in the case of the representations and warranties regarding capitalization, for such inaccuracies that would not increase the amounts payable by Parent in connection with the merger by $3,000,000 or more, and for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

•

our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (or, if given as of a specific date, at and as of such earlier date), except where the failure to be true and correct does not and is not reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

•	we have performed in all material respects our obligations under the merger agreement at or prior to the date of the effective time of the merger;

•

from the date of the merger agreement until the effective time of the merger, there has not occurred any change, event or occurrence that has had, individually or in the aggregate, a Company material adverse effect;

•	we have delivered to Parent a certificate to the effect that Company common stock is not a U.S. real property interest; and

•

the FCC shall have consented to the transfer of control of the Company, and any of our subsidiaries that holds an FCC permit, to Parent, without having imposed any conditions materially adverse to Parent.

Our obligation to effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement; and

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the effective time of the merger.

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger by either Parent or the Company, if:

•

the merger has not been consummated by March 31, 2011, which we refer to as the outside date, provided that if the marketing period has commenced but not been completed by that date, then the outside date will be extended to two business days after the final day of the marketing period (provided that the termination right described in this bullet will not be available to a party if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement shall have been the cause of, or that resulted in, the failure of the merger to have been consummated by the outside date);

•

our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting (provided that the termination right described in this bullet will not be available to a party if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement shall have been the cause of, or that resulted in, the failure of the stockholder approval having been obtained); or

•

if any court has issued a judgment, order or injunction or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such action has become final and nonappealable (provided that the termination right described in this bullet will only be available to a party that has used its reasonable best efforts to contest, appeal or remove the judgment, order or injunction or other action restraining, enjoining or prohibiting the merger).

The merger agreement may also be terminated by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, (i) we enter into an alternative acquisition agreement with respect to a superior proposal and (ii) we pay Parent the termination fee discussed under “The Merger Agreement—Termination Fees” (provided that this right will not be available to us unless we have complied with the notice and other requirements of the merger agreement described under “The Merger Agreement—Solicitation of Acquisition Proposals beginning on page 68”);

•

Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform if occurring or continuing on the date on which the closing would otherwise occur would result in the failure of any of the conditions precedent to the obligations of the Company to consummate the merger to be satisfied and such breach or failure to perform cannot be or has not been cured or has not been waived by the earlier of (i) the outside date and (ii) 30 days after the giving of written notice to Parent of such breach or failure (provided that we will not have this right to terminate if we are then in breach or have failed to perform any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be satisfied); or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date.

The merger agreement may be terminated by Parent, if:

•

we or our board of directors (or any committee thereof) (i) makes an adverse recommendation change, (ii) approves, adopts, publicly endorses or recommends an acquisition proposal, or causes or permits the Company or any of its subsidiaries to enter into, an alternative acquisition agreement for an acquisition proposal, (iii) fails to publicly reaffirm our board of directors’ recommendation in favor of the merger and the merger agreement by the earlier of ten business days after Parent’s written request to do so or two business days prior to the special meeting, (iv) fail to, within ten business days after a tender or exchange offer relating to the securities of the Company shall have been commenced, announce a statement disclosing that we recommend the rejection of such tender or exchange offer or (v) announces its intention to do any of the foregoing; or

•

we shall have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform if occurring or continuing on the date on which the closing would otherwise occur would result in the failure of any of the conditions precedent to the obligations of Parent to consummate the merger to be satisfied and such breach or failure to perform cannot be or has not been cured or has not been waived by the earlier of (i) the outside date and (ii) 30 days after the giving of written notice to us of such breach or failure (provided that Parent will not have this right to terminate if Parent is then in breach or has failed to perform any of its representations, warranties, covenants or other agreements that would result in the conditions to our obligation to consummate the merger not to be satisfied).

Termination Fees

We are required to pay Parent a termination fee equal to $60.0 million if:

•

within 12 months of the termination of the merger agreement, we either consummate an acquisition proposal or enter into a definitive agreement with respect to an acquisition proposal and one of the following occurs prior to termination:

•

Parent has terminated the merger agreement as a result of a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement, and prior to such breach an acquisition proposal has been announced, disclosed or otherwise communicated to the Company’s Board of Directors and not publicly withdrawn; or

•

Parent or the Company has terminated the merger agreement as a result of the failure of our stockholders to approve the merger at a meeting of our stockholders, and prior to the meeting of Company’s stockholders an acquisition proposal had been announced, disclosed or otherwise communicated and not publicly withdrawn;

•

Parent terminates the merger agreement because we or our board of directors (or any committee thereof) (i) makes an adverse recommendation change, (ii) approves, adopts, publicly endorses or recommends an acquisition proposal, or causes or permits the Company or any of its subsidiaries to enter into, an alternative acquisition agreement for an acquisition proposal, (iii) fails to publicly reaffirm our board of directors’ recommendation in favor of the merger and the merger agreement by the earlier of ten business days after Parent’s written request to do so or two business days prior to the special meeting, (iv) fail to, within ten business days after a tender or exchange offer relating to the securities of the Company shall have been commenced, announce a statement disclosing that we recommend the rejection of such tender or exchange offer or (v) announces its intention to do any of the foregoing; or

•	we terminate the merger agreement in order to accept a superior proposal.

Parent is required to pay us a $60.0 million reverse termination fee if the merger agreement is terminated by us or Parent because either:

•

the merger has not been consummated by the outside date and all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger and any of the following:

•	any waiting period under certain foreign antitrust laws having expired or being terminated, without any limitation, respect or condition;

•

the absence of any injunction or other order prohibiting consummation of the merger or any law that restricts, prohibits or makes illegal the merger or the other transactions contemplated by the merger agreement, in either case, but only if such injunction or law arises from certain foreign antitrust laws or action taken by the FCC; or

•

the FCC having consented to the transfer of control of the Company, and any of our subsidiaries that holds an FCC permit, to Parent, without having imposed any condition materially adverse to Parent; or

•

any court has issued a judgment, order or injunction or taken any other action restraining, enjoining or otherwise prohibiting the transaction contemplated by the merger agreement and such action has become final and nonappealable, but only if such injunction or law arises from certain foreign antitrust laws or action taken by the FCC.

Parent is also required to pay us a reverse termination fee of $120.0 million (less certain expense reimbursement and indemnification obligations of Parent) if:

•

we terminate the merger agreement as a result of a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, which breach would give rise to the failure of the conditions precedent to the obligations of the Company to consummate the merger to be satisfied and such breach is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the outside date; or

•

we terminate the merger agreement in the event the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date.

The guarantor has agreed to guarantee the obligation of Parent to pay whichever fee is payable, as described in the preceding paragraph, and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case pursuant to the merger agreement. In no event shall we be entitled to receive more than one of the fees described above.

Expenses

The surviving corporation will pay all charges and expenses in connection with the exchange and payment procedures (including those of the paying agent) and receipt of amounts due to equity holders. All costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement and the financing thereof will be paid by the party incurring such expense, except (i) Parent will reimburse and indemnify the Company for expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the merger and (ii) Parent will pay all filing and other fees in respect of the HSR Act and pursuant to other applicable antitrust laws.

Remedies

Our receipt of any reverse termination fee discussed above under “Termination Fees,” including the guarantee thereof by the guarantor, will, subject to certain rights to specific performance described below, be our sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, for any breach, loss or damages with respect to the breach of the merger agreement or failure to perform thereunder. Upon payment of the reverse termination fee, in accordance with the terms of the merger agreement, no person shall have any rights or claims against Parent or Merger Sub, their financing sources, the guarantor or any of their respective former, current, or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees or any former, current, or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees of any of the foregoing, and neither Parent nor Merger Sub shall have any further liability or obligation relating to or arising out of the merger agreement or the merger (including the financing). Upon payment of the reverse termination fee, we have agreed to cause any action pending in connection with the merger agreement or the merger (including any action related to the financing commitments) to be terminated, other than an action to recover payment of the reverse termination fee from Parent, when permitted and to the extent set forth in the merger agreement or for specific performance solely under the circumstances permitted under the merger agreement.

Under no circumstances will we be entitled to damages in excess of the amount of the applicable reverse termination fee payable by Parent, or Parent or Merger Sub be liable for damages in excess of the amount of the reverse termination fee, other than costs and expenses incurred in connection with any action to enforce the payment of any such fee, and, solely in the event that a $60.0 million reverse termination fee is payable by Parent in connection with the performance and discharge of certain expense reimbursement and indemnification obligations of Parent. In addition, neither we nor Parent will be entitled to any consequential, special, multiple, punitive or exemplary damages, and while the parties may pursue both a grant of specific performance and the payment of the fee by the other party, no party will be permitted or entitled to receive both a grant of specific performance and all or any portion of the fee payable by the other party.

The parties are entitled to specific performance, including an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The merger agreement explicitly limits our ability to seek specific performance to cause (i) the equity financing for the merger to be funded, (ii) Parent to use reasonable best efforts to enforce the terms of the debt commitment letter and (iii) Parent to perform certain other covenants under the merger agreement.

The merger agreement allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger to be funded only if (i) all the conditions precedent to the obligations of Parent and Merger Sub to effect the merger described under “The Merger Agreement—Conditions to the Merger” beginning on page 72 (other than those conditions that by their nature cannot be satisfied until the closing of the merger, but each of which shall be capable of being satisfied upon the closing of the merger) have been satisfied and remain satisfied at the time when the closing of the merger would have occurred and Parent and Merger Sub fail to complete the closing by such date, (ii) debt financing (or alternative financing) for the merger has been funded or will be funded if the equity financing is funded at the closing of the merger and (iii) we irrevocably confirm that if such specific performance is granted and the equity and debt financing are funded then the closing of the merger will occur.

The merger agreement allows us to seek specific performance of Parent’s obligation to use its reasonable best efforts to enforce the terms of the debt commitment letter only if (i) all the conditions precedent to the obligations of Parent and Merger Sub to effect the merger described under “The Merger Agreement—Conditions to the Merger” beginning on page 72 (other than those conditions that by their nature cannot be satisfied until the closing of the merger, but each of which shall be capable of being satisfied upon the closing of the merger) have been satisfied and remain satisfied at the time when the closing of the merger would have occurred and Parent and Merger Sub fail to complete the closing by such date, (ii) all conditions to the consummation of the debt financing contemplated by the debt commitment letter (other than the receipt of the equity financing and those conditions that by their nature cannot be satisfied until the closing of the merger, but each of which shall be capable of being satisfied upon the closing of the merger) have been satisfied and remain satisfied, and (iii) we have irrevocably confirmed to Parent and the sources of the debt financing contemplated by the debt commitment letter in writing that if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the merger will occur.

We are not permitted or entitled to receive both a grant of specific performance and payment of a reverse termination fee by Parent.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our present and former officers and directors as provided in our charter and bylaws as in effect on the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby) to the fullest extent permitted by law and such rights will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law.

Parent will, or will cause the surviving corporation to, maintain in effect our current directors’ and officers’ liability insurance covering each person currently covered by our directors’ and officers’ liability insurance policy; provided that Parent or the surviving corporation may substitute a “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy. Such “tail” insurance policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier and the material terms, including coverage and amount, must be no less favorable in any material respect to the insureds as our existing policies. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

Our present and former directors and officers will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose.

Access

Subject to certain exceptions, we will, upon reasonable prior written notice, afford Parent and its authorized representatives reasonable access to the Company and furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors, whether before or after the stockholder approval has been obtained. However, if our stockholders have adopted the merger agreement, no amendment shall be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “SVR.” The following table sets forth the high and low closing prices per share for the Company’s common stock as reported on the New York Stock Exchange for the periods indicated:

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$18.86	$13.53
Second Quarter	$22.35	$15.71
Third Quarter	$18.62	$14.23
Fourth Quarter	$19.08	$7.23
Fiscal Year Ended December 31, 2009
First Quarter	$17.22	$11.26
Second Quarter	$16.96	$12.12
Third Quarter	$19.39	$14.48
Fourth Quarter	$18.92	$15.82
Fiscal Year Ending December 31, 2010
First Quarter	$19.72	$15.92
Second Quarter	$20.61	$17.77
Third Quarter	$24.15	$20.11
Fourth Quarter (through November 12, 2010)	$30.53	$21.65

The per share closing price of Company common stock on the NYSE on October 27, 2010, the last trading day prior to the public announcement of the merger agreement, was $23.79. On [—], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the per share closing price for Company common stock on the NYSE was $[—]. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company has not paid any dividends on its common stock during the past two fiscal years and does not intend to pay dividends on its common stock in the foreseeable future. In addition, the indenture governing the Company’s 7 3/4% Senior Subordinated notes due 2013 and the Company’s senior credit facility include restrictions on the Company’s ability to pay cash dividends on its common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 1, 2010 by:

•	each stockholder who is known to own beneficially more than 5% of our common stock;

•	each director;

•	each of our named executive officers; and

•	all directors and officers as a group.

The percentage ownership is based on 70,213,314 shares of common stock outstanding (net of treasury shares and non-voting restricted stock) at November 1, 2010. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of November 1, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

NAME	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
FMR LLC(1)	7,744,343	11.0%
BlackRock, Inc.(2)	6,094,309	8.7%
Cramer Rosenthal McGlynn LLC(3)	4,907,102	7.0%
Vaughan Nelson Investment Management, L.P.(4)	4,412,365	6.3%
The Vanguard Group Inc.(5)	3,812,016	5.4%

Directors and Executive Officers**:
Tony G. Holcombe(6)	295,609	*
David W. Hitchcock(7)	143,608	*
Eugene Bergen Henegouwen(8)	116,839	*
Alfredo T. de Cárdenas(9)	84,005	*
Lori Gonnu(10)	41,622	*
Jason Few(11)	42,656	*
James B. Lipham(12)	62,656	*
Robert J. Marino(13)	83,800	*
Jack Pearlstein(14)	62,656	*
Timothy A. Samples(15)	42,656	*
Robert J. Gerrard, Jr.(16)	28,822	*
Fritz E. von Mering(17)	28,822	*
Wendy J. Murdock(18)	9,056	*
All directors and executive officers as a group (22 persons)	1,420,593	2.0%

*	Less than 1%
**	The address of all of our directors and executive officers is the Company’s headquarters at 8125 Highwoods Palm Way, Tampa, Florida 33647.
(1)	This information is based on a Schedule 13G/A filed with the SEC on February 16, 2010. The Schedule 13G/A states that as of December 31, 2009, FMR LLC has sole power to vote or to direct the vote of 99,570 shares and sole power to dispose or to direct the disposition of 7,744,343 shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	This information is based on a Schedule 13G filed with the SEC on January 29, 2010. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)	This information is based on a Schedule 13G filed with the SEC on February 10, 2010. The Schedule 13G states that as of December 31, 2009, Cramer Rosenthal McGlynn LLC has sole power to vote or to direct the vote of 4,782,802 shares and sole power to dispose or to direct the disposition of 4,907,102 shares. The address of Cramer Rosenthal McGlynn LLC is 520 Madison Ave, New York, NY 10022.
(4)	This information is based on a Schedule 13G/A filed with the SEC on February 9, 2010. The Schedule 13G/A states that as of December 31, 2009, Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) has sole voting power over 3,122,057 shares, sole dispositive power over 3,461,000 shares and shared dispositive power over 951,365 shares. Vaughan Nelson reported that it may be deemed to be the beneficial owner of the reported shares of Syniverse’s common stock due to investment advisory relationships with the persons who own such shares. Vaughan Nelson further reported that Vaughan Nelson Investment Management, Inc., as General Partner of Vaughan Nelson, may be deemed the indirect beneficial owner of the reported shares. Both Vaughan Nelson and Vaughan Nelson Investment Management, Inc. disclaim beneficial ownership of the reported shares of Syniverse’s common stock. The address of Vaughan Nelson and Vaughan Nelson Investment Management, Inc. is 600 Travis Street, Suite 6300, Houston, Texas 77002.
(5)	This information is based on a Schedule 13G filed with the SEC on February 8, 2010. The Schedule 13G states that as of December 31, 2009, The Vanguard Group Inc. has sole voting power over 90,177 shares, sole dispositive power over 3,721,839 shares and shared dispositive power over 90,177 shares. The address of The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Includes 159,700 shares subject to options held by Mr. Holcombe that are exercisable within 60 days of November 1, 2010.
(7)	Includes 75,646 shares subject to options held by Mr. Hitchcock that are exercisable within 60 days of November 1, 2010.
(8)	Includes 84,369 shares subject to options held by Mr. Bergen Henegouwen that are exercisable within 60 days of November 1, 2010.
(9)	Includes 41,965 shares subject to options held by Mr. de Cárdenas that are exercisable within 60 days of November 1, 2010.
(10)	Includes 9,772 shares subject to options held by Ms. Gonnu that are exercisable within 60 days of November 1, 2010.
(11)	Includes 26,486 shares subject to options held by Mr. Few that are exercisable within 60 days of November 1, 2010.
(12)	Includes 46,486 shares subject to options held by Mr. Lipham that are exercisable within 60 days of November 1, 2010.
(13)	Includes 62,450 shares subject to options held by Mr. Marino that are exercisable within 60 days of November 1, 2010.
(14)	Includes 46,486 shares subject to options held by Mr. Pearlstein that are exercisable within 60 days of November 1, 2010.
(15)	Includes 26,486 shares subject to options held by Mr. Samples that are exercisable within 60 days of November 1, 2010.
(16)	Includes 15,352 shares subject to options held by Mr. Gerrard that are exercisable within 60 days of November 1, 2010.
(17)	Includes 15,352 shares subject to options held by Mr. von Mering that are exercisable within 60 days of November 1, 2010.
(18)	Includes 2,686 shares subject to options held by Ms. Murdock that are exercisable within 60 days of November 1, 2010.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $31.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A signed proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Syniverse Holdings, Inc., Attention: Corporate Secretary, 8125 Highwoods Palm Way, Tampa, Florida 33647, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $31.00 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2011 annual meeting of stockholders next year. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2011 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. In order to be included in our proxy materials for our 2011 Annual Meeting, we must receive stockholder proposals prepared in accordance with the proxy rules on or before December 5, 2010. Any such proposal should be addressed to the Corporate Secretary, Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our Annual Meeting of Stockholders to be held in 2011 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Candidates for director who are properly recommended by the Company’s stockholders will be evaluated in the same manner as any other candidate for director. The Nominating and Corporate Governance Committee may require the candidate to furnish other information as the Nominating and Corporate Governance Committee may reasonably request to assist the Nominating and Corporate Governance Committee in determining the eligibility of the candidate to serve as a Director. The Nominating and Corporate Governance Committee (or the presiding officer at any meeting of the stockholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2011 Annual Meeting for inclusion in our proxy statement under Rule 14a-8, and intends to submit a proposal or nominate a person as a candidate for election to the Board of Directors directly (rather than through our Nominating and Corporate Governance Committee), Syniverse must receive the stockholder proposal or nomination between January 6, 2011 and February 5, 2011. If the date of the 2011 Annual Meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after May 6, 2011, notice from a stockholder must be so received not later than the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever occurs first. The stockholder’s submission must be made by a registered stockholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the Annual Meeting that do not meet these requirements. In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, if we receive notice after February 8, 2011 of any proposal which a stockholder intends to raise at the 2011 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2011 Annual Meeting may exercise discretionary voting with respect to such proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.syniverse.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on February 26, 2010);

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010 (filed with the SEC on May 7, 2010), for the fiscal quarter ended June 30, 2010 (filed with the SEC on August 6, 2010), and for the fiscal quarter ended September 30, 2010 (filed with the SEC on November 4, 2010);

•	Current Reports on Form 8-K filed with the SEC on April 28, 2010, May 7, 2010, July 30, 2010, October 28, 2010 and November 1, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on April 5, 2010.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at the Company’s headquarters at 8125 Highwoods Palm Way, Tampa, Florida 33647; or from our proxy solicitor, [—] (toll-free at [—]); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

BUCCANEER HOLDINGS, INC.,

BUCCANEER MERGER SUB, INC.,

and

SYNIVERSE HOLDINGS, INC.

Dated as of October 28, 2010

A-i

(Continued)

A-ii

(Continued)

Page

Section 8.11	Severability	A-49
Section 8.12	Waiver of Jury Trial	A-49
Section 8.13	Counterparts	A-49
Section 8.14	Facsimile Signature	A-50
Section 8.15	No Presumption Against Drafting Party	A-50
Section 8.16	No Personal Liability of Directors, Officers, Owners Etc.	A-50

A-iii

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	8.3(a)
Acquisition Proposal	5.2(e)(i)
Action	3.9
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(b)
Affiliate Transaction	3.20
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)
Antitrust Laws	8.3(c)
Book-Entry Shares	2.3(b)
Business Day	8.3(d)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Board	3.4(b)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Class A Preferred Stock	3.2(a)
Company Credit Agreement	8.3(e)
Company Disclosure Letter	Article III
Company Employees	5.9(b)
Company Equity Award Schedule	3.2(b)
Company Equity Plans	2.2(a)
Company ESPP	2.2(d)
Company Minority Interest Business	3.3
Company Participant	3.11(f)
Company Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Recommendation	5.3(b)
Company Registered IP	3.18(a)
Company SEC Documents	3.6(a)
Company Terminating Breach	7.1(c)(i)
Confidentiality Agreement	5.4(b)
Contract	8.3(f)
control	8.3(g)
Copyrights	8.3(p)
Debt Financing	4.6
Debt Financing Commitments	4.6
Delaware Secretary of State	1.3
DGCL	1.1
Dissenting Shares	2.5
Domain Names	8.3(p)
EC Merger Regulation	8.3(h)
Effective Time	1.3
Employee Plans	3.11(b)
Environmental Law	3.13(b)

A-iv

INDEX OF DEFINED TERMS

(Continued)

Definition	Location

Equity Financing	4.6
Equity Financing Commitments	4.6
ERISA	3.11(a)
ESPP Options	2.2(d)
Essential Marketing Information	8.3(i)
Exchange Act	8.3(j)
Federal Communications Commission	8.3(k)
Financing	4.6
Financing Commitments	4.6
Financing Sources	4.6
Foreign Antitrust Laws	8.3(l)
Foreign Plan	3.11(g)
Funding Obligations	4.6
GAAP	3.6(b)
Governmental Entity	8.3(m)
Guarantee	Recitals
Hazardous Substance	3.13(c)
HSR Act	8.3(n)
Indebtedness	8.3(o)
Intellectual Property	8.3(p)
Intervening Event	8.3(q)
IRS	8.3(r)
IT Assets	8.3(s)
knowledge	8.3(t)
Law	8.3(u)
Lender Related Party	7.3(f)
Liens	3.3
Marketing Period	8.3(v)
Marks	8.3(p)
Material Adverse Effect	8.3(w)
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(c)
Merger Sub Charter	4.1(c)
New Plans	5.9(b)
Non-U.S. Corporate Entity	3.14(j)
NYSE	8.3(x)
Old Plans	5.9(c)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Bylaws	4.1(c)
Parent Charter	4.1(c)
Parent Material Adverse Effect	8.3(y)
Parent Party	8.3(z)
Parent Terminating Breach	7.1(d)(i)

A-v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location

Parent Termination Fee	7.3(d)
Patents	8.3(p)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	8.3(cc)
Permits	3.10
Permitted Liens	8.3(aa)
Person	8.3(bb)
Prime Rate	7.3(d)
Proxy Statement	3.5(b)
Related Party	3.20
Representatives	8.3(dd)
Restricted Stock	2.2(b)
Sarbanes-Oxley Act	8.3(ee)
SEC	8.3(ff)
Securities Act	8.3(gg)
Senior Notes	5.12(c)
Senior Subordinated Notes	4.6
Shares	2.1(a)
Significant Subsidiary	8.3(hh)
Sponsor	Recitals
Stock Option	2.2(a)
Stock Unit	2.2(c)
Stockholder Approval	3.4(a)
Stockholders Meeting	5.3(b)
Subsidiary	8.3(ii)
Superior Proposal	5.2(e)(ii)
Surviving Corporation	1.1
Surviving Corporation Share	2.1(c)
Takeover Laws	3.19
Tax Returns	8.3(kk)
Taxes	8.3(jj)
Termination Fee	7.3(b)(iii)
Transition Date	5.9(b)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 28, 2010, among Buccaneer Holdings, Inc., a Delaware corporation (“Parent”), Buccaneer Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Syniverse Holdings, Inc., a Delaware corporation (“Company”).

RECITALS

WHEREAS, the parties wish to consummate the business combination transactions provided for herein, pursuant to which Merger Sub will merge with and into Company, with Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Company to enter into this Agreement, Carlyle Partners V, L.P. (“Sponsor”) is entering into a guarantee with Company (the “Guarantee”) pursuant to which Sponsor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified therein; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the later of (x) the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), and (y) two (2) Business Days after the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Company, at the offices of Alston & Bird LLP, 950 F Street, N.W., Washington, D.C. 20004, unless another date, time or place is agreed to in writing by Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as Parent and Company shall agree in writing and shall specify in the Certificate of Merger, provided that such date and time shall be on or after the time of filing of the Certificate of Merger and no later than the second Business Day after the Closing Date (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) Subject to Section 5.8, at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of the Merger Sub, except that the name of the Surviving Corporation shall be “Syniverse Holdings, Inc.”; and

(b) The bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, in each case, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(b) The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or approved and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent, Merger Sub or the holders of any shares of capital stock of Company, Parent, or Merger Sub:

(a) Each share of common stock, par value $0.001 per share, of Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b), (ii) any Dissenting Shares (as hereinafter defined)), and (iii) the Shares described in Section 2.1(d)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $31.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”).

(b) Each Share held by Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (a “Surviving Corporation Share”).

(d) Each Share held by a wholly owned Subsidiary of Company immediately prior to the Effective Time shall remain outstanding and shall be converted into that number of Surviving Corporation Shares that bears the same ratio to the aggregate number of outstanding Surviving Corporation Shares as the number of Shares held by such Subsidiary bore to the aggregate number of outstanding Shares immediately prior to the Effective Time.

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company, or securities convertible into, exchangeable into or exercisable for shares of the capital stock of Company, respectively, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted, if necessary and without duplication, to reflect such change; provided, that nothing in this Section 2.1(d) shall be construed to permit Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each option or similar right (each, a “Stock Option”) to purchase Shares granted under any stock option, stock purchase or equity compensation plan, arrangement or agreement of Company, other than the Company ESPP (the “Company Equity Plans”), or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares subject to such Stock Option, multiplied by (ii) the excess, if any, of the per Share Merger Consideration over the exercise price per Share subject to such Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any required withholding Tax. No holder of a Stock Option that has an exercise price per Share that is equal to or greater than the per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Stock Option before, on, or after the Effective Time.

(b) At the Effective Time, each Share subject to restrictions on transfer and/or forfeiture granted under a Company Equity Plan or otherwise (the “Restricted Stock”) that is outstanding immediately prior to the Effective Time shall become fully vested and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less the amount of any required withholding Tax, in accordance with Section 2.1.

(c) At the Effective Time, each stock unit granted under a Company Equity Plan or otherwise (each, a “Stock Unit”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the number of Stock Units held by such holder, multiplied by (ii) the per share Merger Consideration, less the amount of any required withholding Tax.

(d) Between the date of this Agreement and the Effective Time, Company shall take all necessary or appropriate action with respect to the Syniverse Holdings, Inc. 2006 Employee Stock Purchase Plan (the “Company ESPP”) to provide that (i) the Exercise Date for the Plan Period (as each such term is defined in the Company ESPP) that is in effect as of the date of this Agreement shall occur on or before the last trading day prior to the Effective Time, (ii) no employee participating in the Company ESPP may increase his or her payroll deduction thereunder following the date of this Agreement (including necessary or appropriate actions pursuant to Section 6 of the Company ESPP), (iii) all Options (as such term is defined in the Company ESPP and referenced herein as “ESPP Options”) issued and outstanding under the Company ESPP on such Exercise Date will be automatically exercised on such Exercise Date, (iv) the Shares issued pursuant to the exercise of such ESPP Options shall be treated in the manner described in Section 2.1, (v) no new Plan Period shall commence on or following the date of this Agreement, and (vi) the Company ESPP shall terminate on the Exercise Date and no participant in the Company ESPP shall have any rights thereafter to acquire, or other rights in respect of, the capital stock of Company, the Surviving Corporation or any of their Subsidiaries pursuant to the Company ESPP.

(e) Company shall take all actions necessary or appropriate to ensure that, as of the Effective Time, (i) the Company Equity Plans shall terminate and (ii) no holder of Stock Options, Restricted Stock or Stock Units and no participant in any Company Equity Plan shall have any rights to acquire, or other rights in respect of, the capital stock of Company, the Surviving Corporation or any of their Subsidiaries, except the rights contemplated by Sections 2.1 and 2.2(a), (b) and (c).

(f) At or prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Equity Plans or Company ESPP) shall adopt such resolutions or take such other actions as may be necessary or appropriate to effect the transactions described in clauses (a) through (e) of this Section.

(g) Prior to the Effective Time, Company shall deliver all necessary or appropriate notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Stock Options, Restricted Stock, Stock Units or any participant in the Company ESPP, setting forth each holder’s or participant’s rights pursuant to the applicable Company Equity Plan or the Company ESPP, as applicable, and stating that such Stock Options, Restricted Stock, Stock Unit or any rights pursuant to the Company ESPP, as applicable, shall be treated in the manner set forth in this Section 2.2.

Section 2.3 Exchange and Payment for Shares.

(a) At or promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to Company (the “Paying Agent”) cash in an amount equal to the aggregate Merger Consideration into which Shares have been converted in accordance with Section 2.1(a). The cash deposited with the Paying Agent pursuant to this Section 2.3(a) shall hereinafter be referred to as the “Payment Fund.” The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 2.1(a) or 2.5, except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall contain such other provisions as Parent or the Paying Agent may reasonably specify) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to promptly pay, the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Tax), and such Certificate or Book-Entry Share shall forthwith be canceled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender or transfer, the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(c) Parent shall take all actions necessary so that, no later than three (3) Business Days after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of Stock Options or Stock Units granted under any Company Equity Plan the amounts to which such holder is entitled as determined in accordance with Section 2.2(a) and (c) through the Surviving Corporation’s or applicable Subsidiary’s payroll, unless alternative arrangements are specified by a holder that is no longer able to receive such payment through the Surviving Corporation’s or applicable Subsidiary’s payroll system, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Stock Options or Stock Units, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts.

(d) At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(e) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Certificates or Book-Entry Shares entitled to receive such consideration, and Parent shall promptly provide additional funds to the Paying Agent for the benefit of holders of Certificates and Book-Entry Shares in the amount of any such losses to the extent necessary for payment of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(f) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares on the six-month anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

(g) None of Parent, the Surviving Corporation or the Paying Agent or any other Person shall be liable to any Person in respect of any cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.3(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure letter delivered by Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Company’s covenants contained herein, provided, that disclosure in any section of the Company Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect) or (ii) as disclosed in any Company SEC Document publicly available prior to the date hereof but excluding the exhibits and schedules thereto, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Company SEC Documents that is cautionary, predictive or forward-looking in nature (it being understood and agreed that any disclosure in the Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III only to the extent that it is readily apparent from a reading of such disclosure that it is applicable to such Section), Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) (only with respect to Subsidiaries, other than Syniverse Technologies, Inc.) and (iii), where the failure to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had a Material Adverse Effect.

(b) Company has previously made available to Parent true and complete copies of Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Significant Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Company is not in violation of any provision of the Company Charter or the Company Bylaws. None of the Subsidiaries of the Company are in violation of such Subsidiary’s certificate of incorporation or bylaws (or comparable organizational documents), except, in the case of any violation, that individually or in the aggregate would have a Material Adverse Effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of Company consists of 100,300,000 Shares, 300,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), and 300,000 shares of Class A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Company Class A Preferred Stock”). As of the close of business on October 27, 2010, (i) 70,213,314 Shares (excluding treasury shares) were issued and outstanding (of which 1,310,884 Shares were shares of Restricted Stock), (ii) 199,998 Shares were held by Company in its treasury, (iii) no shares of Company Preferred Stock or Company Class A Preferred Stock were issued and outstanding and no shares of Company Preferred Stock or Company Class A Preferred Stock were held by Company in its treasury, and (iv) 7,729,222 Shares were reserved for issuance pursuant to Company Equity Plans (of which 2,935,252 Shares were subject to outstanding Stock Options, 10,000 Shares were subject to outstanding Stock Units and 928,736 Shares were subject to outstanding ESPP Options). All the outstanding shares of capital stock of Company are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or similar antidilution rights. No shares of capital stock of Company are owned by any Subsidiary of Company. Neither Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Company or such Subsidiary on any matter. As of the date of this Agreement, except for this Agreement, as set forth above in this Section 3.2(a), the Stock Options, Restricted Stock and Stock Units set forth in Section 3.2(b) of the Company Disclosure Letter, the ESPP Options, and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Company, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Company, (B) securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any shares of capital stock of Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of Company or any of its Subsidiaries, contingent or otherwise, to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Neither Company nor any of its Subsidiaries is, nor to the knowledge of Company is any other Person, a party to or bound by any contracts or understandings with respect to the voting (including voting trusts and proxies) or, other than under Company Equity Plans (or grants thereunder) or the Company Credit Agreement, the sale or transfer (including agreements imposing transfer restrictions) of any shares of its capital stock or other equity interests.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of October 27, 2010, of (i) outstanding Stock Options, other than the ESPP Options, indicating, with respect to each Stock Option then outstanding, the type of award granted, the number of Shares subject to such Stock Option, the name of the plan under which such Stock Option was granted, the date of grant, exercise price, vesting schedule and expiration thereof, (ii) outstanding shares of Restricted Stock, indicating, with respect to each holder, the number of shares of Restricted Stock owned by such holder, the name of the plan under which such shares of Restricted Stock were granted, the date of grant, vesting schedule and expiration thereof and (iii) outstanding Stock Units, indicating, with respect to each holder, the number of Stock Units held by such holder, the number of Shares underlying such Stock Units, the name of the plan under which such Stock Units were granted, the date of grant, vesting schedule and expiration thereof (the “Company Equity Award Schedule”). Each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and, other than the ESPP Options, the exercise price of each other Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Stock Option. Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Stock Options, Restricted Stock or Stock Unit grants.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (a) each Subsidiary of Company, including its jurisdiction of incorporation or formation, and (b) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Company holds, directly or indirectly, an equity interest (each, an “Company Minority Interest Business”), and the percentage of Company’s equity interest in such Company Minority Interest Business relative to all outstanding equity interests (on a fully diluted basis). All of the shares of capital stock or other equity or voting interests of each such Company Minority Interest Business that are owned, directly or indirectly, by Company or a Subsidiary thereof are owned free and clear of all Liens other than restrictions on transfer under applicable securities Laws and Liens created pursuant to the Company Credit Agreement. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and its interests in the Company Minority Interest Businesses, Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for, any of the foregoing. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive rights or similar antidilution rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Company, free and clear of all pledges, claims, liens, charges, call rights, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than restrictions on transfer under applicable securities Laws and Liens created pursuant to the Company Credit Agreement.

Section 3.4 Authority.

(a) Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption and approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Stockholder Approval”), and to the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of Company for adoption and approval and (iv) resolving to recommend that Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Company or any of its Subsidiaries under, any provision of (i) the Company Charter, the Company Bylaws, or the comparable governing documents of the Company’s Subsidiaries, except, in the case of any Subsidiary, that individually or in the aggregate would not have a Material Adverse Effect, (ii) any Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound as of the date hereof, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of the NYSE applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate would not have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Company or the consummation by Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any filings or applications that may be required under the Antitrust Laws of any non-U.S. jurisdictions, (ii) the filing of notices or applications with the Federal Communications Commission and various state public utilities commissions in connection with the transactions contemplated herein, and the grant of any such applications where required, set forth in Section 3.5(b)(ii) of the Company Disclosure Letter, (iii) the filing with the SEC of (A) a proxy statement relating to the approval of this Agreement by Company’s stockholders (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) pursuant to the Exchange Act, and (B) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act, (iv) the filings of documents with various state or foreign securities authorities that may be required in connection with the transactions contemplated hereby, (v) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and (vi) such other filings the failure of which to be obtained or made, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements.

(a) Company and its Subsidiaries have filed or furnished on a timely basis with the SEC, all forms, reports, schedules, statements and other documents required to be filed or furnished by them with the SEC since January 1, 2009 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Company SEC Document has been amended or superseded by a subsequently filed Company SEC Document prior to the date of this Agreement, (i) the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the listing and corporate governance rules and regulations of the NYSE, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for Syniverse Technologies, Inc., no Subsidiary of the Company is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) Neither Company nor any of its Subsidiaries has, and since June 30, 2010, neither Company nor any of its Subsidiaries has incurred (except, in each case, as permitted by Section 5.1), any liabilities or obligations required to be recorded or reflected on Company’s balance sheet under GAAP, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) to the extent accrued or reserved against in the unaudited consolidated balance sheet of Company and its Subsidiaries as of June 30, 2010 included in the Company SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2010, (iii) for liabilities and obligations that are not material to Company and its Subsidiaries, taken as a whole, or (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents.

(e) Company and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) effective to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Company’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

Section 3.7 Certain Information. None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or any other documents disseminated to Company’s stockholders in connection with the Merger or other transactions contemplated hereby will, at the time it is first mailed to Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by Company with respect to information supplied in writing by Parent or any of its Subsidiaries specifically for inclusion therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

Section 3.8 Absence of Certain Changes or Events. Since June 30, 2010 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and (b) neither Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Sections 5.1(a)(i), 5.1(a)(ii) (except for any action arising under Company Equity Plans or grants thereunder), 5.1(d), 5.1(g) and 5.1(f) (with respect to the Company and Syniverse Technologies, Inc. only). Since December 31, 2009 through the date of this Agreement, there has not been a Material Adverse Effect.

Section 3.9 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Company or any of its Subsidiaries in such individual’s capacity as such, other than Actions that, individually or in the aggregate, have not had a Material Adverse Effect. Neither Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had a Material Adverse Effect. Section 3.9 of the Company Disclosure Letter lists all Actions as of the date hereof that (i) involve an amount in controversy in excess of $250,000, (ii) seek material injunctive relief or (iii) seek to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement.

Section 3.10 Compliance with Laws. Except with respect to ERISA, Environmental Matters, Taxes and Intellectual Property, which are the subject of Sections 3.11, 3.13, 3.14 and 3.18, respectively, Company and each of its Subsidiaries are and, at all times since January 1, 2007 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had a Material Adverse Effect. Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except to the extent such violation, default or event, individually or in the aggregate, has not had a Material Adverse Effect. Section 3.10 of the Company Disclosure Letter contains a true and complete list of all material authorizations with the Federal Communications Commission and state public utilities commissions required to be held by Company or its Subsidiaries. Except with respect to regulatory matters covered by Section 5.5, no investigation or review by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, nor has Company or any of its Subsidiaries received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) All “employee benefit plans” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise) under which any employee or former employee of Company or its Subsidiaries has any present or future right to benefits or Company or its Subsidiaries has had or has any present or future liability, whether absolute or contingent, are referred to herein as the “Company Plans.”

(b) Company has provided Parent with (i) a true and complete list of each Company Plan maintained for the benefit of employees or former employees employed in the United States (the “Employee Plans” ), and (ii) information on benefits provided by the Company for employees or former employees who are situated outside of the United States.

(c) With respect to each Employee Plan, Company has furnished or made available to Parent a current, accurate and complete copy thereof and, in each case to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, summary of material modification, and other written summaries of the benefits provided under an Employee Plan, and (iv) copies of all material written correspondence with a Governmental Entity regarding audits or noncompliance with applicable Law, and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(d) No Employee Plan is subject to Sections 412 or 430 of the Code or Title IV of ERISA or is a multiemployer plan (within the meaning of Section 3(37) of ERISA), and none of Company, its Subsidiaries or any entity that would be treated as a single employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any such plan or multiemployer plan. Neither Company nor any of its Subsidiaries has any current or projected liability with respect to an obligation to provide any health, medical or life insurance benefits (whether or not insured) with respect to any Person beyond his or her retirement or other termination of service other than coverage mandated by Section 4980B of the Code or any similar Law, and at the expense of such Person.

(e) With respect to each Employee Plan, except to the extent that any inaccuracies in the representations and warranties set forth in this Section 3.11(e), individually or in the aggregate, have not had a Material Adverse Effect:

(i) each Employee Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and all contributions required to be made under the terms of any Employee Plan have been timely made;

(ii) each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Employee Plan; and

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Company, threatened, relating to Employee Plans, any fiduciaries thereof with respect to their duties to Employee Plans or the assets of any of the trusts under any Employee Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions.

(f) Each Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with and has been operated and maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury and IRS guidance issued thereunder and no amounts under any such Employee Plan is, has been, or could reasonably be expected to be, subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. No Company Participant is entitled to any gross-up, make-whole or other additional payment from Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto. For purposes of this Agreement, “Company Participant” shall mean any current or former director, officer, employee, contractor or consultant of Company or any of its Subsidiaries.

(g) With respect to each Company Plan maintained outside of the United States substantially for employees or former employees who are situated outside the United States (each, a “Foreign Plan”), except to the extent that any inaccuracies in the representations and warranties set forth in this Section 3.11(g), individually or in the aggregate, have not had a Material Adverse Effect: (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws (including, without limitation, any registration or approval requirements), (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended to be funded and/or book-reserved, such Foreign Plan has been funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or is reasonably likely to be imposed upon the assets of Company or any of its Subsidiaries by reason of such Foreign Plan

Section 3.12 Labor Matters.

(a) There are no collective bargaining agreements or other Contracts with a labor union, labor organization, employee organization or works council applicable to any employees of Company or any of its Subsidiaries other than those agreements or other Contracts true and correct copies of which have been made available to Parent prior to the date of this Agreement. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Company, threat thereof, by or with respect to any employees of Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. To the knowledge of Company, there have not been in the previous three years, and are not currently, any organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of Company, threatened with respect to Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Company, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Company or any of its Subsidiaries and, to the knowledge of Company, no such investigation is in progress. No Person performing services for Company or any of its Subsidiaries has been improperly excluded from participating in any Company Plan. Neither Company nor any of its Subsidiaries has any direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, as having exempt status rather than non-exempt status for purposes of overtime, or with respect to such Person’s status as an employee leased from another employer, except for any direct or indirect liability that would not reasonably be likely to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any written claim that any person has been misclassified as an independent contractor rather than an employee or having exempt status rather than non-exempt status for purposes of overtime.

Section 3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since January 1, 2007, neither Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Company or any of its Subsidiaries or as a result of any operations or activities of Company or any of its Subsidiaries at any location and, to the knowledge of Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Company or any of its Subsidiaries under any Environmental Law; and (v) neither Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Company’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 3.14 Taxes.

(a) All income and all other material Tax Returns required to have been filed by or with respect to Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by Company or its Subsidiaries have been paid or will be timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Tax Liens on the assets of Company or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending any period for assessment of Taxes for any period with respect to any Tax to which Company or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Company or its Subsidiaries (or any other corporation merged into or consolidated with Company or its Subsidiaries) have been, in all material respects, properly accrued on the most recent Company SEC Documents in accordance with GAAP. None of Company or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement or any material tax indemnity agreement (other than an agreement or arrangement solely among members of a group the common parent of which is Company or any of its Subsidiaries). None of Company or its Subsidiaries has received written notice from a

Governmental Entity in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns claiming that Company or any such Subsidiary is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return (except for any claims that would not reasonably be expected to be material).

(b) Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(c) As of the date of this Agreement, there are no audits, examinations, investigations or other proceedings now pending or, to the knowledge of Company, threatened in writing against or with respect to Company or any of its Subsidiaries with respect to any income or other material Tax.

(d) Neither the execution of this Agreement, the Stockholder Approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) (i) will result in payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code, or (ii) will give rise to an additional Tax under Section 409A of the Code.

(e) Neither Company nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration (of vesting, payment, exercisability or otherwise) or enhancement of any benefit (including any severance benefit) as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, the Stockholder Approval of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in combination with another event) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No Company Plan provides for the gross-up or reimbursement of any Taxes incurred by an employee under Section 4999 of the Code or otherwise.

(f) Neither Company nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(g) Neither Company nor any of its Affiliates has elected or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code.

(h) None of Company or its Subsidiaries will be required to include material amounts in income, or exclude material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date or (4) deferred gains arising prior to the Closing Date.

(i) None of Company or its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (other than a transaction with respect to which all applicable reporting requirements have been satisfied).

(j) No Subsidiary of Company that is treated as a corporation for U.S. federal income tax purposes and that is not organized under the laws of the United States or any subdivision thereof (each, a “Non-U.S. Corporate Entity”): (i) has an investment in U.S. property within the meaning of Section 956 of the Code, or (ii) is engaged in a U.S. trade or business for U.S. federal income tax purposes. Parent or the Surviving Corporation would not be required to include any amounts in gross income with respect to any Non-U.S. Corporate Entity pursuant to Section 951 of the Code if the taxable year of such Non-U.S. Corporate Entity were deemed to end on the day after the Closing Date.

(k) None of Company or its Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulation Section 301.7701-5(a).

(l) The prices and terms for the provision of any property or services by or to Company and its Subsidiaries or as between or among its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

Section 3.15 Contracts.

(a) Section 3.15 of Company Disclosure Letter contains a true and complete list of each of the following types of Contracts to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i) any Contract that would be required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Company on a Current Report on Form 8-K;

(ii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement material to Company or any of its Subsidiaries or in which Company owns more than a 15% voting or economic interest, or any interest valued at more than $5,000,000 without regard to percentage voting or economic interest;

(iii) any Contract relating to or evidencing Indebtedness (as hereinafter defined) and having an outstanding principal amount in excess of $2,000,000;

(iv) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of (1) capital stock or other equity interests or (2) assets for aggregate consideration (in one or a series of transactions) under such Contract of $3,000,000 or more (other than acquisitions or dispositions of inventory or equipment in the ordinary course of business consistent with past practice);

(v) any Contract with any of the 10 largest customers of Company (on a consolidated basis and in their capacity as customers of the Company) for the eight months ended August 31, 2010 or any of the 10 largest suppliers of Company (on a consolidated basis and in their capacity as suppliers of the Company) for the eight months ended August 31, 2010;

(vi) any Contract that is a license agreement that is material to the business of Company and its Subsidiaries, taken as a whole, pursuant to which Company or any of its Subsidiaries is a party and (1) licenses in Intellectual Property or (2) licenses out Intellectual Property owned by Company or its Subsidiaries, in each case other than license agreements for software that is generally commercially available and non-disclosure agreements that provide for only limited use rights of Intellectual Property for evaluation purposes only;

(vii) any Contract (other than Contracts relating to the employment of any Person) between Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Company;

(viii) any Contract (A) with respect to the employment of any executive officer or (B) with any labor union (including any collective bargaining or similar agreement, but excluding any Contracts mandated by the laws of any foreign jurisdiction);

(ix) any Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of Company and its Subsidiaries, taken as a whole, or of any Subsidiary of Company; or

(x) any Contract containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business.

For purposes of this Agreement, the term “Material Contract” shall include (A) any Contracts of the type described in clauses (i) through (x) or (B) any Contract with any works council or guild (including any collective bargaining or similar agreement related thereto).

(b) Each Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect. There is no default under any Material Contract by Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto under any such Material Contract, nor has Company or any of its Subsidiaries received any written notice of any such default, event or condition, or of any termination or non-renewal of any Material Contract, except where any such default, event or condition, or any such termination or non-renewal, individually or in the aggregate, has not had a Material Adverse Effect. Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Company or any of its Subsidiaries, or pursuant to which Company or any of its Subsidiaries is a named insured, as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, except as, individually or in the aggregate, has not had a Material Adverse Effect, (a) such policy is in full force and effect and all premiums due thereon have been paid and (b) neither Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy. No written notice of cancellation or termination has been received with respect to any such policy.

Section 3.17 Real and Personal Property.

(a) Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its material real properties and tangible assets, free and clear of all Liens other than Permitted Liens.

(b) Each of Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had a Material Adverse Effect. Except as set forth on Section 3.17 of the Company Disclosure Letter, none of the leased property is subject to any sublease, license or other agreement granting to any Person or entity (other than Company or one of its Subsidiaries) any right to the use, occupancy or enjoyment of the premises or any portion thereof. Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate, and leased property or any portion thereof or interest therein. Neither Company nor any of its Subsidiaries owns any real estate.

This Section 3.17 does not relate to Intellectual Property, which is the subject of Section 3.18.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all currently active registered Marks, Domain Names, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by Company or any of its Subsidiaries as of the date hereof and that are material to the businesses of Company or any of its Subsidiaries (collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is, to the knowledge of Company, valid and enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Company, no such action is or has been threatened with respect to any of Company Registered IP.

(b) Except as, individually or in the aggregate, has not had a Material Adverse Effect, Company or its Subsidiaries (i) own exclusively (subject to any non-exclusive licenses granted by Company or its Subsidiaries), free and clear of any and all Liens (other than Permitted Liens), all Company Registered IP, and (ii) have the right to use all other Intellectual Property that is used in the business of Company or any of its Subsidiaries and is material to the businesses of Company or any of its Subsidiaries.

(c) Each of Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and maintain the confidentiality of all information of Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of Company, none of the activities or operations of Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted in any Intellectual Property of any third party and neither Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Material Adverse Effect. To Company’s knowledge, no third party is misappropriating, infringing, or diluting any Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries that is material to any of the businesses of Company or any of its Subsidiaries. To the knowledge of Company, no Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries that is material to any of the businesses of Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Company or any of its Subsidiaries.

(e) To the knowledge of Company, no IT Assets that are material to the business of Company or any of its Subsidiaries or to any of their operations, have not materially malfunctioned or materially failed within the last three (3) years. Company and its Subsidiaries have implemented commercially reasonable measures, consistent with industry standards, to protect the confidentiality and security of the IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that is consistent with customary industry practice.

Section 3.19 State Takeover Statutes. Company has elected pursuant to the Company Charter not to be governed by Section 203 of the DGCL, and the restrictions on business combinations of Section 203 of the DGCL shall not apply to this Agreement and the transactions contemplated hereby, including the Merger. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.20 Related Party Transactions. No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned or used by Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”) that has not been so disclosed. Any Affiliate Transaction with respect to Company as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to Company or any of its Subsidiaries as would have been obtainable by Company or its applicable Subsidiary in a similar transaction with an unaffiliated third party.

Section 3.21 Certain Payments. Neither Company nor any of its Subsidiaries (nor, to the knowledge of Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.22 Customers and Suppliers. Section 3.22 of the Company Disclosure Letter sets forth a list of (a) the 10 largest customers of Company (on a consolidated basis) for the twelve months ended December 31, 2009 and for the eight months ended August 31, 2010 and the percentage of consolidated volume attributable to such customer and (b) the 10 largest suppliers of Company (on a consolidated basis) for the twelve months ended December 31, 2009 and for the eight months ended August 31, 2010 and the percentage of consolidated costs attributable to such supplier. To the knowledge of the Company, neither Company nor any of its Subsidiaries has received any written communication or notice from any of the 10 largest customers of Company (on a consolidated basis) for the eight months ended August 31, 2010 of (i) its intention to terminate or materially reduce its relationship with Company or any of its Subsidiaries or (ii) any material dispute, claim, or planned Action against Company or any of its Subsidiaries or any officer, director or employee of Company or any of its Subsidiaries (excluding ordinary course disputes regarding invoices and SLA credits).

Section 3.23 Import/Export Controls. Each of Company and its Subsidiaries is in material compliance, and since January 1, 2007, has been in material compliance with all applicable Laws relating to import and export controls and economic sanctions. Neither Company nor any of its Subsidiaries has, since January 1, 2007, and in a manner which would have a Material Adverse Effect: (a) directly or indirectly, imported, exported, re-exported, sold or otherwise transferred (including transfers to non-United States Persons located in the United States) any goods, software, technology or services in material violation of applicable Laws relating to import and export controls and economic sanctions; (b) made a voluntary or directed disclosure with respect to violations of such Laws; or (c) been subject to any (i) material claim, Action, audit, compliance assessment or focused assessment for alleged or actual material underpayment of import and export duties, export fees, export Taxes, or unauthorized exports, re-exports, transfers, or provision of services; (ii) suspension of export privileges; or (iii) enforcement action or material sanction by any Governmental Entity arising under such Laws.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities, Inc., the fees and expenses of which will be paid by Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Affiliates. Company has provided to Parent a true, correct and complete copy of the engagement letter and fee arrangement with Deutsche Bank Securities, Inc.

Section 3.25 Opinion of Financial Advisor. Company has received the opinion of Deutsche Bank Securities, Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. As promptly as possible after the execution of this Agreement, Company shall deliver a true and complete copy of such opinion to Parent (solely for informational purposes).

Section 3.26 No Additional Representations.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent, or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had a Parent Material Adverse Effect.

(b) Since the date of its incorporation, Merger Sub has not engaged in any activities except as contemplated by this Agreement.

(c) Parent has previously made available to Company true and complete copies of Parent’s certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”) as are in full force and effect. Parent is not in violation of any provision of the Parent Charter or Parent Bylaws. Parent has heretofore delivered to Company a true and complete copy of Merger Sub’s certificate of incorporation (the “Merger Sub Charter”) and bylaws (the “Merger Sub Bylaws”) as in full force and effect. Merger Sub is not in violation of any provision of the Merger Sub Charter or Merger Sub Bylaws.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) the Merger Sub Charter or Merger Sub Bylaws, (iii) any Contract to which Parent or its Subsidiaries is a party or by which Parent or its Subsidiaries or any of their respective properties or assets may be bound, or (iv) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or its Subsidiaries or by which Parent or its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (iii) and (iv), as individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and filings or applications that may be required under the Antitrust Laws of any non-U.S. jurisdictions, (ii) the filing of notices or applications with the Federal Communications Commission and various state public utilities commissions in connection with the transactions contemplated herein, and the grant of any such applications where required, and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Litigation. There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than Actions that, individually or in the aggregate, would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.6 Financing. Parent has delivered to Company a true, complete and correct copy of the executed commitment letter, dated as of October 28, 2010, among Parent, Barclays Capital, the investment banking division of Barclays Bank PLC, Credit Suisse AG and Credit Suisse Securities (USA) LLC (collectively with their affiliates, the “Financing Sources”), (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Payment Fund) and related fees and expenses and the refinancing of any outstanding Indebtedness of Company (the “Debt Financing”). Parent has delivered to Company a true, complete and correct copy of the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub and Carlyle Partners V, L.P. (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”), which amount, assuming the accuracy of the representations and warranties set forth in Sections 3.2, 3.6 and 3.8, will be sufficient together with the proceeds of the Debt Financing and the cash and cash equivalents available to Parent and Company, to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including (i) the payment of any amounts required to be paid pursuant to Article II, (ii) the payment of any Indebtedness of Company and any of its Subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger, including all Indebtedness of Company and its Subsidiaries in respect of Company’s 7 3/4% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes”), and (iii) the payment of all fees and expenses reasonably expected to be incurred by Parent and Merger Sub in connection therewith (collectively, the “Funding Obligations”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, as of the date hereof, no such amendment or modification is contemplated, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Commitments are in full force and effect and each constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto. Except for a fee letter relating to fees with respect to the Debt Financing and an engagement letter (complete copies of which have been provided to Company, with only fee amounts and certain economic terms of the market flex (none of which provide for additional conditions precedent or other contingencies to the Debt Financing or which would adversely effect the amount or availability of the Debt Financing) redacted), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to Company prior to the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Article III, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent and Merger Sub, any other party thereto under any of the Financing Commitments. Subject to the satisfaction of the conditions contained in Sections 6.1 and 6.2, as of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Funding Obligations will not be available to Parent on the Closing Date. Assuming the accuracy of the representations and warranties set forth in Article III and compliance by Company of its covenants and agreements hereunder and subject to the satisfaction of the conditions of the Financing, the aggregate proceeds from the Financing, together with the cash and cash equivalents available to Company, are sufficient to satisfy the Funding Obligations. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Debt Financing Commitments.

Section 4.7 Guarantee. Concurrently with the execution of this Agreement, Sponsor has delivered to Company the duly executed Guarantee. The Guarantee is in full force and effect and is a valid, binding and enforceable obligation of Sponsor. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under the Guarantee.

Section 4.8 Brokers. No broker, investment banker, financial advisor or other Person, other than Evercore Partners, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 4.9 No Additional Representations.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to Company, its Subsidiaries or any of their Affiliates or Representatives with respect to any oral or written information furnished or made available to Company, its Subsidiaries or any of their Affiliates or Representatives in the course of their negotiation of this Agreement or in the course of the transactions contemplated hereby, except for the representations and warranties made by Parent and Merger Sub in this Article IV.

(b) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither Company nor any other Person has made or is making any representations or warranties relating to Company whatsoever, express or implied, beyond those expressly given by Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent or any of its Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent, such consent not to be unreasonably withheld or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain in effect all existing Permits, preserve its assets, rights and properties in good repair and condition and preserve its relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed, to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, (iii) other than in connection with the full acceleration of vesting of Stock Options, Restricted Stock and Stock Units as contemplated by Section 2.2 of this Agreement, split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, except in the case of clause (iii), for the issuance of Shares upon the exercise or settlement of Stock Options or Stock Units (A) outstanding on October 27, 2010, (B) issued upon the exercise of ESPP Options (subject to Section 2.2) or (C) permitted to be issued under this Section 5.1, in each case, in accordance with their terms, or (iv) enter into any agreement with respect to the voting of any of its capital stock or other equity interests;

(b) authorize for issuance, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof, other than the issuance of Shares upon the exercise or settlement of Stock Options or Stock Units outstanding on October 27, 2010 or issued after such date pursuant to this Section 5.1, in each case in accordance with their terms as in effect on such date, or issued upon the exercise of ESPP Options (subject to Section 2.2);

(c) amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to Company and its Subsidiaries, other than inventory and equipment acquired in the ordinary course of business consistent with past practice and other acquisitions for which the fair market value of the total consideration paid by Company and its Subsidiaries does not exceed $5,000,000 individually, or $25,000,000 in the aggregate;

(e) (i) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein (including, but not limited to, Intellectual Property of Company and its Subsidiaries, other than (1) non-exclusive licenses granted in the ordinary course of business consistent with past practice and (2) non-disclosure agreements that provide for only limited, non-exclusive use rights of Intellectual Property for evaluation purposes only), except for sales of inventory and equipment in the ordinary course of business consistent with past practice and sales of other assets for which the book value or sales price, whichever is higher, does not exceed $5,000,000 individually or in the aggregate, or (ii) except in the ordinary course of business consistent with past practice, intentionally abandon, fail to maintain, or otherwise permit the lapse of, or fail to promptly revive after discovery of any lapse, any right relating to any material Intellectual Property of Company and its Subsidiaries;

(f) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(g) (A) incur, create, assume, guarantee or otherwise become liable for, any Indebtedness, other than (i) borrowings under the Company Credit Agreement and (ii) Indebtedness (to the extent it does not relate to or arise out of Indebtedness for borrowed money) that does not exceed $10,000,000 in the aggregate, or (B) (i) amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than Company or any direct or indirect wholly owned Subsidiary of Company (provided that the foregoing shall not include the extension of trade credit to customers in the ordinary course of business consistent with past practice);

(h) (i) modify or amend in any material respect, terminate (other than in accordance with its terms), cancel or extend any Material Contract or expressly waive any material benefits under any Material Contract or

(ii) enter into any Contract that if in effect on the date hereof would be a Material Contract; provided, however, that Company and its Subsidiaries shall be permitted to take the actions restricted in clause (i) or (ii) with respect to any Material Contract that is not related to any of the customers or suppliers listed in Section 3.22 of the Company Disclosure Letter if such actions are taken in the ordinary course of business consistent with past practice;

(i) change in any material respect its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(j) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election, file any material Tax Return in a manner inconsistent with past practice or adopt or change in any material respect any method of accounting for Tax purposes or surrender any right to claim a material Tax refund;

(k) other than in connection with the full acceleration of vesting of Stock Options, Restricted Stock and Stock Units as contemplated by Section 2.2 of this Agreement, (i) grant any current or former employee, director or officer any increase in, or acceleration of vesting or payment of, compensation, bonus or other benefits, or grant of any type of compensation or benefits to any current or former employee, director or officer not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former employee, director or officer, other than increases in cash compensation in the ordinary course of business consistent with past practice, (ii) grant or pay (other than in accordance with the terms of any Company Plan in existence on the date hereof) to any current or former employee, director or officer any severance, change in control or termination pay, or make any modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any terms and conditions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or as permitted by Section 5.1(b) pursuant to the terms of any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, other than as required by applicable Law, (v) adopt any new material employee benefit plan or arrangement or amend or modify in any material respect or terminate any existing Company Plan, other than as required by applicable Law, or (vi) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or similar agreements with or for the benefit of any officers, directors or employees (other than offer letters to newly-hired employees or officers whose base annual compensation does not exceed $275,000 that, in the aggregate, do not result in a material increase in benefits or compensation expense of Company);

(l) settle or compromise any litigation, audit, claim or action against Company or any of its Subsidiaries other than settlements or compromises of litigations, audits, claims or actions where the amounts paid in settlement or compromise do not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(m) forgive any loans to employees, officers, directors or any of their Affiliates;

(n) other than as set forth in the capital budgets set forth in Section 5.1 of the Company Disclosure Letter, make or authorize any capital expenditures in excess of $5,000,000 in the aggregate; or

(o) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation.

(a) Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, cooperate with or knowingly encourage or facilitate (including by way of furnishing non-public information or data) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons any non-public information or data with respect to or for the purpose of facilitating, any Acquisition Proposal; provided, that Company, its Subsidiaries and each of their respective Representatives may, in response to an inquiry not made pursuant to an action prohibited by this Section 5.2, inform the Person making such inquiry that Company and its Subsidiaries are bound by an agreement including a non solicitation provision that prohibits discussions or negotiations, subject to limited exceptions, or (iii) enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement requiring Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger. Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, (A) immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all confidential information previously furnished, and (C) not terminate, waive, amend, release or modify any provision of any standstill agreement to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (1) Company receives a bona fide written Acquisition Proposal, (2) such Acquisition Proposal was not the result of a material violation of this Section 5.2(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be inconsistent with its fiduciary duties under applicable Law, then Company may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person (and in any event within 24 hours) and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal; provided, further, that Company shall promptly provide to Parent (and in any event within 48 hours) (i) an unredacted copy of any Acquisition Proposal made in writing provided to Company, and the identity of the Person making the Acquisition Proposal and (ii) a written summary of the material terms and conditions of any such Acquisition Proposal not made in writing.

(b) Neither the Company Board nor any committee thereof shall (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in any manner adverse to Parent, the Company Recommendation, or (B) adopt, approve or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) cause or permit Company to enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement (each, an “Alternative Acquisition Agreement”) constituting any Acquisition Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, if an Intervening Event occurs or if Company is in receipt of a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with independent financial advisors and outside counsel, is a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which are offered by Parent (including pursuant to clause (iii) below) and after consultation with its outside counsel, the Company Board determines in good faith, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may, (x) make an Adverse Recommendation Change or (y) solely with respect to a Superior Proposal, terminate this Agreement pursuant to

Section 7.1(d)(iii) and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination Company pays the Termination Fee and otherwise complies with the provisions of Section 7.1(d)(iii) and Section 7.3; provided, further, that the Company Board may not effect an Adverse Change Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) Company shall not have breached this Section 5.2 in any material respect and (B)

(i) such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) Company has given Parent at least seventy-two (72) hours’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the party making such Superior Proposal); and

(iii) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a Alternative Acquisition Agreement with respect to such Superior Proposal, Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, and/or the Financing Commitments such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall have recommenced and Company shall be required to comply with its obligations under this Section 5.2 with respect to such new written notice, except that the deadline for such new written notice shall be reduced to forty-eight (48) hours (rather than seventy-two (72) hours referenced in clause (ii) above).

(c) In addition to the obligations of Company set forth in Sections 5.2(a) and (b), Company promptly (and in any event within 48 hours) shall advise Parent in writing in the event Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or (ii) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal) or any request to engage in negotiation that is reasonably likely to lead to or that contemplates or relates to an Acquisition Proposal, in each case together with the material terms and conditions of such Acquisition Proposal or request and the identity of the Person making any such Acquisition Proposal or request. Company shall keep Parent reasonably informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Nothing contained in this Section 5.2 shall prohibit Company from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), or (ii) making any disclosure to the stockholders of Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, that in no event shall this Section 5.2(d) affect the obligations of Company specified in Sections 5.2(b) and

(c) (and for the avoidance of doubt, nothing in this Section 5.2(d) shall effect a determination that an Adverse Recommendation Change has occurred pursuant to Section 5.2(b)); and provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms the Company Recommendation within the period that is no later than the earlier of (x) 10 Business Days after such disclosure or (y) 2 Business Days prior to the Stockholders Meeting.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of Company and its Subsidiaries that generate more than 20% of the net revenues or net income or that represent more 20% of the total assets (based on fair market value), of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) more than 20% of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company or (C) involving businesses of Company or any of its Subsidiaries, individually or taken together, which businesses constitute more than 20% of the net revenues, net income or total assets (based on fair market value) of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including financing, timing, stockholder litigation and breakup fee and expense reimbursement provisions) and the Person making the proposal, (A) if consummated would be more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by this Agreement and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 5.3 Proxy Statement; Stockholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, Company shall prepare and file with the SEC the Proxy Statement. Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to Company’s stockholders as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement. Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC to amend the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and Company shall use its reasonable best efforts to respond (with the assistance of Parent) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to Company or any Subsidiary of Company, or any change occurs with respect to information supplied by or on behalf of Company or Parent, respectively, for inclusion in the Proxy Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, Company or Parent, as applicable, shall promptly notify the other of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by Parent.

(b) Company shall, as promptly as reasonably practicable after the date hereof, take all action necessary in accordance with Delaware Law and the Company Charter and the Company Bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement for the purpose of obtaining the Stockholder Approval. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), Company, through the Company Board, shall (x) recommend to Company’s stockholders that they adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”), (y) include the Company Recommendation in the Proxy Statement and (z) solicit Stockholder Approval. Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change; provided, that the foregoing shall not prohibit accurate disclosure in the Proxy Statement or otherwise (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the business, financial condition or results of operations of Company or the fact that an Acquisition Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal, to the extent the Company Board determines in good faith (after consultation with outside counsel) that such information, facts, identity or terms are required to be disclosed under applicable Law.

Section 5.4 Access to Information; Confidentiality.

(a) Subject to applicable Law, Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Company shall cause each of its Subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities Laws and which is not generally available on the EDGAR internet database and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (including all work papers of its auditors and all Tax Returns filed and those in preparation); provided, that neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law. In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including Antitrust Laws.

(b) All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and Company, dated as of September 1, 2010 (the “Confidentiality Agreement”).

(c) No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement (other than the Company Disclosure Letter) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and all other filings, registrations and notices under Foreign Antitrust Laws and that the parties otherwise mutually reasonably agree are appropriate and necessary with the applicable Governmental Entities under any other applicable Antitrust Laws within the time periods specified thereunder (or, if such time period is not specified, within a reasonable time), (iii) vigorously resist, contest or defend any Action (including administrative or judicial Actions) challenging the Merger or the completion of the transactions contemplated hereby, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement without the prior written consent of the other party. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b) Notwithstanding any other provision of this Agreement to the contrary, Parent shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Surviving Corporation or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, the Surviving Corporation, or any of their respective Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Outside Date). Company shall not, without the written consent of Parent, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in this Section 5.5(b).

Section 5.6 Takeover Laws. Each of Company and Parent and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be satisfied if the Closing were to then occur or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party hereunder; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume and perform all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current or former directors and officers of Company as provided in the Company Charter or the Company Bylaws as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law, and to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors.

(b) For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person currently covered by Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that (i) Parent or the Surviving Corporation may substitute therefor “tail” policies of an insurance company with the same or better rating as Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof or (ii) Parent may request that Company obtain such extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.8(b) in excess of 300% of the amount of the aggregate premiums paid by Company for fiscal year 2010 for such purpose (which fiscal year 2010 premiums are hereby represented and warranted by Company to be as set forth in Section 5.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 5.9 Employees.

(a) After the Effective Time and through December 31, 2011, (i) the Surviving Corporation shall cause each individual employed by Company as of the Closing Date to receive a base salary, annual bonus opportunity (but not equity or equity-based compensation awards), 401(k) and health and welfare benefits substantially comparable in the aggregate to that in effect immediately prior to the Closing Date, and (ii) the severance plans and policies set forth in the Company Disclosure Letter with respect to Section 5.9(a) covering employees of Company and its Subsidiaries shall remain in effect. Nothing contained in this Section 5.9 or any other provision of this Agreement, whether express or implied, (A) shall be construed to create (x) any third-party beneficiary or other rights in any current or former employee, director, consultant or independent contractor of Company or its Subsidiaries or any other individual associated therewith (including any dependent or beneficiary thereof) or any other Person other than the parties to this Agreement (including, without limitation, any union, works council or collective bargaining representative or any participant in any Company Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof)) or (y) any right to employment or continued employment for any specified period or to a particular term or condition of employment with the Surviving Corporation or its Affiliates or (B) subject to compliance with the first sentence of this Section 5.9(a), shall limit the right of Parent, Company, Surviving Corporation and/or any of their respective Subsidiaries to amend, terminate or otherwise modify any Company Plan or other benefit plan, agreement or other arrangement.

(b) For all purposes (including but not limited to purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent (such employee benefit plans of Parent shall be referred to hereinafter as the “New Plans”) providing benefits to (i) any employee of Company or its Affiliates on or after the Effective Time (such employees shall be referred to hereinafter as the “Company Employees”), each Company Employee shall be credited with his or her years of service with Company and its Affiliates and their respective predecessors to the same extent as such Company Employee was entitled to credit for such service under any applicable similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Transition Date, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, for the purposes of equity or equity-based plans, or to the extent that its application would result in a duplication of benefits with respect to the same period of service. “Transition Date” means, with respect to any Company Employee, the date Parent or the Surviving Corporation commences providing benefits to such employee with respect to each New Plan.

(c) In addition, and without limiting the generality of the foregoing, as of the Transition Date, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to provide that (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans of Parent to the extent coverage under such New Plan is similar in type to an applicable Company employee benefit plan in which such Company Employee was participating immediately prior to the Transition Date (such plans of Company prior to the Transition Date collectively, the “Old Plans”); (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee, and his or her covered dependents, unless such conditions would not have been waived under the similar plans of Company or its Affiliates, in which such Company Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (C) any eligible expenses incurred by such Company Employee, and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date to be taken into account under such New Plan, to the extent taken into account under such Old Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) For the avoidance of doubt, nothing in this Section shall require Parent or the Surviving Corporation to provide benefits to any Company Employee under any New Plans, if any, prior to January 1, 2012.

Section 5.10 Public Announcements. Parent and Company shall, to the extent reasonably practicable, consult with one another before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not, without the prior consent of the other party, which consent shall not be unreasonably withheld, issue any such press release or make any public announcement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, or in connection with any press release or public announcements with respect to any Acquisition Proposal or Adverse Recommendation Change in compliance with Section 5.2.

Section 5.11 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Commitments if such amendment, modification or waiver would, or would reasonably be expected to, (v) reduce the aggregate amount of the Debt Financing, (w) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, (x) delay or prevent the Closing Date, (y) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Subject to the limitations set forth in this Section, Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the financing under the Debt Financing Commitments or the consummation of the transactions contemplated by this Agreement. Parent shall deliver to Company a copy of any proposed amendment, replacement, supplement, waiver or modification to the Financing Commitments or any of the definitive agreements with respect thereto to Company at least 1 Business Day prior to the proposed execution of the same. For purposes of this Section 5.12, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 5.12(a) and references to “Financing Commitments” or “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 5.12(a). Without limiting the foregoing, Parent and Merger Sub shall use their reasonable best efforts to (i) maintain in effect the Debt Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity

Financing Commitments) at or prior to Closing and otherwise comply with their respective obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) consummate the Financing at or prior to the Closing, (v) enforce their respective rights under the Debt Financing Commitments, including to the extent required by Section 8.10, and (vi) cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitments (or such lesser amount as may be required to consummate the Merger and the other transactions contemplated hereby) (including by taking enforcement action to cause such lenders and the other Persons providing such Financing to fund such Financing to the extent required by Section 8.10). Without limiting the generality of the foregoing, Parent and Merger Sub shall give Company prompt notice if Parent obtains actual knowledge: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. Not in limitation of their obligations to provide such information without request as provided in the preceding sentence, as soon as reasonably practicable, but in any event within five (5) Business Days after the date Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent than those set forth in the Debt Financing Commitment, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the earlier of the last business day of the Marketing Period.

(b) Prior to the Closing, Company shall use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing, including (i) furnishing Parent and Merger Sub and their Financing Sources the Essential Marketing Information, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the Chief Executive Officer, Chief Financial Officer and General Counsel of Company and other members of senior management and Representatives of Company), presentations, customary high yield road shows during the Marketing Period, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (iii) assisting Parent and its Financing Sources in the preparation of customary offering memoranda suitable for use in a “high yield road show” relating to offering of the Senior Notes (as defined below) in a form reasonably acceptable to Parent and its Financing Sources relating to the placing or selling or obtaining commitments for the purchase or acquisition of the Senior Notes, including discussion of Company, financial statements, pro forma financials statements and other financial data of the type and form customarily included in offering memoranda, private placements memoranda and similar documents customarily used in Rule 144A offerings, to consummate an offering of the Senior Notes (which, for the avoidance of doubt, shall not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of

Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), and supplements and final versions of such offering document; (iv) assisting Parent and its Financing Sources in the preparation of customary bank information memoranda, rating agency presentations and lender presentations relating to the Debt Financing, (v) cooperating with the marketing efforts of Parent and its Financing Sources for all or any portion of the Debt Financing, (vi) providing and executing documents as may be reasonably requested by Parent, including a certificate of the Chief Financial Officer of Company with respect to solvency matters substantially in the form attached to the Debt Financing Commitment, (vii) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, and (viii) using commercially reasonable efforts to obtain customary comfort letters by auditors of Company (including customary “negative assurances”) with respect to information in the offering document, which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings by affiliates of the Sponsor, and legal opinions reasonably requested by Parent and customary for financings similar to the Financing; provided, however, that, (a) irrespective of the above, no obligation of Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and none of Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Company or its Subsidiaries and (c) none of Company or any of its Subsidiaries shall be required to issue any offering or information document. None of Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs for which Parent is require to reimburse Company as provided below) in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall indemnify and hold harmless Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 5.12(b)) and any information utilized in connection therewith (other than historical information relating to Company or its Subsidiaries provided by Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by Company, reimburse Company for all documented and reasonable out-of-pocket costs incurred by Company or its Subsidiaries in connection with this Section 5.12(b). Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Company or any of its Subsidiaries.

(c) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VI. In addition, the completion of the issuance of senior notes (the “Senior Notes”) contemplated by the Debt Financing Commitments is not a condition to Closing. In the event that all or any portion of the Debt Financing to be obtained through the issuance of the Senior Notes as contemplated by the Debt Financing Commitments has not been obtained on or prior to the Closing, Parent shall use its reasonable best efforts to cause, no later than the Closing, the senior unsecured credit facility to be drawn and the proceeds of the senior unsecured credit facility contemplated by the Debt Financing Commitments to be used to replace such portion of the Senior Notes not issued at Closing.

Section 5.13 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of Company, threatened in writing, against Company and/or the members of the Company Board prior to the Effective Time, Company shall promptly notify Parent of any such stockholder litigation brought, or, to the knowledge of Company, threatened in writing against Company and/or members of the Company Board and shall keep Parent reasonably informed with respect to the status thereof. Company shall reasonably consult with Parent with respect to the defense or settlement of any stockholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.14 Discontinuance of Regulated Intrastate Telecommunications Services. Company shall use its reasonable best efforts to, prior to the Closing, complete the process of discontinuing its provision of regulated intrastate telecommunications service in each of the states in which it operates and shall keep Parent reasonably informed about the status of such efforts and shall provide Parent with copies of all the documents related thereto, if any.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law.

(b) Antitrust Authorizations. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and Foreign Antitrust Laws shall have expired or been terminated without any limitation, restriction or condition.

(c) No Injunction or Statute. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any Governmental Entity prohibiting consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect at the Effective Time, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, at the Effective Time, restricts, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent and Merger Sub, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 3.2, Section 3.4, Section 3.5(a)(i), Section 3.8(b), Section 3.19, and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded). Solely for the purposes of clause (i) above, if one or more inaccuracies in Section 3.2 would cause the aggregate amount required to be paid by Parent or Merger Sub to effectuate the Merger, indirectly acquire all of the outstanding equity interests in Company’s Subsidiaries, and consummate the related transactions to be consummated on the Closing Date and pay all fees and expenses in connection therewith, including pursuant to Article II, to increase by $3,000,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (i) of this Section 6.2(a).

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of Company certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had a Material Adverse Effect.

(e) FIRPTA Affidavit. Company shall have delivered to Parent an executed affidavit dated as of the Closing Date, in accordance with Treasury Regulation Section 1.897-2(h), certifying that an interest in Company is not a U.S. real property interest within the meaning of Section 897(c), in form and substance reasonably acceptable to Parent.

(f) Regulatory Authorizations. The Federal Communications Commission shall have consented to the transfer of control of the Company and any of its Subsidiaries that holds a Federal Communications Commission Permit to Parent, without having imposed any conditions materially adverse to Parent.

Section 6.3 Conditions to the Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

Section 6.4 Frustration of Closing Conditions. Neither Parent nor Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company (except as otherwise specified in this Section 7.1), with any termination by Parent also being an effective termination by Merger Sub:

(a) by mutual written consent of Parent and Company; or

(b) by either Parent or Company:

(i) if the Merger shall not have been consummated on or before March 31, 2011 (the “Outside Date”) provided, that, (A) in the event that the Marketing Period has commenced but not been completed at the time of the Outside Date, then the Outside Date shall, at the option of Parent, be extended until two (2) Business Days after the final day of the Marketing Period; and (B) neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

(ii) if any court of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Stockholder Approval having been obtained; or

(c) by Parent:

(i) if Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 (a “Company Terminating Breach”) and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing; or

(ii) if Company or the Company Board (or any committee thereof) shall (A) have effected an Adverse Change Recommendation, (B) approve, adopt, publicly endorse or recommend an Acquisition Proposal, or cause or permit Company or any of its Subsidiaries to enter into, an Alternative Acquisition Agreement for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (C) have failed to publicly reaffirm the Company Recommendation upon the written request therefor by Parent by the earlier of (x) ten (10) Business Days following a written request by Parent and (y) two (2) Business Days prior to the Stockholders Meeting, (D) have failed to, within ten (10) Business Days after a tender or exchange offer relating to the securities of Company shall have been commenced, announced a statement disclosing that Company recommends the rejection of such tender or exchange offer or (E) Company or the Company Board (or any committee thereof) shall have announced its intention to do any of the foregoing; or

(d) by Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 (a “Parent Terminating Breach”) and

(B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing; or

(ii) if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those other conditions that, by their nature, cannot be satisfied until the Closing Date, but which would be satisfied if the Closing Date were the date of such termination) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days after the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date; provided, that during such two (2) Business Day period following the date the Closing should have occurred pursuant to Section 1.2, no party shall be entitled to terminate this Agreement pursuant to Section 7.1(b)(i); or

(iii) prior to obtaining the Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 5.2(b), Company pays the Termination Fee due under Section 7.3.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Company, except that the Confidentiality Agreement, the Guarantee and the provisions of Section 5.10 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All filing and other fees paid in respect of HSR Act and pursuant to other applicable Antitrust Laws shall be paid entirely by Parent.

(b) In the event that:

(i) (A)(x) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), and prior to the breach giving rise to such right of termination, a bona fide Acquisition Proposal has been announced, disclosed or otherwise communicated to the Company Board and such Acquisition Proposal has not been publicly withdrawn or (y) this Agreement is terminated by Company or Parent pursuant to Section 7.1(b)(iii), and prior to the Stockholder Meeting, an Acquisition Proposal has been announced, disclosed or otherwise communicated and not been publicly withdrawn and (B) within 12 months after the date of such termination, a transaction in respect of any Acquisition Proposal is consummated or Company enters into a definitive agreement in respect of any Acquisition Proposal that is later consummated; or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Company pursuant to Section 7.1(d)(iii);

then, in any such event, Company shall pay to Parent a termination fee of $60,000,000 (the “Termination Fee”), it being understood that in no event shall Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by

Parent pursuant to Section 7.1(c)(ii), and (iii) at the time of termination, in the case of termination by Company pursuant to Section 7.1(d)(iii).

(c) In the event that this Agreement is terminated by (1) Parent or Company pursuant to (i) Section 7.1(b)(i) and all of the conditions to Closing set forth in Sections 6.1 and 6.2 (other than (x) the conditions set forth in Sections 6.1(b) (solely insofar as it relates to Foreign Antitrust Laws), Section 6.1(c) (solely insofar as the matters set forth therein arise from Foreign Antitrust Laws or actions taken by the Federal Communications Commission) and Section 6.2(f) and (y) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but which would be satisfied if the Closing Date were the date of such termination) have been satisfied or (ii) Section 7.1(b)(ii) (solely insofar as the matters set forth therein arise from Foreign Antitrust Laws or actions taken by the Federal Communications Commission), then Parent shall pay to Company as liquidated damages an amount equal to $60,000,000 by wire transfer of same day funds, at the time of termination in the case of a termination by Parent or within two Business Days after such termination in the case of a termination by Company.

(d) In the event that this Agreement is terminated by Company pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii), then Parent shall pay to Company as liquidated damages an amount equal to $120,000,000, minus any reimbursement and indemnification obligations of Parent pursuant to Section 5.12(b), by wire transfer of same day funds, within two Business Days after such termination. Any fee payable or paid by Parent pursuant to Section 7.3(c) or 7.3(d) shall be referred to herein as a “Parent Termination Fee”.

(e) Each of Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If Company fails promptly to pay any amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts set forth in Section 7.3(b), Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b) from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Prime Rate”). If Parent fails promptly to pay any amounts due pursuant to Section 7.3(c) or 7.3(d), and, in order to obtain such payment, Company commences a suit that results in a judgment against Parent for the amounts set forth in Section 7.3(c) or 7.3(d), Parent shall pay to Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(c) or 7.3(d) from the date of termination of this Agreement at a rate per annum equal to the Prime Rate.

(f) Notwithstanding anything herein to the contrary, if Parent and Merger Sub fail to effect the Closing for any or no reason or otherwise breach this Agreement or fail to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.10, in light of the difficulty of accurately determining actual damages with respect to the foregoing, Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent and Merger Sub for any breach, loss or damage shall be to terminate this Agreement as provided, and only to the extent provided in Section 7.1(d), and receive payment of the Parent Termination Fee under and only to the extent provided in Section 7.3(c) or 7.3(d). Upon payment of the Parent Termination Fee, in accordance with the terms of this Agreement, no Person shall have any rights or claims against a Parent Party or any Financing Sources (including the parties to the transactions contemplated by the Debt Financing Commitment) or their respective Affiliates (each a “Lender Related Party”) under this Agreement, the Financing Commitments or otherwise (whether at law, in equity, in contract, in tort or otherwise), and neither Parent nor Merger Sub shall have any further liability or obligation relating to or arising out of this Agreement or the Merger (including the Financing), and Company agrees to cause any Action pending in connection with this Agreement or the Merger (including any Action related to the Financing Commitments) to be terminated, other than an Action to recover payment of the Parent Termination Fee, when permitted and to the extent set forth in this Agreement or for specific performance solely under the circumstances and as specifically set forth in Section 8.10. Nothing in this Section 7.3(f) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or Merger Sub may be liable under this Agreement or any transaction (including the Financing).

(g) Except for the payment by Parent of the Parent Termination Fee, as applicable, when required and to the extent set forth in this Agreement, no Parent Party or Lender Related Party shall have any liability for any damages to Company or any Subsidiary in connection with this Agreement or the Merger, and in no event shall any party hereto be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages, including, but not limited to, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of the Merger (including the Financing).

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained; provided, that after the Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation to:

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention:	James A. Attwood, Jr.
Facsimile:	(212) 813-4901

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:	Edward Sonnenschein
Eric Schwartzman
Facsimile:	(212) 751-4864

if to Company, to:

Syniverse Holdings, Inc.

8125 Highwoods Palm Way

Tampa, FL 33647-1776

Attention:	Laura Binion
Facsimile:	(813) 637-5882

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

950 F Street, N.W.

Washington, D.C. 20006

Attention:	David E. Brown, Jr.
Facsimile:	(202) 654-4945

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreements need not prohibit the submission of Acquisition Proposals or amendments thereto to Company in accordance with Section 5.2; provided, however that an Acceptable Confidentiality Agreement shall not include any agreement which prohibits Company from providing to Parent any information required to be provided to Parent by Company or the Company Board pursuant to Section 5.2.

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(c) “Antitrust Laws” means the HSR Act, the EC Merger Regulation, and any competition, merger control and antitrust Law of the European Union, any applicable European Union member states and European Free Trade Association states, and any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed.

(e) “Company Credit Agreement” means the Credit Agreement, dated February 15, 2005, among Company, Syniverse Technologies, Inc., as Borrower, the several Lenders from time to time parties thereto, Lehman Brothers Inc., as Lead Arranger and Book Manager, LaSalle Bank Association as syndication and agent, and Lehman Commercial Paper Inc., as Administrative Agent, as amended by that certain First Amendment to Credit Agreement, dated August 8, 2007 among Company, Syniverse Technologies, Inc. and Lehman Commercial Paper, Inc. as amended by that first Amendment, dated August 9, 2007 among the parties thereto (and as may be further amended, restated, amended and restated, or otherwise modified from time to time), and the Guarantee and Collateral Agreement, dated February 15, 2005, among Company, Syniverse Technologies, Inc. and certain of their respective Subsidiaries, and Lehman Commercial Paper Inc., as Administrative Agent.

(f) “Contract” means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, Permit, concession or franchise, whether oral or written (including all amendments to any of the forgoing).

(g) “control” (including the terms “controlled, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(h) “EC Merger Regulation” means Council Regulation (EC) No 139/2004 of January 20, 2004 on the control of concentrations between undertakings, as amended.

(i) “Essential Marketing Information” shall mean, as of any date, (i) such financial statements, financial data and other pertinent information regarding Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, made on any date during the relevant period and specified in writing by Parent to Company not later than twenty (20) days after the date hereof (provided that in no circumstance shall Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), and (ii) such other information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of Company and its Subsidiaries on any date during the relevant period; provided, however, that if Company shall in good faith reasonably believe it has delivered the Essential Marketing Information following satisfaction of the conditions set forth in clause (b) of the definition of Marketing Period, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes Company has not completed delivery of the Essential Marketing Information and, within three (3) Business Days of the delivery of such notice by Company, delivers a written notice to Company to that effect (stating with specificity the Essential Marketing Information that Parent reasonably believes Company has not delivered).

(j) “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(k) “Federal Communications Commission” means the United States Federal Communications Commission or any successor entity.

(l) “Foreign Antitrust Laws” means the Antitrust Laws of Austria and any other jurisdiction as Parent shall reasonably determine after consultation with Company.

(m) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, court, commission or body.

(n) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(o) “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) all obligations evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) all obligations in respect of the deferred purchase price of goods or services to the extent such obligations exceed the unpaid balance of the purchase price therefor (it being agreed that vendor financing in connection with the purchase of goods or services which does not exceed the unpaid balance of the purchase price of such goods or services shall not constitute Indebtedness), (iv) any capital lease obligations, (v) interest rate or currency obligations, including swaps, hedges or similar arrangements, (vi) obligations evidenced by letters of credit or (vii) any guarantee or any such indebtedness of any other Person.

(p) “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names); (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(q) “Intervening Event” means a material event, development or change in circumstance that occurs, arises or becomes known to the Company Board following the date of this Agreement and that has not occurred or is unknown to the Company Board as of the date of this Agreement; provided, however, that an Acquisition Proposal or Superior Proposal shall in no event be considered an Intervening Event.

(r) “IRS” means the Internal Revenue Service.

(s) “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by Company and its Subsidiaries and used by Company or any of its Subsidiaries in the operation of the business of Company or any of its Subsidiaries.

(t) “knowledge” of any party means (i) with respect to Company, the actual knowledge of the chief executive officer, chief financial officer, chief technology officer or general counsel of Company and (ii) with respect to Parent, the actual knowledge of James A. Atwood, Mark Johnson and Kristen Ankerbrandt, and in each case without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(u) “Law” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, writ, injunction, decree, arbitration award, agency requirement, license or permit or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

(v) “Marketing Period” shall mean the first period of twenty (20) consecutive calendar days after the date of this Agreement throughout which (A) Parent shall have the Essential Marketing Information and (B) the conditions set forth in Sections 6.1 and 6.2 shall have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive calendar day period; provided, however, that if such twenty (20) consecutive day period has not ended prior to November 25, 2010, then it will not commence until November 29, 2010; provided, further, that if the Marketing Period has not ended on or prior to December 23, 2010, the Marketing Period shall not be deemed to have commenced until January 4, 2011 for any purpose hereunder; and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Documents (or if the Essential Marketing Information includes Company’s audited financial statements as of, and for the 12 month period ending December 31, 2010, with respect to the audited financial statements dated as of such date).

(w) “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Company to consummate, or prevents or materially delays the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts (1) generally affecting the telecommunications industry, or the economy or the financial or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (3) reflecting or resulting from changes in Law or GAAP after the date hereof, (4) resulting from the announcement or pendency of the transactions contemplated by this Agreement, (5) any affirmative action taken by Company that is required by this Agreement, (6) the failure to take action as a result of any restrictions or prohibitions set forth in this Agreement with respect to which Parent has refused to provide a waiver in a timely manner or at all, (7) changes in the trading price of the Shares between the date of this Agreement and the Effective Time, (8) any failure by Company to meet published or unpublished revenue or earnings projections or budgets, (9) the downgrade in rating of any debt or debt securities of Company, and (10) any legal claims or other proceedings made by any holder of Shares arising from a breach of fiduciary duties relating to this Agreement; except with respect to clauses (1), (2) and (3), to the extent, and only to the extent of such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to Company and its Subsidiaries, taken as a whole, when compared to other Persons operating in the geographies and industry or industries in which Company and its Subsidiaries operate; provided, that clauses (5) and (6) shall not apply in determining the accuracy of any representation of Company with respect to the effect of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby; and provided, further, that, with respect to clauses (7), (8) and (9), the facts and circumstances giving rise to such decline in the trading price of the Shares or any failure to meet published or unpublished projections or budgets or downgrade in ratings may be deemed to constitute and taken into account when determining whether there has been a Material Adverse Effect.

(x) “NYSE” means the New York Stock Exchange, Inc.

(y) “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that would reasonably be expected to materially impair the ability of Parent to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement.

(z) “Parent Party” means, collectively, Parent, Merger Sub, equity funding sources and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing.

(aa) “Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and adequately reserved in accordance with GAAP in the most recent Company SEC Documents, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Company or such Subsidiary consistent with past practice, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Company and its Subsidiaries as currently conducted, (iv) restrictions on transfers under applicable securities Laws, or (v) in the case of Company, Liens arising under the Company Credit Agreement.

(bb) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(cc) “PBGC” means the Pension Benefit Guaranty Corporation.

(dd) “Representatives” means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, financing source, attorney, accountant or other advisor, agent or representative of such Person.

(ee) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(ff) “SEC” means the Securities and Exchange Commission.

(gg) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(hh) “Significant Subsidiary” has the meaning assigned to such term in Regulation S-X promulgated by the SEC.

(ii) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(jj) “Taxes” means (A) an amount mandatorily payable to a Governmental Entity other than for a specific economic benefit to the payer, whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) an amount described in clause (A) for which a Person is liable as a result of being a member of an Affiliated, consolidated, combined or unitary group, and (C) an amount for which a Person is liable as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B).

(kk) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. Where a reference in this Agreement is made to any agreement (including this Agreement), Contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Notwithstanding the foregoing clause, (i) following the Effective Time (but not unless and until the Effective Time occurs), the provisions of Section 5.8 shall be enforceable by each indemnified party or other third-party beneficiary described therein and the provisions of Article II may be enforced by any holder of Shares, Stock Options, Restricted Stock, Stock Units, or ESPP Options and (ii) each of the Persons whose liability is limited in accordance with Sections 7.3(f), 7.3(g), 8.10(b) and 8.16 to the extent provided therein, including, without limitation the Financing Sources, and each such Person shall be express third party beneficiaries of, and shall be entitled to rely on, Sections 7.3(f), 7.3(g), 8.10(b), 8.12 and 8.16 and this Section 8.6(b). Notwithstanding anything to the contrary contained herein, Sections 7.3(f), 7.3(g), 8.10(b), 8.12 and 8.16 and this Section 8.6(b) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.3(f), 7.3(g), 8.10(b), 8.12 and 8.16 and this Section 8.6(b)) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign this Agreement (in whole but not in part) to any Affiliate of Parent by written notice to Company. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy (including the right of any party to terminate this Agreement pursuant to Section 7.1 and receive the amounts set forth in Section 7.3, as applicable) to which such party is entitled at law or in equity; provided, however, that, notwithstanding anything in this Agreement to the contrary, the right of Company to obtain an injunction, specific performance or other equitable relief shall be limited to Company being entitled to seek, prior to the valid termination of this Agreement in accordance with Section 7.1, specific performance (x) of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to effect the Merger in accordance with Section 1.2, but only in the event that (i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 5.12, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Section 1.2 will occur, (y) against Parent to require Parent to use its reasonable best efforts to enforce the terms of the Debt Financing Commitments, but only in the event that (i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (ii) all conditions to the consummation of the Debt Financing contemplated by the Debt Financing Commitments (other than the receipt of the Equity Financing and those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied and remain satisfied, and (iii) Company has irrevocably confirmed to Parent and the sources of the Debt Financing contemplated by the Debt Financing Commitments in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing pursuant to Section 1.2 will occur and (z) Parent’s obligations pursuant to Article V of this Agreement to the extent not provided for in clauses (x) and (y) above, which shall exclusively govern the enforcement of the actions described therein. For the avoidance of doubt, under no circumstance shall Company be permitted or entitled to receive both a grant of specific performance (which is only available to the extent expressly permitted by this Section 8.10(a)) and payment of the Parent Termination Fee (which is only available to the extent, expressly permitted by 7.3(c)). Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(b) Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 Facsimile Signature. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Company and Merger Sub acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16 No Personal Liability of Directors, Officers, Owners Etc.

(a) Without limiting the rights of Parent or it Affiliates under this Article VIII, Parent and Merger Sub acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Parent or its Affiliates, any of the former, current or future directors, officers, employees, agents, stockholders, affiliates or assignees of Company (other than Company to the extent provided in this Agreement), through Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

(b) Without limiting the rights of Company under and to the extent provided in Article VIII or the Guarantee, Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Company and its Affiliates, any of the Parent Parties (other than Parent and Merger Sub to the extent provided in this Agreement), through either Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of either Parent or any other Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUCCANEER HOLDINGS, INC.

By:	/s/ James A. Attwood, Jr.
Name: James A. Attwood, Jr.
Title: Chief Executive Officer

BUCCANEER MERGER SUB, INC.

By:	/s/ James A. Attwood, Jr.
Name: James A. Attwood, Jr.
Title: President

SYNIVERSE HOLDINGS, INC.

By:	/s/ Tony G. Holcombe
Name: Tony G. Holcombe
Title: Chief Executive Officer and President

[Signature Page to Merger Agreement]

ANNEX B

Deutsche Bank Securities Inc. Mergers & Acquisitions 60 Wall Street New York, NY 10005

October 28, 2010

Board of Directors

Syniverse Holdings, Inc.

8125 Highwoods Palm Way

Tampa, Florida 33647

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Syniverse Holdings, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of October 28, 2010 (the “Merger Agreement”), among Buccaneer Holdings, Inc. (“Parent”), Buccaneer Merger Sub, Inc., a subsidiary of Parent (“Merger Sub”), and the Company, which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company, other than dissenting shares and shares owned by the Company, any wholly owned subsidiary of the Company, Parent or Merger Sub, will be converted into the right to receive $31.00 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Parent and its affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations or acquisition transactions which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or

Board of Directors

Syniverse Holdings, Inc.

liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or the combined company (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any material waiver, modification or amendment of any term, condition or agreement. We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and for the use and benefit of, the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders (excluding Parent and its affiliates) of Company Common Stock as of the date hereof. This opinion does not address any other terms of the Transaction, the Merger Agreement or any other agreement entered into in connection therewith. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which became payable upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including having acted as financial advisor to the Company in connection with its acquisition of the messaging business of VeriSign, Inc. in October 2009, as financial advisor to the Company in connection with its adoption of a shareholder rights plan in November 2008 and as joint lead arranger, joint bookrunner and syndication agent with respect to the Company’s $464,000,000

Board of Directors

Syniverse Holdings, Inc.

senior secured credit facility since August 2007 (under which the DB Group has an aggregate credit commitment of approximately $27,000,000 as of the date hereof ). In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to The Carlyle Group, an affiliate of Parent (“Carlyle”), and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including having acted as financial advisor to Carlyle in connection with its acquisition of Healthscope Ltd. in October 2010, as joint lead arranger and joint bookrunner with respect to a $500,000,000 credit facility of United Components, Inc., a portfolio company of Carlyle, in September 2010, as financial advisor to Carlyle in connection with its sale of Otor S.A., a portfolio company of Carlyle, in July 2010, and as joint bookrunner with respect to the initial public offering of SS&C Technologies Holdings, Inc., a portfolio company of Carlyle, in March 2010. Further, members of the DB Group currently, and may in the future, co-invest with Carlyle and its affiliates and invest in limited partnership units or other securities of affiliates of Carlyle. A portion of the proceeds from the Transaction will be used to repay indebtedness of the Company which has been extended in part by one or more members of the DB Group. The DB Group may also provide investment and commercial banking services to the Company, Parent and their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent and its affiliates.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPIES – SUBJECT TO COMPLETION

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

THIS PROXY IS SOLICITED ON BEHALF OF SYNIVERSE HOLDING, INC.’S BOARD OF

DIRECTORS

The undersigned hereby appoints Tony G. Holcombe and Laura E. Binion, and each of them, proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Syniverse Holdings, Inc., a Delaware corporation (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on [—], 2011, at [—] a.m. local time at [—], or at any adjournments thereof, with all the power the undersigned would possess if personally present, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder:

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

SYNIVERSE HOLDINGS, INC.

[—] , 2011

PROXY VOTING INSTRUCTIONS

INTERNET— Access [—] and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE— Call toll-free [—] in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the special meeting.

MAIL— Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON— You may vote your shares of common stock in person by attending the special meeting.

\/ To vote by mail, please detach along the perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.
1.	To adopt the Agreement and Plan of Merger, dated as of October 28, 2010, as it may be amended from time to time, by and among Syniverse Holdings, Inc., Buccaneer Holdings, Inc. and Buccaneer Merger Sub, Inc.	☐ For	☐ Against	☐ Abstain

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.
2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND “FOR” ITEM 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each shareholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated:

Signature of Shareholder

Signatures of Other Shareholder (if held jointly)

Title(s)